SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

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Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a

Aetna Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2002 Aetna Inc.

Notice of Annual Meeting and
Proxy Statement
and
Aetna 2001 Annual Report,
Financial Report

Aetna Inc. 151 Farmington Avenue Hartford, Connecticut 06156	John W. Rowe, M.D. Chairman, President and Chief Executive Officer

To Our Shareholders:

Aetna Inc.’s 2002 Annual Meeting of Shareholders will be held on Friday, April 26, 2002, at 9:30 a.m. at our Company Headquarters in Hartford, Connecticut, and I hope you will attend.

This booklet includes the formal notice of the Annual Meeting and Aetna’s 2002 Proxy Statement. This year, for the first time, Aetna’s 2001 Annual Report, Financial Report also is included in this booklet.

At the meeting, in addition to specific agenda items, I will discuss generally the operations of Aetna. I welcome any questions you have concerning Aetna and will provide time during the meeting for questions from shareholders.

If you are unable to attend the Annual Meeting, it is still important that your shares be represented. Please vote your shares promptly.

John W. Rowe, M.D.
Chairman, President and Chief Executive Officer
March 20, 2002

2002 Aetna Inc.

Notice of Annual Meeting
and
Proxy Statement

Aetna Inc. 151 Farmington Avenue Hartford, Connecticut 06156	William J. Casazza Vice President and Corporate Secretary

Notice of Annual Meeting of Shareholders of Aetna Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Aetna Inc. will be held at the Company’s Headquarters, 151 Farmington Avenue, Hartford, Connecticut, on Friday, April 26, 2002, at 9:30 a.m. for the following purposes:

1.     To elect three Directors to terms expiring at the 2004 Annual Meeting;

2.     To approve the appointment of KPMG LLP as independent auditors for the current calendar year;

3.     To approve Aetna’s Employee Stock Purchase Plan;

4.     To consider and act on two shareholder proposals, if properly presented at the meeting; and

5.     To transact any other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 22, 2002 as the record date for determination of the shareholders entitled to vote at the Annual Meeting or any adjournment thereof.

The Annual Meeting is open to all shareholders or their authorized representatives. In order to attend the Annual Meeting, you must present an admission ticket. You may request a ticket in advance by following the instructions below. Shareholders who do not have admission tickets will be admitted only following proof of share ownership. If you hold Aetna Common Shares in your own name, please signify your intention to attend by checking the appropriate box on your proxy card. If you hold your shares through the Aetna Incentive Savings Plan, please indicate your intention to attend by checking the appropriate box on your voting instruction card. If you hold your shares through a broker, bank or other holder of record and plan to attend, you must send a written request to attend along with proof that you own the shares (such as a copy of your brokerage or bank account statement) to the Corporate Secretary at the above address.

It is important that your shares be represented and voted at the Annual Meeting. You can only vote your shares by marking, signing, dating and promptly returning the enclosed WHITE proxy card in the postage-paid envelope furnished for that purpose. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted.

This Proxy Statement booklet, including the 2001 Annual Report, Financial Report, and the Company’s 2001 Annual Report are available on Aetna’s Internet site at http://www.aetna.com/ investor/ proxy.htm and http://www.aetna.com/ investor/ annualrept.htm, respectively.

By order of the Board of Directors,

William J. Casazza
Vice President and Corporate Secretary
March 20, 2002

Aetna 2001 Annual Report, Financial Report
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
General Information
I. Election of Directors
Aetna Nominees for Directorships with Terms Expiring at the 2004 Annual Meeting
Advance Notice of Shareholder Nominees
Directors Continuing in Office with Terms Expiring at the 2003 Annual Meeting
Directors Continuing in Office with Terms Expiring at the 2004 Annual Meeting
Director Compensation in 2001
Other Information Regarding Directors
Committees of the Board
Certain Transactions and Relationships
Section 16(a) Beneficial Ownership Reporting Compliance
Security Ownership of Certain Beneficial Owners, Directors, Nominees and Executive Officers
Beneficial Ownership Table
Executive Compensation
Summary Compensation Table
Stock Option Grants Table
Stock Option Exercises and December 31, 2001 Stock Option Value Table
Long-Term Incentive Awards Table
Pension Plan
Other Agreements
Report of the Committee on Compensation and Organization
Report of the Audit Committee
Corporate Performance Graph
II. Appointment of Auditors
III. Approval of Aetna Inc. Employee Stock Purchase Plan
IV. Shareholder Proposal to Implement Cumulative Voting in the Election of Directors
V. Shareholder Proposal Relating to Shareholder Rights Plans
Additional Information
APPENDIX A

Questions and Answers About the Proxy Materials and the Annual Meeting		1

General Information		7

I.	Election of Directors	7

	Aetna Nominees for Directorships with Terms Expiring at the 2004 Annual Meeting	8

	Advance Notice of Shareholder Nominees	9

	Directors Continuing in Office with Terms Expiring at the 2003 Annual Meeting	10

	Directors Continuing in Office with Terms Expiring at the 2004 Annual Meeting	12

	Director Compensation in 2001	14

	Other Information Regarding Directors	15

	Committees of the Board	16

	Certain Transactions and Relationships	17

	Section 16(a) Beneficial Ownership Reporting Compliance	17

	Security Ownership of Certain Beneficial Owners, Directors, Nominees and Executive Officers	18

	Beneficial Ownership Table	19

	Executive Compensation	21

	Summary Compensation Table	21

	Stock Option Grants Table	23

	Stock Option Exercises and December 31, 2001 Stock Option Value Table	24

	Long-Term Incentive Awards Table	25

	Pension Plan	25

	Other Agreements	26

	Report of the Committee on Compensation and Organization	28

	Report of the Audit Committee	31

	Corporate Performance Graph	33

II.	Appointment of Auditors	34

III.	Approval of Aetna Inc. Employee Stock Purchase Plan	36

IV.	Shareholder Proposal to Implement Cumulative Voting in the Election of Directors	37

V.	Shareholder Proposal Relating to Shareholder Rights Plans	38

Additional Information		40

Appendix A — Aetna Inc. Employee Stock Purchase Plan		A-1

AETNA INC.

151 FARMINGTON AVENUE, HARTFORD, CONNECTICUT 06156
March 20, 2002

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 26, 2002

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: WHY AM I RECEIVING THESE MATERIALS?

A: The Board of Directors (the “Board”) of Aetna Inc. (“Aetna”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Aetna’s Annual Meeting of Shareholders that will take place on April 26, 2002, and any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. These proxy materials and the enclosed WHITE proxy card are being mailed to shareholders on or about March 20, 2002.

Q: WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A: The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and certain other required information. Our 2001 Annual Report, Financial Report is included in this booklet and also is available to those accessing this Proxy Statement booklet via the Internet.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: There are five proposals scheduled to be voted on at the Annual Meeting:

•	The election of three Directors to terms expiring at the 2004 Annual Meeting.

•	Approval of the appointment of KPMG LLP, independent auditors, to audit the consolidated financial statements of Aetna and its subsidiaries (the “Company”) for the year 2002.

•	Approval of Aetna’s Employee Stock Purchase Plan.

•	Consideration of a shareholder proposal relating to cumulative voting in the election of Directors, if properly presented at the Annual Meeting.

•	Consideration of a shareholder proposal relating to shareholder rights plans, if properly presented at the Annual Meeting.

Q: WHAT ARE AETNA’S VOTING RECOMMENDATIONS?

A: The Board recommends that you vote your shares FOR each of Aetna’s nominees to the Board, FOR the approval of the appointment of KPMG LLP as the Company’s independent auditors, FOR the approval of Aetna’s Employee Stock Purchase Plan and AGAINST both shareholder proposals.

Q: WHICH OF MY SHARES CAN I VOTE?

A: You may vote all Aetna Inc. Common Shares, par value $.01 per share (“Common Stock”), you owned as of the close of business on February 22, 2002, the RECORD DATE. These shares include those (1) held directly in your name as the SHAREHOLDER OF RECORD, including shares purchased through Aetna’s DirectSERVICE Investment Program, and (2) held for you as the BENEFICIAL OWNER through a stockbroker, bank or other nominee.

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Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Many Aetna shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	SHAREHOLDER OF RECORD — If your shares are registered directly in your name with Aetna’s Transfer Agent, EquiServe Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and Aetna is sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy to the persons appointed by Aetna or to vote in person at the Annual Meeting. Aetna has enclosed a WHITE proxy card for you to use. Any shares held for you under the DirectSERVICE Investment Program are included on the enclosed WHITE proxy card.

•	BENEFICIAL OWNER — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a proxy, executed in your favor, from the shareholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

Q: HOW CAN I VOTE MY SHARES BEFORE THE ANNUAL MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You must vote shares you hold directly as the shareholder of record by mail. You may be able to submit voting instructions to your broker or nominee over the Internet or by telephone in addition to submitting them by mail. Please refer to the summary instructions below, and please follow carefully the instructions included on your WHITE proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

•	BY MAIL — You may vote by mail by signing and dating your WHITE proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy or voting instruction card, but do not provide instructions, your shares will be voted as described below in WHAT IF I RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Q: HOW CAN I VOTE THE SHARES I HOLD THROUGH THE ISP?

A: Participants in Aetna’s Incentive Savings Plan (the “ISP”) who receive this Proxy Statement in their capacity as participants in the ISP will receive WHITE voting instruction cards in lieu of proxy cards. The voting instruction cards direct the trustee of the ISP how to vote the shares. Shares held in the ISP may be voted only by marking, signing and dating the voting instruction card and mailing it in the postage prepaid envelope provided. Shares held in the ISP for which no directions are received are voted by the trustee in the same percentage as the shares held in the ISP for which directions are received.

Q: CAN I CHANGE MY VOTE?

A: You may change your vote at any time before the polls close at the Annual Meeting. For shares you hold directly in your name, you may change your vote by (1) signing another proxy card with a later date and

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delivering it to us before the date of the Annual Meeting or (2) attending the Annual Meeting in person and voting your shares at the Annual Meeting. The last-dated proxy card will be the only one that counts. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee in a manner that allows your broker or nominee sufficient time to vote your shares.

Q: CAN I VOTE AT THE ANNUAL MEETING?

A: You may vote your shares at the Annual Meeting if you attend in person. You may vote shares you hold directly in your name by completing a ballot at the Annual Meeting. You may only vote the shares you hold in street name at the Annual Meeting if you bring to the Annual Meeting a proxy, executed in your favor, from the shareholder of record.

Q: HOW CAN I VOTE ON EACH PROPOSAL?

A: In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. For all the other proposals, you may vote FOR, AGAINST or ABSTAIN.

Q:	WHAT IF I RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

A: All shares entitled to vote and represented by properly completed proxy cards received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions.

If you sign and date your WHITE proxy card with no further instructions, your shares will be voted (1) FOR the election of each of Aetna’s nominee Directors named on pages 8 and 9 of this Proxy Statement, (2) FOR the approval of KPMG LLP as the Company’s independent auditors for 2002, (3) FOR the approval of Aetna’s Employee Stock Purchase Plan and (4) AGAINST both shareholder proposals.

If you sign and date your broker voting instruction card with no further instructions, your shares will be voted as described on your broker voting instruction card.

If you sign and date your WHITE ISP voting instruction card with no further instructions, any shares you hold in the ISP will be voted by the trustee as described above in HOW CAN I VOTE THE SHARES I HOLD THROUGH THE ISP?

Q: WHAT IF I DON’T RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD?

A: Shares that you hold directly in your name will not be voted at the Annual Meeting. Shares that you beneficially own that are held in the name of a brokerage firm or other nominee may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange rules, brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of Directors (unless a third party solicits votes for its own nominees), the approval of KPMG LLP as the Company’s independent auditors and the approval of Aetna’s Employee Stock Purchase Plan are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at the Annual Meeting are not considered routine under the applicable rules, and therefore brokerage firms may not vote unvoted shares on those matters. Any shares you hold through Aetna’s ISP will be voted by the trustee as described above in HOW CAN I VOTE THE SHARES I HOLD THROUGH THE ISP?

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all WHITE proxy and WHITE voting instruction cards you receive.

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Q: HOW CAN I OBTAIN AN ADMISSION TICKET FOR THE MEETING?

A: In order to attend the Annual Meeting, you must present an admission ticket. You may request a ticket in advance by following these instructions. Shareholders who do not have admission tickets will be admitted only following proof of share ownership. If you hold Aetna Common Stock directly as the shareholder of record, please signify your intention to attend by checking the appropriate box on your WHITE proxy card. If you hold your shares through the Aetna Incentive Savings Plan, please indicate your intention to attend by checking the appropriate box on your WHITE voting instruction card. If your shares are held in street name and you plan to attend, you must send a written request to attend along with proof that you own the shares (such as a copy of your brokerage or bank account statement) to Aetna’s Corporate Secretary at 151 Farmington Avenue, RC4A, Hartford, Connecticut 06156.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will publish results of the meeting in a Quarterly Report on Form 10-Q.

Q: WHAT CLASS OF SHARES IS ENTITLED TO BE VOTED?

A: Each share of Aetna’s Common Stock outstanding as of the close of business on February 22, 2002, the RECORD DATE, is entitled to one vote at the Annual Meeting. On February 22, 2002, we had 144,908,566 shares of Common Stock outstanding.

Q: HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A: A majority of the shares of Common Stock outstanding as of the close of business on February 22, 2002 must be present in person or by proxy for us to hold the Annual Meeting and transact business. This is referred to as a quorum. Both abstentions and broker nonvotes are counted as present for the purpose of determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS AND HOW WILL VOTES BE COUNTED?

A: Under Pennsylvania corporation law, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker nonvotes are not considered “votes cast.” Directors are elected by a plurality of votes cast. Shareholder approval of each other proposal to be considered at the Annual Meeting occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker nonvotes, as described above in HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

A: Aetna will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, except that you will pay certain expenses for Internet access if you choose to access the proxy materials over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers and employees, none of whom will receive any additional compensation for such solicitation activities. We also have hired Georgeson Shareholder Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes for a fee of $18,500 plus reasonable out-of-pocket expenses for these services. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Aetna Common Stock.

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Q: DOES AETNA OFFER SHAREHOLDERS THE OPTION OF VIEWING ANNUAL REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS VIA THE INTERNET?

A: Yes. Aetna offers shareholders of record the option to view future annual reports to shareholders and proxy statements via the Internet instead of receiving paper copies of these documents in the mail. The 2002 Aetna Inc. Notice of Annual Meeting and Proxy Statement and Aetna 2001 Annual Report, Financial Report and Aetna’s 2001 Annual Report are available on Aetna’s Internet site at http://www.aetna.com/investor/proxy.htm and http://www.aetna.com/investor/annualrept.htm, respectively. Under Pennsylvania law, Aetna may provide shareholders who give the Company their e-mail addresses with electronic notice of its shareholder meetings as described below.

If you are a shareholder of record, you can choose this option and save Aetna the cost of producing and mailing these documents in the future by following the instructions under “HOW DO I ELECT THIS OPTION?” below. If you hold your shares through a broker, bank or other holder of record, check the information provided by that entity for instructions on how to elect to view future notices of shareholder meetings, proxy statements and annual reports over the Internet.

If you are a shareholder of record and choose to receive future notices of shareholder meetings by e-mail and view future proxy statements and annual reports over the Internet, you must supply an e-mail address, and you will receive your notice of the meeting by e-mail when those materials are posted. That notice will include instructions and contain the Internet address of those materials.

Many shareholders who hold their shares through a broker, bank or other holder of record and who elect electronic access will receive an e-mail containing the Internet address to access Aetna’s notices of shareholder meetings, proxy statements and annual reports when those materials are posted.

Q: HOW DO I ELECT THIS OPTION?

A: If you are a record shareholder and are interested in receiving future notices of shareholder meetings by e-mail and viewing future annual reports and proxy statements on the Internet, instead of receiving paper copies of these documents, please do the following:

(1) You will need your account number, which can be found above your name and address on your dividend check stub, and your social security number, if you have a social security number.

(2) Go to the web site http://www.econsent.com/aet.

(3) Review Important Considerations and Frequently Asked Questions.

(4) Follow the prompts.

Q: ARE ANY DIRECTORS NOT STANDING FOR RE-ELECTION?

A: Yes. William H. Donaldson is retiring from the Board as of the Annual Meeting because he has reached our mandatory retirement age. Under the terms of Aetna’s By-Laws, the Board has reduced the size of the Board to eleven members effective immediately prior to the opening of the Annual Meeting. In the future, the Board may increase the size of the Board and appoint new Directors.

Q: WHAT IF A DIRECTOR NOMINEE IS UNWILLING OR UNABLE TO SERVE?

A: If for any unforeseen reason any of Aetna’s nominees is not available as a candidate for Director, the persons named as proxy holders on your WHITE proxy card may vote your shares for such other candidate or candidates as may be nominated by the Board, or the Board may reduce the number of Directors to be elected.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE MEETING?

A: Other than the election of Directors and other proposals described in this Proxy Statement, Aetna has not received proper notice of, and is not aware of, any matters to be presented for a vote at the Annual Meeting.

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If you grant a proxy using the enclosed WHITE proxy card, the persons named as proxies on the enclosed WHITE proxy card, or any of them, will have discretion to, and intend to, vote your shares according to their best judgment on any additional proposals or other matters properly presented for a vote at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.

Q:	MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF SHAREHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A: You may submit proposals for consideration at future annual meetings, including Director nominations.

•	SHAREHOLDER PROPOSALS: In order for a shareholder proposal to be considered for inclusion in Aetna’s proxy statement for next year’s Annual Meeting, the written proposal must be RECEIVED by the Corporate Secretary no later than November 20, 2002. SUCH PROPOSALS MUST BE SENT TO: CORPORATE SECRETARY, AETNA INC., 151 FARMINGTON AVENUE, RC4A, HARTFORD, CT 06156. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in Aetna sponsored proxy materials.

In order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be RECEIVED by Aetna’s Corporate Secretary at least 90 calendar days before the date of next year’s Annual Meeting and must contain the information required by Aetna’s By-Laws. Please note that the 90-day advance notice requirement relates only to matters a shareholder wishes to bring before the Annual Meeting from the floor. It does not apply to proposals that a shareholder wishes to have included in Aetna’s proxy statement; that procedure is explained in the paragraph above.

•	NOMINATION OF DIRECTOR CANDIDATES: You may propose Director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. In addition, Aetna’s By-Laws permit shareholders to nominate Directors at a shareholder meeting. In order to make a Director nomination at a shareholder meeting, the shareholder’s written notice must be RECEIVED by Aetna’s Corporate Secretary at least 90 calendar days before the date of next year’s Annual Meeting and must contain the information required by Aetna’s By-Laws.

•	COPY OF BY-LAWS PROVISIONS: You may contact the Corporate Secretary at Aetna’s Headquarters for a copy of the relevant provisions of Aetna’s By-Laws regarding the requirements for making shareholder proposals and nominating Director candidates.

Q: MAY SHAREHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

A: Yes. You can ask questions regarding each of the items to be voted on when those items are discussed at the Annual Meeting. Also, shareholders will be given an opportunity to ask questions of general interest at the end of the Annual Meeting.

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General Information

Prior to December 13, 2000, Aetna, a Pennsylvania corporation (formerly Aetna U.S. Healthcare Inc.), was a subsidiary of a Connecticut corporation named Aetna Inc. (“former Aetna”). On December 13, 2000, Aetna changed its name to Aetna Inc., and Aetna’s Common Stock was distributed by former Aetna to its shareholders in a spin-off. As part of the same transaction, former Aetna, which was then comprised of its financial services and international businesses, merged with a subsidiary of ING Groep N.V. (collectively, the “Transaction”). Where indicated, the information contained in this Proxy Statement relates to former Aetna prior to the Transaction; otherwise the information contained in this Proxy Statement relates to the Company.

I.       Election of Directors

Aetna will nominate three individuals for election as Directors at the Annual Meeting (the “Nominees”). The terms of office for the Directors to be elected at this meeting will run until the Annual Meeting in 2004 and until their successors are duly elected and qualified. The Directors elected at the Annual Meeting together with the eight Directors whose terms continue beyond the Annual Meeting (the “Continuing Directors”), will comprise the Board. At and after Aetna’s Annual Meeting in 2004, shareholders will elect all Directors annually for a one-year term.

All Nominees are currently Directors of Aetna. The following pages list the names and ages of the Nominees and the Continuing Directors as of the date of the Annual Meeting, the year each first became a Director of Aetna, the principal occupation and publicly traded company directorships of each as of February 22, 2002, and a brief description of the business experience of each for at least the last five years.

On July 19, 1996, Aetna Life and Casualty Company (“AL&C”) and Aetna (then known as U.S. Healthcare, Inc. (“USHC”)) consummated a transaction pursuant to which each became a wholly-owned subsidiary of former Aetna (the “USHC Merger”). The information presented includes a Director’s prior service with AL&C, USHC and former Aetna, as appropriate. Former Aetna, AL&C and USHC are collectively referred to as Aetna’s Predecessors.

The three individuals (or such lesser number if the Board has reduced the number of Directors to be elected at the Annual Meeting as described above under WHAT IF A DIRECTOR NOMINEE IS UNWILLING OR UNABLE TO SERVE?) receiving the greatest number of votes cast at the Annual Meeting will be elected Directors.

The Board recommends a vote FOR each of the three Nominees. If you complete the enclosed WHITE proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR the election of the three Nominees.

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Aetna Nominees for Directorships with Terms Expiring at the 2004 Annual Meeting

Director since 2000 Director of Aetna’s Predecessors from 1995 to 2000	Ellen M. Hancock, age 59, is the former Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. (Internet system and network management services). Mrs. Hancock joined Exodus in March 1998 and served as Chairman from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001, and President from March 1998 to June 2000. Mrs. Hancock held various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services) from 1966 to 1995. She became a Vice President of IBM in 1985 and served as President, Communication Products Division, from 1986 to 1988, when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in November 1992, and in 1993 was appointed Senior Vice President and Group Executive, which position she held until February 1995. Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996 and served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers) from July 1996 to July 1997. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products).
Director since 2001	Joseph P. Newhouse, age 60, is the John D. MacArthur Professor of Health Policy and Management at Harvard University, a position he assumed in 1988. At Harvard, he also is a Director of the Division of Health Policy Research and Education, a Director of the Interfaculty Initiative on Health Policy, Chair of the Committee on Higher Degrees in Health Policy and a member of the faculties of the John F. Kennedy School of Government, the Harvard Medical School, the Harvard School of Public Health and the Faculty of Arts and Sciences. Prior to joining Harvard, Dr. Newhouse held various positions at The RAND Corporation from 1968 to 1988, serving as a faculty member of the RAND Graduate School from 1972 to 1988, as Deputy Program Manager for Health Sciences Research from 1971 to 1988, Senior Staff Economist from 1972 to 1981, Head of the Economics Department from 1981 to 1985 and as a Senior Corporate Fellow from 1985 to 1988. Dr. Newhouse is the Editor of the Journal of Health Economics, which he founded in 1981. He is a Faculty Research Associate of the National Bureau of Economic Research, a member of the Medicare Payment Advisory Commission, a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Newhouse is the author of Free for All: Lessons from the RAND Health Insurance Experiment. He also serves on the Board of Directors of Aetna Foundation, Inc.

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Director since 2000 Director of Aetna’s Predecessors from 1995 to 2000	Judith Rodin, age 57, became President of the University of Pennsylvania in July 1994 where she also holds positions on the faculty as Professor of Psychology in the School of Arts and Sciences, as Professor of Medicine and Psychiatry in the School of Medicine, and as Chair of the Fox Leadership Program. Prior to assuming her current position, Dr. Rodin had served as Provost of Yale University since 1992. Dr. Rodin joined the Yale faculty in 1972, and held teaching and research positions of increasing responsibility in the Department of Psychology. She became a Professor of Psychology in 1979 and a Professor of Medicine and Psychiatry in 1985, and served as Chair of the Department of Psychology from 1989 to 1991 and Dean of the Graduate School of Arts and Sciences from 1991 to 1992 when she became Provost. Dr. Rodin has published more than 200 articles and chapters in academic publications and authored or co-authored ten books. Dr. Rodin is a director of AMR Corporation and its subsidiary, American Airlines, Inc., and Electronic Data Systems Corporation (information technology services) and a director of 43 of the mutual funds managed by The BlackRock Funds.

Advance Notice of Shareholder Nominees

Providence Investors, LLC, which was the record owner of 1,000 shares of Common Stock at the close of business on February 22, 2002, has notified Aetna of its intention to nominate four individuals in opposition to the three nominees of your Board. According to information provided by Providence Investors, LLC, for which Aetna disclaims any responsibility, these individuals are: Herbert A. Denton, President, Providence Capital, 730 Fifth Avenue, Suite 2101, New York, NY 10019; Chris C. Riedel, private investor, 213 Forrester Road, Los Gatos, CA 95032; Lawrence G. Schafran, Managing General Partner of L.G. Schafran & Associates, LLC, Banyon Strategic Realty Trust, 2625 Butterfield, IL 60523; and James F. Bingham, Jr., Chief Financial Officer, Winklevoss Group, The Winklevoss Group, 500 West Putnam Avenue, Greenwich, CT 06830.

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Directors Continuing in Office with Terms Expiring at the 2003 Annual Meeting

Director since 2000 Director of Aetna’s Predecessors from 1994 to 2000	Betsy Z. Cohen, age 60, is Chairman, Chief Executive Officer and trustee of Resource Asset Investment Trust (real estate investment trust), a position she assumed in August 1997. She also serves as Chief Executive Officer of The Bancorp.com, Inc. (Internet banking and financial services). From 1999 to 2000, Mrs. Cohen also had served as a director of Hudson United Bancorp (holding company), the successor to JeffBanks, Inc. where she had been Chairman and Chief Executive Officer since its inception in 1981 and also served as Chairman and Chief Executive Officer of its subsidiaries, Jefferson Bank (which she founded in 1974) and Jefferson Bank New Jersey (which she founded in 1987) prior to JeffBanks’ merger with Hudson United Bancorp in December 1999. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen also is a director of The Maine Merchant Bank, LLC and is a trustee of Corporate Office Properties Trust.
Director since 2000 Director of Aetna’s Predecessors from 2000	Jeffrey E. Garten, age 55, is the Dean of the Yale School of Management, a position he assumed in 1995. Mr. Garten held senior posts on the White House Staff and at the U.S. Department of State from 1973 to 1979. He joined Shearson Lehman Brothers (investment banking) in 1979 and served as Managing Director from 1984 to 1987. In 1987, Mr. Garten founded Eliot Group, Inc. (investment banking) and served as President until 1990, when he became Managing Director of The Blackstone Group (private merchant bank). From 1992 to 1993, Mr. Garten was Professor of Finance and Economics at Columbia University’s Graduate School of Business. He was appointed U.S. Under Secretary of Commerce for International Trade in 1993 and served in that position until 1995. Mr. Garten is a director of Calpine Corporation (power company) and a director of 50 Credit Suisse mutual funds. He is the author of A Cold Peace: America, Japan, Germany and the Struggle for Supremacy, The Big Ten: Big Emerging Markets and How They Will Change Our Lives and The Mind of the CEO, and he writes a monthly column for Business Week magazine. He also serves on the Board of Directors of Aetna Foundation, Inc.

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Director since 2000 Director of Aetna’s Predecessors from 1990 to 2000	Jack D. Kuehler, age 69, retired in August 1993 as Vice Chairman and a director of International Business Machines Corporation (information- handling systems, equipment and services), having held various positions with IBM since joining that company in 1958. Prior to his appointment as Vice Chairman of IBM in January 1993, Mr. Kuehler served as President from 1989 to 1993, as Vice Chairman from 1988 to 1989 and as Executive Vice President from 1987 to 1988. Mr. Kuehler is a director of Arch Chemicals Inc. (specialty chemicals), EasyLink Services Corporation (Internet service provider) and The Parsons Corporation (heavy construction and engineering services). He also is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers, Inc.
Director since 2000 Director of Aetna’s Predecessors from 2000	John W. Rowe, M.D., age 57, is Chairman, President and Chief Executive Officer of Aetna. He was appointed Chairman of Aetna on April 1, 2001 and was appointed President and Chief Executive Officer of Aetna on September 15, 2000, when Aetna was the health and related benefits subsidiary of former Aetna. Dr. Rowe continued in his role as President and Chief Executive Officer of Aetna following the Transaction. Dr. Rowe also served as an executive officer of former Aetna from September 15, 2000 until the Transaction. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health, a position he assumed in 1998 after overseeing the 1998 merger of the Mount Sinai and NYU Medical Centers. Dr. Rowe joined The Mount Sinai Hospital and the Mount Sinai School of Medicine as President in 1988. Before that, Dr. Rowe was a Professor of Medicine and the founding Director of the Division on Aging at Harvard Medical School and Chief of Gerontology at Boston’s Beth Israel Hospital. He has authored over 200 scientific publications, mostly on the physiology of the aging process, and a leading textbook of geriatric medicine. Dr. Rowe has received many honors and awards for his research and health policy efforts regarding care of the elderly. He was Director of the MacArthur Foundation Research Network on Successful Aging and is co-author, with Robert Kahn, Ph.D., of Successful Aging. Dr. Rowe is a member of the Institute of Medicine of the National Academy of Sciences and the Medicare Payment Advisory Commission. He also is a director of Cantel Medical Corporation (infection prevention and control products and diagnostic and medical equipment).

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Directors Continuing in Office with Terms Expiring at the 2004 Annual Meeting

Director since 2000 Director of Aetna’s Predecessors from 1979 to 1992 and from 1993 to 2000	Barbara Hackman Franklin, age 62, is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and international trade consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Before her appointment, Ms. Franklin was President and Chief Executive Officer of Franklin Associates (management consulting firm), which she founded in 1984. Ms. Franklin also served as Alternate Representative to the 44th Session of the United Nations General Assembly and as a public member of the Board of the American Institute of Certified Public Accountants and of the Auditing Standards Board. She has received the John J. McCloy award for contributions to audit excellence. Ms. Franklin has served as Senior Fellow of The Wharton School of the University of Pennsylvania, an original Commissioner and Vice Chair of the U.S. Consumer Product Safety Commission, a Staff Assistant to the President of the United States, and an Assistant Vice President of Citibank, N.A. Ms. Franklin is a director of several international organizations, including the U.S. China Business Council, chairs the Asia Studies Advisory Council of the Heritage Foundation, is a trustee of the Economic Club of New York, a member of the Board of Directors of the Associates of the Harvard Business School, and a regular commentator on PBS’ Nightly Business Report. She is a director of The Dow Chemical Company (chemicals, plastics and agricultural products), MedImmune, Inc. (biotechnology company), Milacron Inc. (plastics processing technologies and industrial products for metalworking) and Watson Wyatt & Company (global human capital consulting firm).
Director since 2000 Director of Aetna’s Predecessors from 1994 to 2000	Earl G. Graves, age 67, is Chairman and Chief Executive Officer of Earl G. Graves, Ltd. (a multifaceted communications company) and is the Publisher of Black Enterprise magazine, which he founded in 1970. Additionally, since 1998, Mr. Graves is Managing Director of Black Enterprise/ Greenwich Street Corporate Growth Partners, L.P. Mr. Graves is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Federated Department Stores Inc. (retailer) and Rohm and Haas Company (specialty chemicals and plastics) and is a member of the Supervisory Board of DaimlerChrysler AG (transportation products and financial and other services). Mr. Graves also is a trustee of Howard University and is a member of the Executive Board and Executive Committee of the National Office of the Boy Scouts of America. He also serves on the Board of Directors of Aetna Foundation, Inc.

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Director since 2000 Director of Aetna’s Predecessors from 1993 to 2000	Gerald Greenwald, age 66, is a founding principal of the Greenbriar Equity Group (invests in the global transportation industry). Mr. Greenwald is Chairman Emeritus of UAL Corporation and United Airlines (UAL), its principal subsidiary company. He retired in July 1999 as Chairman and Chief Executive Officer of UAL Corporation and UAL, having served in those positions since July 1994. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer), serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a Director of Calpine Corporation (power company) and Sentigen Holding Corp. (provides goods and services in the domestic biotechnology and pharmaceutical industries). He is also a trustee of the Aspen Institute.
Director since 2000 Director of Aetna’s Predecessors from 1992 to 2000	Michael H. Jordan, age 65, retired on December 31, 1998 as Chairman and Chief Executive Officer of CBS Corporation (media company), having assumed that position with CBS (then Westinghouse Electric Corporation) in 1993. Currently, Mr. Jordan is serving as a General Partner of Global Asset Capital, LLC (private equity investment firm) and as Chairman of the Board of eOriginal, Inc. (electronic document services). He served as Chairman of Clariti Telecommunications International Ltd. (international telecommunications) from December 2000 to December 2001 and as Chairman of Luminant Worldwide Corporation (Internet and electronic commerce services) from September 1999 to May 2001. From 1992 to 1993, Mr. Jordan was a partner with Clayton, Dubilier & Rice, Inc. (private investing firm). Mr. Jordan retired in July 1992 as Chairman and Chief Executive Officer of the PepsiCo International Foods and Beverages Division of PepsiCo, Inc. (snack foods and beverages), having held various positions with PepsiCo since 1974. Mr. Jordan also is a director of Dell Computer Corporation (personal computers), i2 Technologies, Inc. (global provider of e-business solutions), Screaming Media Inc. (global content and technology solutions provider) and WPP Group plc (global communication services company).

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Director Compensation in 2001

The Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews compensation for nonemployee Directors annually. The Nominating Committee’s goal of attracting and retaining qualified Directors is supported through a competitive compensation program that provides remuneration for Directors’ contributions, while offering stock-based compensation alternatives that strengthen the Directors’ mutuality of interests with other shareholders. Directors who are officers of Aetna (including Mr. Donaldson for the period from February 25, 2000, when he became an officer of former Aetna, until April 1, 2001, when he retired as Chairman of Aetna) receive no additional compensation for membership on the Board or any of its Committees. Aetna did not have any nonemployee Directors until immediately prior to the Transaction, when the Directors of former Aetna became Directors of Aetna. The following table sets forth the cash and stock-based compensation Aetna paid to each Nominee and Continuing Director who was an outside Director of Aetna in 2001.

	Cash
	Compensation(1)		Stock Units

	Annual		Number
	Retainer	Meeting	of Units
Name	Fees(2)	Fees(3)	Granted(4)

Betsy Z. Cohen	$33,000	$22,000	350

Barbara Hackman Franklin	36,000	22,000	350

Jeffrey E. Garten	33,000	16,000	350

Earl G. Graves	41,000	20,000	350

Gerald Greenwald	36,000	24,000	350

Ellen M. Hancock	33,000	21,000	350

Michael H. Jordan	36,000	24,000	350

Jack D. Kuehler	36,000	23,000	350

Joseph P. Newhouse	8,250	1,000	1,500

Judith Rodin	33,000	13,000	350

(1)	Under the Aetna Inc. Nonemployee Director Compensation Plan (the “Director Plan”), nonemployee Directors may defer payment of some or all of their annual retainer fees, meeting fees and dividend equivalents paid on stock units to a stock unit or interest account until after they have resigned or retired (as defined in the Director Plan) from the Board. During the period of deferral, amounts deferred to the stock unit account track the value of the Common Stock and earn dividend equivalents. Amounts deferred to the interest account accrue interest pursuant to a formula equal to the rate of interest paid from time to time under a fixed interest rate fund option of Aetna’s ISP for employees (currently yielding 5.70% a year). In 2001, eight Directors deferred all or a portion of their Director cash compensation to a stock unit account. The table above includes cash compensation that was deferred by Directors during 2001 under the Director Plan.

(2)	Aetna currently pays a retainer fee of $25,000 a year to nonemployee Directors for Board membership. Aetna also pays a $4,000 retainer to such Directors for membership on Committees of the Board ($7,000 in the case of each Committee Chair).

(3)	Aetna currently pays $1,000 to outside Directors for attendance at each Board or Committee meeting.

(4)	Pursuant to the Director Plan, nonemployee Directors, upon their initial election to the Board, receive a one-time grant of units convertible upon retirement from Board service into 1,500 shares of Common Stock (“Initial Units”). Directors of former Aetna did not receive additional Initial Units upon their election to Aetna’s Board. Additionally, on the date of each Annual Meeting during the term of the Director Plan, each nonemployee Director will receive units convertible upon retirement from Board service into 350 shares of Common Stock (“Annual Units”). Generally, to become fully vested in the units, a Director must complete, in the case of the Initial Units, three years of service and, in the case of the Annual Units, one year of service following the grant of the units. If service is sooner terminated by reason of death, disability, retirement or acceptance of a position in government service, a Director is entitled to receive the full grant if the Director has completed a minimum of six consecutive months of

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service as a Director since such grant. A Director’s right with respect to unvested units also will vest upon a change-in-control of Aetna (as defined in the Director Plan). Accordingly, all outstanding unvested units convertible into shares of Common Stock of former Aetna vested at the time of the Transaction, and all of these units were adjusted to reflect the Transaction and became convertible into shares of Common Stock. If a Director terminates Board service prior to completion of three years or one year of service, as applicable, from the grant date of any units that have not otherwise vested under the terms of the Director Plan, the Director will be entitled to receive a pro rata portion of the award. Although Directors receive dividend equivalents, they have no voting rights with respect to the shares that are subject to any grant. The units granted are not transferable. Directors also may be granted stock options under the Director Plan.

Other Information Regarding Directors

As part of its overall program of support for charitable institutions and in order to attract and retain qualified Directors, former Aetna established, and Aetna assumed as of the time of the Transaction, the Director Charitable Award Program. Only nonemployee Directors are eligible to participate in the program. The program may be funded by life insurance on the lives of the participating Directors. As a result of the Transaction, each of the Directors except Dr. Newhouse is fully vested in the program. Dr. Newhouse and each new Director who participates in the program will be fully vested in the program upon completion of five years of service as a Director or upon death or disability. Under the program, Aetna intends to make a charitable contribution of $1 million in ten equal annual installments, with the first installment made following each participating Director’s retirement from the Board, allocated among up to five charitable organizations recommended by the Director. Beneficiary organizations recommended by Directors must be, among other things, tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Donations Aetna ultimately pays are expected to be deductible from taxable income for purposes of U.S. federal and other income taxes payable by Aetna. Directors derive no personal financial or tax benefit from the program, since all insurance proceeds and charitable deductions accrue solely to Aetna. The program will not result in a material cost to Aetna.

Aetna provides $150,000 of group life insurance for its nonemployee Directors. Optional medical, dental and long-term care coverage for outside Directors and their eligible dependents is available to Directors at a cost similar to that charged to Aetna employees.

Aetna’s goal is to increase over time the proportion of stock-based compensation that will be received by the Directors.

The Board met 10 times in 2001. During 2001, each Director attended 75 percent or more of the combined aggregate meetings of the Board and the Committees of the Board on which he or she served, except Dr. Newhouse, who joined the Board on September 28, 2001 and missed one meeting because of a pre-existing commitment. The average attendance by all Directors was over 92 percent.

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Committees of the Board

The following table presents, as of December 31, 2001, the key Committees of the Board, the membership of such Committees and the number of times each such Committee met in 2001.

Committee

Nominating
			Compensation					and
			and					Corporate
Nominee/Director	Audit		Organization	Executive		Investment		Governance

Betsy Z. Cohen			X			X

William H. Donaldson						X		X

Barbara Hackman Franklin	X	*						X

Jeffrey E. Garten	X

Earl G. Graves	X			X				X

Gerald Greenwald			X					X *

Ellen M. Hancock	X							X

Michael H. Jordan			X *					X

Jack D. Kuehler			X			X	*

Joseph P. Newhouse						X

Judith Rodin				X		X

John W. Rowe, M.D.				X	*

Number of Meetings in 2001:	7		11	0		4		5

*	Committee Chair

The functions and responsibilities of the key Committees of Aetna’s Board are described below.

•	Audit Committee. This Committee is composed entirely of nonemployee Directors. The Committee makes recommendations to the full Board regarding selection of the independent auditors that the full Board nominates for shareholder approval at the Annual Meeting, discusses with the internal auditors and independent accountants the scope and results of their audits and discusses with management and the independent accountants Aetna’s annual and quarterly financial statements and other financial disclosures and developments in accounting principles and methods used in presenting financial results. The Committee also regularly meets privately with the director of Aetna’s internal audit staff and with Aetna’s independent accountants, and regularly discusses with management Aetna’s internal accounting control procedures and other internal compliance programs. For more information regarding the role, responsibilities and limitations of the Committee, please refer to the Report of the Audit Committee beginning on page 31.

•	Committee on Compensation and Organization. This Committee is composed entirely of nonemployee Directors. The Committee administers Aetna’s stock incentive plans and its Annual Incentive Plan, and reviews and makes recommendations to the Board with respect to the compensation of certain senior executives. The Committee also reviews Aetna’s overall compensation policy and makes recommendations with respect thereto. Periodically, the Committee reviews senior management succession plans and related matters.

•	Executive Committee. This Committee is authorized to act on behalf of the full Board between regular Board meetings, usually when timing is critical.

•	Investment Committee. This Committee is composed entirely of nonemployee Directors. The Committee oversees the management of Aetna’s investment portfolios and reviews investment policies and programs.

•	Nominating and Corporate Governance Committee. The Nominating Committee is composed entirely of nonemployee Directors. The Nominating Committee reviews the qualifications of all candidates for membership on the Board and Board Committees. It makes recommendations to the full Board on Director

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nominees, on the structure, composition and function of Board Committees, on Director compensation, on the independence of nonemployee Directors and on the Director retirement policy. It reviews potential conflicts of interest that may affect Directors, as well as significant changes in any Director’s circumstances (for example, change of employment), and advises the Board on procedures for assessing the performance of the Board and Aetna’s relations with its various stakeholders. The Nominating Committee also advises the Board on all other matters concerning corporate governance to the extent specific matters are not the responsibility of other Committees.

   In recommending Director nominees to the Board, the Nominating Committee solicits candidate recommendations from its own members, other Directors and management. Although the Nominating Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating Committee will consider candidates meeting the criteria set by the Committee with the concurrence of the full Board and re-evaluated periodically. (Suggestions, together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to the Nominating and Corporate Governance Committee Chairman, in care of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RC4A, Hartford, Connecticut 06156.)

Certain Transactions and Relationships

During 2001, Aetna and its subsidiaries paid approximately $162 million for physician hospital services and other services in the ordinary course of business to the University of Pennsylvania Health System, which includes the Hospital of the University of Pennsylvania and other hospitals and affiliates. In addition, Aetna Foundation, Inc. paid the Trustees of the University of Pennsylvania $6,500 under a grant in the ordinary course of business. Dr. Rodin is the President of the University of Pennsylvania, the owner and operator of the University of Pennsylvania Health System.

Mrs. Hancock resigned as Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. on September 4, 2001. Exodus filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on September 26, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Aetna Common Stock with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that during our fiscal year ended December 31, 2001, our Directors and executive officers timely met all applicable SEC filing requirements.

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Security Ownership of Certain Beneficial Owners, Directors, Nominees and

Executive Officers

The following table presents, as of December 31, 2001, the names of persons known to Aetna to be the beneficial owners of more than 5% of the outstanding shares of its Common Stock. The information set forth in the table below and in the related footnotes was furnished by the respective persons.

Name and Address of	Amount and Nature
Beneficial Owner	of Beneficial Ownership		Percent

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	15,220,000	shares (1)	10.6%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	12,565,517	shares (2)	8.7%

(1)	Of the reported shares, Capital Research and Management Company reports that it does not have sole or shared voting power with respect to any shares and that it has sole dispositive power with respect to 15,220,000 shares.

(2)	Also reported as beneficially owned by the following affiliates of AXA Financial, Inc.: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, each with an address at 370, rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, with an address at 26, rue Louis le Grand, 75002 Paris, France; and AXA, with an address at 25, avenue Matignon, 75008 Paris, France (collectively, the “AXA Group”). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 6,950,990 shares, that it shares voting power with respect to 1,215,239 shares, that it has sole dispositive power with respect to 12,530,317 shares and shared dispositive power with respect to 35,200 shares. The AXA Group reports that its shares are deemed to be beneficially owned by the following subsidiaries of AXA: AXA Konzern AG (Germany) (33,600 shares) and AXA Rosenberg Investment Management LLC (35,200) shares and by the following subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. (12,495,758 shares) and The Equitable Life Assurance Society of the United States (959 shares).

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Beneficial Ownership Table

The following table presents, as of February 28, 2002, the beneficial ownership of, and other interests in, shares of Common Stock of each current Director and Nominee, each executive officer named in the Summary Compensation Table on page 21, and Aetna’s Directors and executive officers as a group. The information set forth below and in the related footnotes on the following page has been furnished by the respective persons.

Amount and Nature of Beneficial Ownership

				Common
Name of Beneficial	Common			Stock
Owner and Position	Stock		Percent	Equivalents(1)

Betsy Z. Cohen (current Director)	1,571		*	9,838
William H. Donaldson (current Director and named executive)	1,039,470	(2)	*	7,207
Barbara Hackman Franklin (current Director)	7,483		*	7,934
Jeffrey E. Garten (current Director)	200		*	4,194
Earl G. Graves (current Director)	500		*	12,050
Gerald Greenwald (current Director)	3,000	(3)	*	20,618
Ellen M. Hancock (current Director and Nominee)	2,000	(4)	*	17,488
Michael H. Jordan (current Director)	3,000		*	16,020
Jack D. Kuehler (current Director)	12,000	(5)	*	20,507
Joseph P. Newhouse (current Director and Nominee)	500	(6)	*	1,803
Judith Rodin (current Director and Nominee)	502		*	18,168
John W. Rowe, M.D. (Chairman, President, Chief Executive Officer and current Director)	416,638	(7)	*	51,957	(11)
David B. Kelso (named executive)	2,500		*
L. Edward Shaw, Jr. (named executive)	298,084	(8)	*
Ronald A. Williams (named executive)	225,002	(9)	*
Frolly M. Boyd (named executive)	185,525	(10)	*
Directors and executive officers as a group (18 persons)	2,311,190	(12)	1.5%	187,784

*	Less than 1%

Unless noted in the footnotes, each person currently has sole voting and investment powers over the shares set forth above.

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Notes to Beneficial Ownership Table

(1)	Except as set forth in Note 11, represents stock units issued under the Director Plan and former Aetna’s Nonemployee Director Deferred Stock and Deferred Compensation Plan (the “Prior Director Plan”), accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain Directors in 1996 in connection with the elimination of AL&C’s Director retirement plan. Stock units track the value of Aetna Common Stock and earn dividend equivalents that may be reinvested, but do not have voting rights. Reflects adjustments made to reflect the conversion of stock units previously issued under the Prior Director Plan upon the consummation of the Transaction.

(2)	Includes 1,038,720 shares that Mr. Donaldson has the right to acquire currently or within 60 days of February 28, 2002 upon the exercise of stock options.

(3)	Represents shares held by his spouse, as to which Mr. Greenwald has no voting or investment power.

(4)	Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

(5)	Held jointly with his spouse, as to which Mr. Kuehler shares voting and investment powers.

(6)	Held jointly with his spouse, as to which Dr. Newhouse shares voting and investment powers.

(7)	Includes 415,488 shares that Dr. Rowe has the right to acquire currently or within 60 days of February 28, 2002 upon the exercise of stock options. Also includes 1,000 shares that Dr. Rowe held jointly with his spouse, as to which Dr. Rowe shares voting and investment powers, and 150 shares held under the ISP.

(8)	Includes 295,994 shares that Mr. Shaw has the right to acquire currently or within 60 days of February 28, 2002 upon exercise of stock options. Also includes 2,000 shares that Mr. Shaw held jointly with his spouse, as to which Mr. Shaw shares voting and investment powers, and 90 shares held under the ISP.

(9)	Includes 200,002 shares that Mr. Williams has the right to acquire currently or within 60 days of February 28, 2002 upon the exercise of stock options. Also includes 25,000 shares that Mr. Williams held jointly with his spouse, as to which Mr. Williams shares voting and investment powers.

(10)	Includes 181,570 shares that Ms. Boyd has the right to acquire currently or within 60 days of February 28, 2002 upon the exercise of stock options. Also includes 2,917 shares as to which Ms. Boyd has sole voting and investment powers and 1,038 shares held under the ISP.

(11)	Represents 51,957 restricted stock units, of which 17,312 units vest on September 15, 2002 and 17,312 units vest on September 15, 2003. The remaining units were vested.

(12)	Directors and executive officers as a group have sole voting and investment powers over 30,307 shares and share voting and investment powers with respect to 42,500 shares. Included in the number of shares shown in the table are 3,924 shares held under the ISP and beneficially owned by executive officers, and 2,231,459 shares that Directors and executive officers have the right to acquire currently or within 60 days of February 28, 2002 upon the exercise of stock options.

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Executive Compensation

Summary Compensation Table

The following table sets forth for the periods indicated compensation of the Chairman, President and Chief Executive Officer, the former Chairman and each of the four other most highly compensated executive officers of Aetna in 2001.

						Long-Term Compensation

						Awards
		Annual Compensation
								Securities
					Other	Restricted		Underlying
Name and Principal					Annual	Stock		Stock
Position in 2001	Year	Salary	Bonus		Compensation	Awards(7)		Options(8)

John W. Rowe, M.D.	2001	$1,000,000	$1,000,000	(9)	$0	$0		250,000
Chairman, President and	2000	273,077	375,000		0	1,367,188		1,246,464
Chief Executive Officer(1)

David B. Kelso	2001	$188,462	$400,000	(9)	$0	$0		250,000
Executive Vice President, Strategy and Finance(2)

L. Edward Shaw, Jr.	2001	$525,000	$420,000	(9)	$0	$0		60,000
Executive Vice President	2000	492,308	650,000		0			140,227
and General Counsel(3)	1999	268,269	208,501	(10)	9,324			225,015	(12)

Ronald A. Williams	2001	$621,538	$600,000	(9)	$0	$0		800,000
Executive Vice President and Chief of Health Operations(4)

Frolly M. Boyd	2001	$378,455	$128,000		$0	$0		55,000
Senior Vice President,	2000	333,761	320,000		0			18,696
Group Insurance and Large Case Pensions(5)

William H. Donaldson	2001	$328,492	$500,000	(9)	$0	$9,922	(11)	0
Former Chairman(6)	2000	1,000,000	6,000,000		29,559	5,600,000		1,038,720

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Payouts

	Long-Term
Name and Principal	Incentive	All Other
Position in 2001	Plan	Compensation

John W. Rowe, M.D.	$0	$1,544,242	(13)
Chairman, President and		2,013,654
Chief Executive Officer(1)
David B. Kelso	$0	$209,423	(14)
Executive Vice President, Strategy and Finance(2)
L. Edward Shaw, Jr.	$0	$58,750	(15)
Executive Vice President	581,788	14,928
and General Counsel(3)		50,000
Ronald A. Williams	$0	$561,168	(16)
Executive Vice President and Chief of Health Operations(4)
Frolly M. Boyd	$0	$34,923	(15)
Senior Vice President,	506,850	31,418
Group Insurance and Large Case Pensions(5)
William H. Donaldson	$0	$175,346	(17)
Former Chairman(6)		20,834

(1)	Dr. Rowe became President and Chief Executive Officer of Aetna on September 15, 2000, when it was former Aetna’s health and related benefits subsidiary, and continued in that role following the Transaction, when it became an independent, public company. Effective April 1, 2001, Dr. Rowe also became Chairman of Aetna. Dr. Rowe was also an executive officer of former Aetna from September 15, 2000 until the Transaction. Dr. Rowe was not an executive officer of Aetna or former Aetna at any time in 1999.

(2)	Mr. Kelso was not an executive officer of Aetna or former Aetna at any time in 1999 or 2000.

(3)	Mr. Shaw was an executive officer of former Aetna from May 1999 until the time of the Transaction, and became an executive officer of Aetna during 2000.

(4)	Mr. Williams was not an executive officer of Aetna or former Aetna at any time in 1999 or 2000.

(5)	Ms. Boyd was not an executive officer of Aetna or former Aetna at any time in 1999.
(6)	Mr. Donaldson became Chairman, President and Chief Executive Officer of former Aetna on February 25, 2000 and continued in those roles until December 13, 2000. He was named Chairman, President and Chief Executive Officer of Aetna (formerly Aetna U.S. Healthcare Inc.) on May 30, 2000 serving until September 15, 2000. He remained Chairman of Aetna from September 15, 2000 until he retired on April 1, 2001. Mr. Donaldson was not an executive officer of Aetna or former Aetna at any time in 1999.
(7)	At December 31, 2001, Dr. Rowe held 51,957 restricted stock units with a value of $1,714,061. Aetna pays dividend equivalents on 17,334 of these units. At December 31, 2001, Mr. Donaldson held 7,207 restricted stock units, issued under the Director Plan and the Prior Director Plan, with a value of $237,759. Aetna pays dividend equivalents on these units.

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(8)	Represents stock options granted under Aetna’s 2000 Stock Incentive Plan (the “2000 Stock Plan”) and former Aetna’s 1996 Stock Incentive Plan. Awards for 2000 and 1999 have been adjusted to reflect conversion to stock options under the 2000 Stock Plan upon consummation of the Transaction.
(9)	Paid in accordance with the named executive’s employment agreement, which was entered into in connection with his recruitment to and/or retention at Aetna.

(10)	Amount shown does not include the amount of bonus forgone at the election of Mr. Shaw in exchange for a stock option grant (see Note 12).

(11)	Represents 350 stock units granted to Mr. Donaldson as outside Director fees after his retirement as an executive officer of Aetna on April 1, 2001. The value of such units was determined using the closing price of Aetna Common Stock on April 27, 2001, the date of grant. The terms of such units are described above in Note 1 to the Beneficial Ownership Table.
(12)	Includes a stock option grant on February 8, 2000 for 40,814 shares of former Aetna common stock to Mr. Shaw, which converted into options for 84,788 shares of Aetna Common Stock upon consummation of the Transaction, in lieu of payment of all or a portion of Mr. Shaw’s 1999 bonus award at his election.
(13)	Includes $1,402,992 retention bonus paid in accordance with Dr. Rowe’s employment agreement and $73,500 in life insurance premiums. Also includes $67,750 in matching contributions made by Aetna under the ISP and the Supplemental ISP (see Note 15).
(14)	Includes $200,000 sign-on bonus paid in accordance with Mr. Kelso’s employment agreement. Also includes $9,423 in matching contributions made by Aetna under the Supplemental ISP (see Note 15).
(15)	Matching contribution made by the Company and/or former Aetna under the ISP and/or the Supplemental ISP. The ISP is a profit-sharing thrift plan qualified under the Code. For 2001, Aetna matched, dollar-for-dollar, amounts deferred by employees under the ISP up to 5% of annual salary. Aetna has established the Supplemental ISP to provide the deferred and matching benefits that would have been credited to the ISP but for limits imposed by the Employee Retirement Income Security Act (“ERISA”) and the Code. The Supplemental ISP also is used to provide other benefits not otherwise payable under the ISP, as provided from time to time by the Board.
(16)	Includes $250,000 sign-on bonus, $250,000 retention bonus and $30,399 of relocation expenses paid in accordance with Mr. Williams’s employment agreement. Also includes $30,769 in matching contributions made by Aetna under the Supplemental ISP (see Note 15).
(17)	Includes $138,262 in matching contributions made by Aetna under the ISP and Supplemental ISP (see Note 15). Also includes $37,084 paid to Mr. Donaldson as outside Director’s fees after his retirement as an executive officer of Aetna on April 1, 2001.

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Stock Option Grants Table

The following table sets forth information concerning stock options granted during 2001 by Aetna to the persons listed in the Summary Compensation Table on page 21. The hypothetical grant date present values of stock options granted in 2001 shown below are presented pursuant to SEC rules and are calculated under the modified Black-Scholes Model for pricing options.

Individual Grants(1)

			Percent of
	Number of		Total Stock
	Securities		Options
	Underlying		Granted to	Exercise		Grant Date
	Stock Options		Employees in	Price Per	Expiration	Present
Name	Granted		2001	Share	Date	Value

John W. Rowe, M.D.	250,000	(2)	4.71%	$26.15	6/18/2011	$2,898,149	(6)

David B. Kelso	150,000	(3)	2.82%	28.14	9/17/2011	1,817,974	(7)
	100,000	(4)	1.88%	28.14	9/17/2011	1,211,983	(7)

L. Edward Shaw, Jr.	60,000	(2)	1.13%	26.15	6/18/2011	695,556	(6)

Ronald A. Williams	400,000	(5)	7.53%	37.40	3/15/2011	6,465,241	(8)
	100,000	(5)	1.88%	43.01	3/15/2011	1,448,161	(8)
	100,000	(5)	1.88%	48.62	3/15/2011	1,302,907	(8)
	200,000	(2)	3.77%	26.15	6/18/2011	2,318,520	(6)

Frolly M. Boyd	55,000	(2)	1.04%	26.15	6/18/2011	637,593	(6)

William H. Donaldson	0		0%

(1)	All options were granted under the 2000 Stock Plan. The 2000 Stock Plan permits participants to use shares of Aetna Common Stock to exercise options. The 2000 Stock Plan provides that the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Under the 2000 Stock Plan, options may be granted until December 31, 2010.
(2)	Date of grant was June 18, 2001; initial exercise date is June 18, 2002; option vests in equal annual installments over a period of two years from the date of grant.

(3)	Date of grant was September 17, 2001; initial exercise date is September 17, 2002; option vests in equal annual installments over a period of three years from the date of grant.

(4)	Date of grant was September 17, 2001; initial exercise date is September 17, 2002; option vests in equal annual installments over a period of two years from the date of grant.
(5)	Date of grant was March 15, 2001; initial exercise date is March 15, 2002; option vests in equal annual installments over a period of three years from the date of grant. The closing price of Aetna Common Stock on the date of grant was $37.40.
(6)	The assumptions made and factors used by Aetna in the Black-Scholes Model calculation for the options granted June 18, 2001 were as follows: (i) a volatility factor of 43.9%, representing the four-year historical volatility of the Common Stock as of the date of the option grant; (ii) a risk-free rate of return of 4.73%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 0.2%, representing Aetna’s then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a five-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the option period.
(7)	The assumptions made and factors used by Aetna in the Black-Scholes Model calculation for the options granted September 17, 2001 were as follows: (i) a volatility factor of 43.6%, representing the four-year historical volatility of the Common Stock as of the date of the option grant; (ii) a risk-free rate of return of 3.99%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 0.1%, representing Aetna’s then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a five-year option term, representing the

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historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the option period.
(8)	The assumptions made and factors used by Aetna in the Black-Scholes Model calculation for the options granted March 15, 2001 were as follows: (i) a volatility factor of 42.4%, representing the four-year historical volatility of the Common Stock as of the date of the option grant; (ii) a risk-free rate of return of 4.55%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 0.1%, representing Aetna’s then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a five-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the option period.

There is no assurance that the hypothetical present values of stock options presented in the preceding table represent the actual values of such options. The hypothetical values shown should not be construed as predictions by Aetna as to the future value of its Common Stock.

Stock Option Exercises and December 31, 2001 Stock Option Value Table

The following table sets forth information concerning stock options exercised during 2001 by the persons listed in the Summary Compensation Table on page 21 and the number and value of specified options held by those persons at December 31, 2001. The values of unexercised in-the-money stock options at December 31, 2001 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

					Value of
			Number of Securities		Unexercised
			Underlying		in-the-Money
	Shares	Value	Unexercised Options at		Options at
	Acquired	Realized	December 31, 2001		December 31, 2001(1)
	on	on
Name	Exercise	Exercise	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)

John W. Rowe, M.D.	0	0	415,488	1,080,976	$1,384,718	$4,479,435
David B. Kelso	0	0	0	250,000	0	1,212,500
L. Edward Shaw, Jr.	0	0	295,994	129,248	1,806,572	849,058
Ronald A. Williams	0	0	0	800,000	0	1,368,000
Frolly M. Boyd	0	0	181,570	55,000	420,240	376,200
William H. Donaldson	0	0	1,038,720	0	9,929,872	0

(1)	Based on the December 31, 2001 closing stock price of $32.99.
(2)	Represents stock options that are not vested.

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Long-Term Incentive Awards Table

The following table sets forth information concerning long-term incentive awards granted during 2001 to persons listed in the Summary Compensation Table on page 21 under the 2000 Stock Plan.

		Performance	Estimated Future Payouts
		or Other	(in Shares) Under
	Number of	Period Until	Non-Stock Price Based Plans
	Units Granted	Maturation
Name	in 2001(1)	or Payout(2)	Threshold	Target	Maximum

John W. Rowe, M.D.	60,000	2001-2005	30,000	60,000	120,000
David B. Kelso	30,000	2001-2005	15,000	30,000	60,000
L. Edward Shaw, Jr.	9,200	2001-2005	4,600	9,200	18,400
Ronald A. Williams	40,000	2001-2005	20,000	40,000	80,000
Frolly M. Boyd	8,100	2001-2005	4,050	8,100	16,200
William H. Donaldson	0

(1)	The Performance Units will vest and become payable if Aetna meets specified performance objectives set annually during the performance period. The performance goal for 2002 is based on Aetna attaining a specified level of earnings. If the performance objectives are not met by December 31, 2005, the units are payable at 50% of Target provided the executive remains an active employee of the Company on that date. The units are payable in shares of Common Stock and/or cash, at the discretion of the Committee on Compensation and Organization.
(2)	Under the terms of the Performance Unit awards, payment may be made as early as December 31, 2002 if the specified performance objectives are achieved.

Pension Plan

Aetna provides for certain of its employees a noncontributory, defined benefit pension plan (the “Pension Plan”). Effective January 1, 1999, the Pension Plan was amended to convert the plan’s final average pay benefit formula to a cash balance design. Under this design, the pension benefit is expressed as a cash balance account. Each year a participant’s cash balance account is credited with (i) a pension credit based on the participant’s age, years of service and eligible pay for that year and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate that equals the average 30-year U.S. Treasury bond rate for October of the prior calendar year. (For 2001, the interest rate was 5.8%.) For purposes of the Pension Plan, eligible pay is generally base pay and certain other forms of cash compensation, including annual performance bonuses, but excluding long-term incentive compensation and proceeds from stock option exercises.

Employees with former Aetna pension benefits as of December 31, 1998 (including Ms. Boyd) are considered transition participants under the Pension Plan. Under the current plan design, transition participants continue to accrue benefits under the Pension Plan’s final average pay formula until December 31, 2006. Under the final average pay formula, retirement benefits are calculated on the basis of (i) the number of years of credited service (maximum credit is 35 years) and (ii) the employee’s average annual earnings during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation. On termination of employment, the value of the cash balance account is compared to the lump sum value of the benefit under the final average pay formula, and the greater of these two amounts becomes the cash balance account value.

The estimated annual benefit expressed as a single life annuity payable at age 65 for Dr. Rowe is $248,376, for Mr. Kelso is $354,472, for Mr. Shaw is $105,717, for Mr. Williams is $1,057,354 and for Ms. Boyd is $428,986. Under his employment agreement, Dr. Rowe is eligible to vest to a minimum annual benefit expressed as a single life annuity of not less than $300,000 in five equal annual installments commencing on his date of employment. These estimates assume each named executive continues working for Aetna until age

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65, the account balance receives annual interest credits of 5.32% for 2001 and 6% thereafter, pension eligible pay increases 4% per year, there are no future annual performance bonuses, the Social Security wage base increases 4% per year, and the Pension Plan continues unchanged until the projection date. Actual benefits will vary. Mr. Donaldson’s annual pension benefit expressed as a single life annuity commencing at age 69 (his age at the time of his retirement from Aetna) is $41,669. The estimated benefits do not take into account any reduction for joint and survivorship payments, any offset for Social Security benefits to be received by the employee, or, in the case of estimated benefits, payment of lump sum benefits of up to 50% of the employee’s cash balance account at the election of the employee.

The Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Pension Plan. As a result, Aetna has established a supplemental pension plan to provide benefits (included in the amounts listed in the preceding paragraph) that would exceed the Code limit. The supplemental pension plan also is used to pay other pension benefits not otherwise payable under the Pension Plan, including additional years of credited service beyond years actually served, additional years of age, and covered compensation in excess of that permitted under the Pension Plan.

Other Agreements

Aetna administers a Severance and Salary Continuation Benefits Plan (the “Severance Plan”) under which employees, including Aetna’s executive officers, terminated by Aetna without cause may currently receive up to two weeks of continuing salary for every credited full year of employment to a maximum of one year’s salary. In addition, when an employee’s job is eliminated due to re-engineering, reorganization or staff reduction efforts, employees, including Aetna’s executive officers, are eligible for an additional 13 weeks of salary continuation and outplacement assistance. Under certain circumstances, determined on a case-by-case basis, additional severance pay benefits may be granted for the purposes of inducing employment of senior officers or rewarding past service. Certain benefits continue during the severance pay and salary continuation periods. As a result of the Transaction, the Severance Plan will be noncancelable until December 13, 2002.

Aetna has entered into an employment agreement with Dr. Rowe. Under the agreement, which is for a remaining term ending December 31, 2003, with two one-year extensions, Dr. Rowe is entitled to an annual salary of not less than $1,000,000, a target annual bonus opportunity of $1,500,000 and a maximum annual bonus opportunity of $3,000,000. Dr. Rowe was entitled to a minimum annual bonus payment for 2001 of $1,000,000. Dr. Rowe received a sign-on bonus of $2,000,000 in 2000 and, on July 3, 2001, received a retention bonus of $1,402,992, as a result of his continued employment. The amount of the sign-on bonus and the retention bonus were determined primarily to make Dr. Rowe whole for deferred and other compensation that Dr. Rowe forfeited by joining Aetna. In addition to certain other benefits, Dr. Rowe will be entitled (subject to vesting in five equal annual installments) to a minimum annual pension of $300,000 commencing at age 65. If Aetna terminates Dr. Rowe’s employment other than for “cause” (as defined in the agreement), death or disability, or Dr. Rowe terminates it for “good reason” (as defined in the agreement), he will be entitled to 104 weeks (156 weeks, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus) and his pro rata bonus for the year of termination. If Aetna does not renew Dr. Rowe’s agreement for a one-year term on December 31, 2003 or 2004, he will be entitled to a cash payment of $3,000,000 or $1,500,000, respectively. Aetna has agreed generally to make Dr. Rowe whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

Aetna has entered into an employment agreement with Mr. Kelso. Under the agreement, which is for a remaining term ending September 30, 2003, with two one-year extensions, Mr. Kelso is entitled to an annual salary of not less than $700,000, a target annual bonus opportunity of $560,000 and a maximum annual bonus opportunity of $1,120,000. Mr. Kelso was entitled to a minimum annual bonus payment for 2001 only of $400,000. Mr. Kelso received a sign-on bonus of $200,000. In addition to certain other benefits, Mr. Kelso will receive annual pension credits under Aetna’s supplemental pension plan of at least 15% of his

26

pension eligible compensation. If Aetna terminates Mr. Kelso’s employment other than for “cause” (as defined in the agreement), death or disability, or Mr. Kelso terminates it for “good reason” (as defined in the agreement), he will be entitled to 104 weeks (156 weeks, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus) and his pro rata bonus for the year of termination. If Aetna does not renew Mr. Kelso’s agreement for a one-year term on September 30, 2003 or September 30, 2004, and Mr. Kelso elects to terminate his employment, he will be entitled to his then current base salary and target bonus through September 2005. Aetna has agreed generally to make Mr. Kelso whole for certain excise taxes incurred as a result of payments made under his agreement or otherwise.

Aetna has entered into an employment agreement with Mr. Shaw. Under this agreement, which runs through December 31, 2003, Mr. Shaw is entitled to an annual salary of not less than $525,000 and, for 2001 only, a guaranteed annual bonus equal to his target annual bonus opportunity of $420,000. Under this agreement, if Aetna terminates Mr. Shaw’s employment other than for “cause” (as defined in the agreement), death or disability, Mr. Shaw will be entitled to 156 weeks of cash compensation (calculated as annual base salary and target annual bonus), and continued health and dental benefits. Mr. Shaw may elect special retirement on or after January 2002, in which case he will be entitled to 50% of his current base salary and target annual bonus for the balance of the agreement term and continued health and dental benefits. Aetna has agreed generally to make Mr. Shaw whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

Aetna has entered into an employment agreement with Mr. Williams. Under the agreement, which is for a remaining term ending December 31, 2003, with a single one-year extension, Mr. Williams is entitled to an annual salary of not less than $800,000, a target annual bonus opportunity of $800,000 and a maximum annual bonus opportunity of $1,600,000. Mr. Williams was entitled to a minimum annual bonus payment for 2001 only of $600,000. Mr. Williams received a sign-on bonus of $250,000 in March, 2001, a retention bonus of $250,000 in September, 2001, and will receive a retention bonus of $250,000 in March, 2002. In addition to certain other benefits, Mr. Williams will vest in a pension benefit in five equal annual installments, and for each of calendar years 2006 through 2011, Mr. Williams will receive an additional fully vested pension accrual in an amount equal to his base salary for such year. This additional pension accrual will not be credited if Mr. Williams is not actively employed by Aetna and will be offset by the value of Mr. Williams’s vested benefit under his prior employer’s pension plan. If Aetna terminates Mr. Williams’s employment other than for “cause” (as defined in the agreement), death or disability, or Mr. Williams terminates it for “good reason” (as defined in the agreement), he will be entitled to 104 weeks (156 weeks, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus) and his pro rata bonus for the year of termination. Aetna has agreed generally to make Mr. Williams whole for certain excise taxes incurred as a result of payments made under his agreement or otherwise.

Aetna has entered into an employment agreement with Ms. Boyd. Under the agreement, if Ms. Boyd’s employment with Aetna is terminated under certain circumstances, Ms. Boyd or her spouse or eligible dependents are entitled to elect into Aetna’s retiree medical and/or dental benefits.

In connection with Mr. Donaldson’s employment with former Aetna as its Chairman, President and Chief Executive Officer, former Aetna entered into (and Aetna assumed) an agreement with Mr. Donaldson, whereby it agreed to provide Mr. Donaldson with a salary of $1,000,000, annual bonus opportunity of up to $2,000,000 for calendar year 2000 under the Annual Incentive Plan and an additional bonus as determined by the Committee on Compensation and Organization. In accordance with his agreement with Aetna, upon Mr. Donaldson’s retirement as Chairman of Aetna, he was paid a pro rata bonus for 2001 of $500,000. Aetna has agreed generally to make Mr. Donaldson whole for any excise taxes incurred as a result of payments made under his employment arrangement or otherwise.

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The Board has approved provisions for certain benefits of Aetna employees upon a change-in-control of Aetna (as defined). The provisions provide that the Severance Plan shall become noncancelable for a period of two years following a change-in-control. Upon a change-in-control, all previously granted stock options that have not yet vested will become vested and immediately exercisable and bonuses payable under Aetna’s Annual Incentive Plan will become payable based on the target award for participants. Provision has been made to maintain the aggregate value of specified benefits for one year following a change-in-control. Provision also has been made to permit funding of a trust for supplemental retirement benefits (pension and 401(k)) and deferred compensation upon a change-in-control or potential change-in-control (each as defined) of an affiliate of Aetna.

Report of the Committee on Compensation and Organization

What is Aetna’s compensation philosophy?

The executive compensation program is designed to:

•	focus executives on increasing shareholder value by awarding them stock-based compensation directly linked to improvements in Company earnings and stock price;

•	compensate executives based on the Company’s performance over time; and

•	create a performance-oriented environment to attract and retain high performing executives and in which high performing executives can earn increased levels of compensation by achieving superior annual and long-term business results.

What are the elements of Aetna’s executive compensation program?

The compensation program for executive officers consists of four principal elements:

•	salaries;

•	annual incentive bonuses;

•	stock options; and

•	long-term incentive awards.

The compensation program is designed to set total compensation opportunity (salary, annual bonus, stock options and long-term incentive award) at a level relative to the median level of total compensation paid to similarly positioned executives at companies in a comparison group selected for each position (the “Comparison Group”). Executive officers are also eligible for other employee benefits as set forth in the Summary Compensation Table (see page 21).

How were salaries determined?

Salaries for executive officers are reviewed annually by the Committee. Salaries are based on the competitive marketplace for comparable jobs. Individual salaries are determined by the Committee and approved by the Board after evaluating the executive’s experience, level and scope of responsibility, and individual performance.

How were bonuses determined?

The annual bonus program is designed to incent executive officers to achieve specific financial and strategic goals. In 2001, the amount of the bonus paid to certain executive officers (Dr. Rowe and Messrs. Kelso, Shaw, Williams and Donaldson) was determined pursuant to individual employment agreements between Aetna and the executive officer entered into as part of hiring or retention of the executive. These guaranteed bonuses were not based on the Company’s financial or strategic performance. The Committee believes that, based on the advice of an outside compensation consultant, it was reasonable and appropriate to provide

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these executives with bonus guarantees for performance year 2001 in connection with their hiring or retention. Under their current employment agreements, these executives are not guaranteed a minimum bonus for 2002.

Annual Incentive Plan. The Annual Incentive Plan (the “Plan”) applies to executives named in Aetna’s Proxy Statement. Under the Plan, the Committee establishes specific goals at the beginning of each performance year and bonuses are linked directly to their achievement. For 2001, the two goals established were measured by (i) corporate net income (adjusted by the Committee to exclude unplanned capital gains and losses, as well as certain items identified at the start of the performance year and determined to be unusual, nonrecurring or beyond management’s control) and (ii) revenue. If 100% of either goal is met, the maximum award permitted under the Plan may be paid. If neither of these goals is met at the 100% level, the maximum bonus payable is proportionately reduced. The Committee has discretion to pay less than the maximum amount permitted by the Plan. The goals were not met, so the maximum bonus payable under the Plan was proportionately reduced. As described above, bonuses for certain named executives were paid at contractually agreed amounts.

Management Incentive Plan. Executive officers who do not participate in the Plan participate in the Management Incentive Plan (“MIP”). Under MIP, the Committee sets the amount of the bonus pool funding based on various levels of financial and operational performance. Fifty percent of the bonus pool funding depends on Aetna’s financial performance, measured by operating earnings, return on invested capital, medical cost ratio and cash operating margins. Fifty percent depends on operational performance measured by achievement of improvements in constituent satisfaction and retention, first claim resolution, timely issuance of customer identification cards, migration of plan sponsors to self-service enrollment and billing, electronic provider transactions, as well as process improvements and best practice adoption rates.

Under MIP, if 100% of the goals are met, up to 100% of the target bonus pool is funded. If the goals are exceeded, up to 200% of the bonus pool is funded. If the financial performance is less than a minimum level no more than 30% of the bonus pool may be funded.

For performance year 2001, the minimum financial goal was not met. The Committee determined to fund the bonus pool at the minimum level of 30% of target (a reduction of 70% from performance year 2000).

How were stock option and restricted stock awards determined?

Aetna awards stock options to align the interests of its executive officers with those of its shareholders in increasing shareholder value. Stock options are granted at not less than 100% of the fair market value of the Common Stock on the date of grant. Because stock options provide value only in the event of share price appreciation, the Committee believes stock options represent an important component of Aetna’s executive compensation program.

Stock options are granted annually to set total compensation opportunity at a level relative to the median level of total compensation paid to similarly positioned executives at companies in the executive’s Comparison Group. The value of the stock option component of an executive’s compensation opportunity is converted into a specific number of shares subject to option by assigning each option an estimated realizable value.

From time to time, Aetna also grants stock options or restricted stock in connection with hiring, promotions or other situations where the Committee believes the circumstances warrant a stock option or restricted stock award. The amount granted in these instances is determined by the Committee based on the individual circumstances.

How is compensation used to focus management on longer-term creation of shareholder value?

The purpose of Aetna’s long-term incentive award program is to increase shareholder value over time. Under this program, performance stock units vest and become payable if Aetna meets specified performance goals set annually over the four-year performance period. The performance goal for 2002 is based on the

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Company attaining a specified level of earnings. The number of performance units granted to executive officers in 2001 was determined by the Committee to set, at target performance level, the total compensation opportunity at a median level relative to similarly positioned executives in each executive’s Comparison Group.

How has the Company responded to IRS limits on deductibility of compensation?

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to certain executive officers, unless the payments are made under plans that satisfy the technical requirements of the Code. The Committee believes that performance-based pay over $1 million is, in some circumstances, necessary to attract and retain executives in a competitive marketplace. Stock options granted under the 2000 Stock Plan and annual bonuses paid under the Plan are designed so that the compensation paid will be tax deductible by the Company. The Committee believes that there are circumstances under which it is appropriate for the Committee to elect to forgo deductibility to maintain flexibility or to continue to pay competitive compensation. A portion of the bonus payments made for performance year 2001 to named executive officers pursuant to employment agreements will not be deductible under §162(m) because the payout did not meet the requirements of §162(m).

What was the basis for Dr. Rowe’s 2001 compensation?

Salary. Dr. Rowe was hired as President and Chief Executive Officer of Aetna on September 15, 2000. He became Chairman of Aetna on April 1, 2001. Dr. Rowe’s salary was established when he was hired in 2000 and was not changed in 2001. In order to recruit Dr. Rowe to Aetna, his total future compensation opportunity (salary, annual bonus, future stock option grants and long-term incentives) was established by the Committee at a level sufficient to avoid, for two years, a reduction in cash compensation to Dr. Rowe.

Annual Incentive Bonus. As part of his employment agreement, Dr. Rowe was guaranteed a minimum bonus of $1,000,000 for performance year 2001. Dr. Rowe’s bonus reflected this guaranteed amount.

Stock Options. Dr. Rowe was granted a stock option in 2001 for 250,000 shares of Common Stock. The amount of the grant was determined after reviewing competitive market pay data and after reviewing Dr. Rowe’s sign-on grants. Dr. Rowe’s total target compensation opportunity is slightly higher than the median of large health insurance competitors.

Long-Term Incentive Grant. In 2001, Dr. Rowe was granted 60,000 performance units under the 2000 Stock Plan. The units will vest and become payable if established performance objectives are met during the performance period (see description on pages 29 and 30). As part of his employment agreement, Dr. Rowe was guaranteed a minimum long-term compensation opportunity of $1,500,000. Dr. Rowe’s long-term incentive award reflected this provision.

Miscellaneous. As part of his employment agreement, Dr. Rowe was guaranteed a retention payment of $1,400,000 paid in July 2001. This amount was determined primarily to make Dr. Rowe whole for a retention payment he would have received from his prior employer that he forfeited by joining the Company.

The Committee on Compensation and Organization

Michael H. Jordan, Chairman

Betsy Z. Cohen
Gerald Greenwald
Jack D. Kuehler

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Report of the Audit Committee

The Audit Committee assists the Board in its oversight of Aetna’s systems of internal control, Aetna’s preparation of its consolidated financial statements, the activities of Aetna’s Internal Audit Department, the conduct of the annual audit of the Company and the relationship between Aetna and its independent accountants. The Board, in its business judgment, in April 2001, determined that all members of the Committee are “independent,” as required by the applicable listing standards of the New York Stock Exchange. The Board (with the assistance of the Committee) has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement). The Committee operates pursuant to a Charter that was last amended and restated by the Board on February 23, 2001, a copy of which was attached to the Proxy Statement for Aetna’s 2001 Annual Meeting as Appendix A. As set forth in the Charter, Aetna’s management is responsible for the preparation, presentation and integrity of Aetna’s financial statements. Aetna’s management and Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper annual audits and quarterly reviews of Aetna’s financial statements. The independent accountants express an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States of America and also provide a review report regarding Aetna’s interim financial statements.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, including disclosures with respect to information technology consulting services relating to financial information systems design and implementation, and other non-audit services provided by the independent accountants. The Committee has considered whether the provision of all non-audit services by the independent accountants to Aetna is compatible with maintaining the independent accountants’ independence and has discussed with them their independence.

Members of the Committee are not employees of Aetna and, as such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely on information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of Aetna, legal counsel, independent accountants or other persons with professional or expert competence. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of Aetna’s financial statements by Aetna’s independent accountants has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Aetna’s independent accountants are in fact “independent.”

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Based upon the reports, review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee, certain of which are referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

The Audit Committee

Barbara Hackman Franklin, Chairman

Jeffrey E. Garten
Earl G. Graves
Ellen M. Hancock

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Corporate Performance Graph

The following graph compares the cumulative total shareholder return on Aetna’s Common Stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor’s 500 Stock Index (“S&P 500”) and the cumulative total return on the published Morgan Stanley Healthcare Payor Index (currently 12 companies)* from the date of the Transaction, when it was first traded publicly, until the end of 2001. The graph assumes a $100 investment in shares of Aetna Common Stock on December 13, 2000.

CUMULATIVE TOTAL RETURN FROM DECEMBER 13, 2000 TO

DECEMBER 31, 2001 OF AETNA COMMON STOCK,
S&P 500 AND MORGAN STANLEY HEALTHCARE PAYOR INDEX

* The companies currently included in the Morgan Stanley Healthcare Payor Index are: Aetna, CIGNA Corporation, Coventry Health Care, Inc., First Health Group Corp., Health Net, Inc., Humana Inc., MidAtlantic Medical Services, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Trigon Healthcare, Inc., UnitedHealth Group Incorporated and Wellpoint Health Networks, Inc. Cumulative total return calculations were provided by SNL Financial LC.

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II.       Appointment of Auditors

Following the recommendation of its Audit Committee, the Board has appointed and recommends shareholder approval of KPMG LLP as the Company’s independent auditors for the current calendar year. The firm has acted as independent auditors for Aetna and its predecessors since 1972. Representatives of the firm are expected to be available at the Annual Meeting to make a statement if the firm desires and to respond to appropriate questions.

The Company’s practice is not to have its independent auditing firm provide financial information systems design and implementation consulting services. Instead, these services are provided by other accounting or consulting firms. Other types of consulting services may be provided by the independent auditing firm or other accounting and consulting firms from time to time. To the extent these other consulting services are provided by the Company’s independent auditing firm, they are closely monitored and controlled to ensure that the nature and extent of those services do not interfere with the independence of the auditors. In addition to being monitored by management, all significant non-audit services provided by the independent auditing firm are approved in advance by the Audit Committee, and the level of non-audit service fees overall is monitored by the Audit Committee. The independence of the auditing firm also is considered annually by the full Board of Directors.

As shown in the table below, audit and audit-related fees totaled $4,895,550 ($2,947,440 + $1,948,110) and other fees totaled $2,523,690 ($153,690 + $2,370,000). As also noted below, almost all of the other fees paid to KPMG were for litigation support, primarily in connection with the purported health care class action lawsuits filed against the Company. The Company considered using another firm for this work, but decided to engage KPMG based on that firm’s in-depth knowledge of the Company’s systems, processes and controls obtained as a result of prior litigation support work done for the Company. The Company believes that KPMG’s familiarity with its systems, class action strategies and case knowledge put them in a position to perform this consulting work in a more timely and cost-effective manner than another firm. In accordance with Company policy, this engagement was approved by the Audit Committee.

Fees Incurred Relating to 2001 Services Performed by KPMG LLP

Audit Fees(1)	$2,947,440

Financial Information Systems Design and Implementation Fees	-0-

All Other Fees:

Recurring:
Audit-Related Fees(2)	1,948,110
Other(3)	153,690

$2,101,800

Non-Recurring:
Litigation Support Services(4)	2,204,300
Accounting Process Analysis	165,700

$2,370,000

Total All Other Fees	$4,471,800

Total Fees	$7,419,240

(1)	Amount represents fees for the annual audit of the Company as of and for the year ended December 31, 2001 and reviews of the Company’s financial statements for all interim periods in 2001.

(2)	Amount represents fees for statutory and other separate audits performed on financial statements of Aetna’s subsidiaries, separate accounts, employee benefit plans, and certain of the Company’s other

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businesses and invested assets. Also includes fees for agreed-upon procedures, control review reports and services related to SEC registration statements.

(3)	Amount represents fees for services related to regulatory filings.

(4)	Amount represents fees for compilation and analysis of data in connection with certain legal proceedings.

The affirmative vote of a majority of the votes cast is required for approval of the appointment of KPMG LLP as the Company’s independent auditors for the current calendar year.

The Board recommends a vote FOR the approval of KPMG LLP as the Company’s independent auditors for the current calendar year. If you complete the enclosed WHITE proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR the appointment of KPMG LLP as independent auditors for the current calendar year.

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III.       Approval of Aetna Inc. Employee Stock Purchase Plan

Introduction

Subject to the approval of the shareholders at the Annual Meeting, the Board, on the recommendation of the Committee on Compensation and Organization (the “Compensation Committee”), has unanimously adopted the Aetna Inc. Employee Stock Purchase Plan (the “ESPP”).

Summary of the Aetna Inc. Employee Stock Purchase Plan

The following summary of the ESPP is qualified in its entirety by reference to the complete text thereof, which is attached to this Proxy Statement as Appendix A.

The purpose of the ESPP is to provide employment incentive through a capital accumulation opportunity, link employee and shareholder interests and provide an opportunity for employees to purchase Aetna Common Stock.

Under the ESPP, 6,500,000 shares of Aetna Common Stock are authorized for purchase.

Employees who are employed by Aetna or a participating subsidiary immediately prior to the first day of an offering under the ESPP are eligible for participation in such offering under the ESPP. It is anticipated that there will be approximately 32,000 employees eligible to participate in the ESPP.

The ESPP provides that the Compensation Committee may from time to time determine the date on which Aetna shall commence an offering to all eligible employees for the purchase of Common Stock. Each offering will provide that an eligible employee may elect to purchase a number of shares of Common Stock determined by the Compensation Committee. Notwithstanding the above, no employee may be eligible to receive rights to purchase shares in any single calendar year having an aggregate fair market value at the time of grant in excess of $25,000. Each offering shall have a stated term as determined by the Compensation Committee but not longer than 27 months and may have a purchase price of not less than the lesser of 85% of the fair market value of a share of Common Stock on the grant date of the purchase right or the last day of that offering.

A participant may not elect to purchase any portion of the shares covered by the employee’s purchase right prior to the end of any such purchase period. It is anticipated that cash proceeds received by Aetna from any sale of Common Stock under the ESPP will be used for general corporate purposes.

Under the terms of the ESPP, the shares of Common Stock authorized to be sold will be authorized and unissued Common Stock. The ESPP provides for adjustments in the number of shares which may be purchased and the purchase price in the case of certain changes in Aetna’s capital structure and other corporate events when the Compensation Committee deems such adjustments to be necessary in order to preserve the benefits or potential benefits to be made available under the ESPP. Upon a change-in-control of Aetna, the expiration date of the offering shall be deemed to have occurred and all the outstanding purchase rights will be deemed to have been exercised.

The Compensation Committee shall have sole discretion in determining when to make offers and which subsidiaries shall be eligible to participate in such offerings under the ESPP. In addition, each offering shall contain such terms and conditions not inconsistent with the ESPP as the Compensation Committee shall prescribe. The terms of each offering are to be communicated to each eligible employee. The offers made under the ESPP are subject to applicable tax withholding requirements and may not be assigned or transferred.

No offering may commence under the ESPP after July 1, 2006. The ESPP may be amended or terminated at any time by the Board (and in some circumstances, the Compensation Committee), except that no amendment may be made without shareholder approval if such approval is necessary to comply with any tax

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or regulatory requirement with which the Compensation Committee has determined it is necessary or desirable to have Aetna comply.

The ESPP is not subject to any of the provisions of ERISA and is not qualified under Section 401(a) of the Code.

United States Federal Income Tax Consequences

Under Section 423 of the Code, employees will not realize taxable income upon the grant of a purchase right under the ESPP or when they complete their purchase for cash and receive delivery of the stock which they are eligible to purchase, provided such purchase occurs while they are employed or within three months after termination of employment. If no disposition of such stock is made within two years after the date of grant or within one year after the date of acquisition, any gain or loss that may be realized on the ultimate sale will be treated as long term capital gain or loss. Notwithstanding the above, if the purchase price of the stock when acquired is less than 100% of the then fair market value, upon a subsequent disposition of the stock by the employee, including a disposition after the two-year and one-year periods referred to above, or the death of the employee while holding such stock, the employee will recognize compensation taxable as ordinary income in an amount equal to the discount at the time of the acquisition or, if less, the excess of the stock’s value at the time of such disposition or death, as the case may be, over the original purchase price. The amount of ordinary income recognized by the employee will decrease the capital gain or increase the capital loss recognized by the employee on the sale of the stock. The employer is not allowed a deduction for the compensation. However, if such stock is disposed of within such two-year or one-year periods, the difference between the market value of such stock at the time of purchase and the purchase price will be treated as income taxable to the employee at ordinary income rates in the year in which the disposition occurs, and the employer will be entitled to a deduction from income in the same amount in such year. The amount of ordinary income recognized by the employee will decrease the capital gain or increase the capital loss recognized by the employee on the sale of the stock.

Participation; Initial Offering

It is not possible to determine at this time the extent to which, if at all, the executive officers named in the Summary Compensation Table on page 21 will elect to participate in the ESPP.

It is anticipated that the initial offering under the ESPP, if approved by shareholders, will commence in July 2002 and terminate in December 2002, with a per share purchase price equal to 90% of the lower of the fair market value of a share of Aetna Common Stock on such dates.

The affirmative vote of a majority of the votes cast is required for approval of the proposal to adopt the Aetna Inc. Employee Stock Purchase Plan.

The Board recommends a vote FOR the adoption of the Aetna Inc. Employee Stock Purchase Plan. If you complete the enclosed WHITE proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted FOR approval of the Aetna Inc. Employee Stock Purchase Plan.

IV.	Shareholder Proposal to Implement Cumulative Voting in the Election of Directors

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037 (owner of 200 shares of Common Stock), has advised Aetna that she plans to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the rules of the SEC.

“RESOLVED: That the stockholders of Aetna Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the

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election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

“REASONS: Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 47,549,987 shares, representing approximately 45.4% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.

THE BOARD OF DIRECTORS WILL OPPOSE THIS PROPOSAL IF IT IS INTRODUCED AT THE 2002 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board continues to believe that the present system of voting for Directors provides the best assurance that the decisions of the Directors will be in the interests of all shareholders, as opposed to the interests of special interest groups.

Cumulative voting is one of those issues that favors special interest groups. Cumulative voting would make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could increase the likelihood of factionalism and discord within the Board, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the “stacking” of votes behind potentially partisan Directors. The present system thus promotes the election of a more effective Board in which each Director represents the shareholders as a whole.

The Board would not be able to implement cumulative voting upon adoption of this proposal by the shareholders, because cumulative voting is prohibited by Aetna’s Articles of Incorporation. Under Pennsylvania law and Aetna’s Articles of Incorporation, an amendment to Aetna’s Articles of Incorporation to delete this provision would require shareholder approval at a subsequent shareholder meeting, following adoption of a resolution by the Board approving the proposed amendment.

The Board continues to believe that this proposal is not in the best interests of Aetna or its shareholders.

If you complete the enclosed WHITE proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted AGAINST the foregoing proposal.

V. Shareholder Proposal Relating to Shareholder Rights Plans

Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205 (owner of 150 shares of Common Stock) has advised Aetna that he plans to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the rules of the SEC.

“Resolved: The shareholders urge that the board of directors will solicit shareholder approval for any “shareholder rights” plan that might be adopted, and that if this approval is not granted in the form of a majority of shares voted, then any rights plan be redeemed.”

“Supporting Statement: Shareholder rights plans, sometimes called “poison pills,” may be adopted by boards at any time. Our company might redeem a pill, adopt another, and redeem that one, three separate moves, between the time this resolution is filed in the fall of 2001, and the time of the 2002 annual meeting in the spring. Yet I believe many shareholders oppose pills when they are asked in a vote. This resolution merely urges the board to secure shareholder approval if and when a pill is put in place by the board. By

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adopting a policy that any shareholder rights plan would be ratified by a shareholder vote, I believe our board could demonstrate a commitment to insure the greatest management care for shareholders.”

“I believe the need to navigate a business model wherein premium-paying customers are attracted and retained with prompt, generous claims payments but where profits are maximized by restricting those same payments (reducing the “medical loss ratio”) requires skillful management. I believe greater accountability to shareholders can insure that the unskillful are replaced. I believe rights plans insulate the company from such accountability. I urge you to vote FOR this resolution.”

The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.

THE BOARD OF DIRECTORS WILL OPPOSE THIS PROPOSAL IF IT IS INTRODUCED AT THE 2002 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Aetna, like the majority of large publicly held companies in the United States, has a shareholder rights plan in place (the “Rights Plan”). The Rights Plan was adopted by the Board, after consultation with outside legal and financial advisors, to protect Aetna’s shareholders against certain abusive takeover practices prevalent in the market place and to ensure that all shareholders are treated fairly and equally. The Board believes that the Rights Plan does not make Aetna takeover-proof, but, instead, encourages prospective acquirers to negotiate with the Board rather than engage in abusive takeover tactics designed to gain control of the Company without such negotiation. The Rights Plan does not affect the Board’s fiduciary duties to Aetna’s shareholders or prevent any takeover that the Board determines, in the exercise of those fiduciary duties, adequately reflects Aetna’s value and is in the best interests of Aetna, its shareholders and other relevant constituencies.

The adoption of the Rights Plan by the Board was in accord with the Board’s responsibility under Pennsylvania law to manage and direct the management of Aetna’s business and affairs and, as a legal matter, did not require shareholder approval.

Aetna does not believe that the presence of a shareholder rights plan reduces the likelihood of a company becoming a takeover target, but Aetna does believe that having a shareholder rights plan in place can assist the directors of such a company in delivering greater value to shareholders. To Aetna’s knowledge, premiums paid to acquire companies with shareholder rights plans have been, on average, higher than companies without such agreements. Additionally, to Aetna’s knowledge, it has not been shown that the presence of a shareholder rights plan increases the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile takeover bid.

Additionally, Aetna’s Rights Plan contains a shareholder-friendly feature, whereby the Board has committed to a program of review to ensure that the Rights Plan continues to serve the interests of Aetna’s shareholders. The Rights Plan provides that at least once every three years a committee of the Board composed of non-management Directors will consider whether a continuation of the Rights Plan remains in the best interests of Aetna, its shareholders and other relevant constituencies, and thereafter report its conclusions to the full Aetna Board.

If you complete the enclosed WHITE proxy card, unless you direct to the contrary on that card, the shares represented by that proxy card will be voted AGAINST the foregoing proposal.

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Additional Information

Contact Information

If you have questions or need more information about the Annual Meeting, write to:

Office of the Corporate Secretary

Aetna Inc.
151 Farmington Avenue, RC4A
Hartford, CT 06156

or call us at (860) 273-3945.

For information about your record holdings or DirectSERVICE Investment Program account, call EquiServe Trust Company, N.A. at 1-800-446-2617 or access your account via the Internet at www.equiserve.com. We also invite you to visit Aetna’s Web site at www.aetna.com. Web site materials are not part of this proxy solicitation.

Financial Statements

The year 2001 consolidated financial statements and auditor’s report, management’s discussion and analysis of financial condition and results of operations, information concerning quarterly financial data for the past two fiscal years and other information are provided in the Aetna 2001 Annual Report, Financial Report that is included in this booklet.

SEC Form 10-K

Shareholders may obtain a copy of Aetna’s annual report to the Securities and Exchange Commission on Form 10-K without charge by calling 1-800-AESHARE (1-800-237-4273) or by visiting Aetna’s Web site at www.aetna.com.

By order of the Board of Directors,

William J. Casazza
Vice President and Corporate Secretary
March 20, 2002

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APPENDIX A

AETNA INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. The purpose of the Plan is to provide employment incentive through a capital accumulation opportunity, link employee and shareholder interests, and provide an opportunity for employees of the Company and its Participating Subsidiaries to purchase Common Stock through payroll deductions.

2. Definitions.

“Board” means the Company’s Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Change-in-Control” means the happening of any of the following:

(i) When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a Director who was not a Director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii) The occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change-in-Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to any Employee, if such Employee is part of a “group”, within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the effective date, which consummates the Change-in-Control transaction. In addition, for purposes of the definition of “Change-in-Control” a person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

“Committee” means the Board’s Committee on Compensation and Organization or such other committee of the Board designated by the Board to administer the Plan.

“Common Stock” means the common shares, $.01 par value of the Company.

“Company” means Aetna Inc., a Pennsylvania corporation.

“Compensation” means annual base salary during a Purchase Period and does not include any bonus, severance or overtime payment, disability payment, contributions to an employee benefit plan or other similar payment or contribution.

“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave, (ii) military leave, (iii) any other leave of absence approved by the Company, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time, or (iv) in the case of transfers between locations of the Company or between the Company and its Participating Subsidiaries.

“Employee” means any person, including an officer, who is an employee of the Company or one of its Participating Subsidiaries for tax purposes and who is employed at least twenty-one (21) days prior to the Grant Date of an Offering (or such shorter period as the Company, in its sole discretion, may determine).

“Expiration Date” means the last day of an Offering as designated by the Committee, which, in any event, shall not be more than twenty-seven (27) months after the Grant Date.

“Fair Market Value” shall mean on any date, with respect to a share of Common Stock, the closing price of a share of Common Stock as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on such date, or, if no shares were traded on such Exchange on such date, on the next date on which the Common Stock is traded.

“Holding Company” means an entity that becomes a holding company for the Company or its business as part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding shares of common stock and the combined voting power of the outstanding voting securities, respectively, of the Company immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

“Grant Date” means the first business day of each Purchase Period of the Plan.

“Offering” means the grant of Purchase Rights under the Plan.

“Participating Subsidiary” means the Subsidiaries that have been designated by the Committee or the Board from time to time in its sole discretion as eligible to participate in one or more Offerings under the Plan; provided however that the Board shall only have the discretion to designate Subsidiaries if the grant of Purchase Rights to such Subsidiary Employees pursuant to the Plan would not cause the Company to incur material adverse accounting charges.

“Plan” means the Aetna Inc. Employee Stock Purchase Plan, a plan intended to qualify under Section 423 of the Code.

“Purchase Period” means the period of an Offering beginning on the Grant Date and ending on the Expiration Date.

“Purchase Rights” means rights to purchase shares of Common Stock under the Plan on the terms or conditions set forth herein and as determined by the Committee as provided hereunder.

“Subsidiary” means any company in an unbroken chain of companies beginning with (and including) the Company in which each company other than the last company in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

3. Administration of the Plan. The Committee shall administer the Plan. The Committee shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan, as it may deem best. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and its employees.

The Committee may in its sole discretion determine from time to time that the Company shall grant Purchase Rights under an Offering to all of the then eligible Employees, provided, however, that it shall be under no obligation to do so.

4. Participation in the Plan. The individuals who shall be eligible to receive grants of Purchase Rights under an Offering shall be all Employees of the Company or of any Participating Subsidiary who are so employed by the Company or Participating Subsidiary on the Grant Date of such Offering; provided, however, that no individual shall be eligible to effect a purchase under an Offering if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of stock of the Company and any Subsidiary then owned by such individual, either directly or indirectly, within the meaning of the applicable sections of the Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of the Company or any Subsidiary.

5. Stock.

(a) The stock subject to an Offering shall be authorized but unissued shares of Common Stock. Subject to adjustment in accordance with the provisions of paragraph 11(f) hereof, the total number of shares of Common Stock which may be the subject of Offerings under the Plan shall not exceed in the aggregate 6,500,000 shares.

(b) In the event that any shares of Common Stock, which are the subject of an Offering, are not purchased, such unpurchased shares of Common Stock may again be available for subsequent Offerings.

6. Number of Shares That an Employee May Purchase.

(a) An eligible Employee may elect to purchase through payroll deductions under an Offering a number of whole shares of Common Stock determined by the Committee from time to time.

(b) The number of whole shares of Common Stock that a participating Employee may purchase on the Expiration Date shall be determined by dividing such Employee’s contributions accumulated prior to such Expiration Date and retained in such Employee’s account as of the Expiration Date by the applicable purchase price; provided, however, that such purchase shall be subject to the limitations set forth in this Section 6.

(c) Notwithstanding the foregoing provisions of the Plan, no eligible Employee may elect to purchase under Offerings in any single calendar year a number of whole shares of Common Stock which, together with all other shares in the Company and Subsidiaries which the Employee may be entitled to purchase in such year pursuant to an Offering and under any other employee stock purchase plan, as defined in Section 423 of the Code, has an aggregate fair market value (measured in each case as of the Grant Date) in excess of $25,000.

7. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents provided by the Company and submitting them in the form and manner designated by the Company.

(b) Unless otherwise determined by the Company, payroll deductions in respect of an Offering shall commence on the first full payroll period beginning on or after the Grant Date of such Offering and shall end on the last payroll period ending prior to the Expiration Date of such Offering, unless sooner terminated by the participating Employee as provided in Section 10.

8. Method of Payment of Contributions.

(a) A participating Employee shall elect to have payroll deductions made on each payday during the Offering in whole percentages from one percent (1%) to, and not exceeding, ten percent (10%) of such participating Employee’s Compensation during the Offering. All payroll deductions made by a participating Employee shall be credited to his or her account under the Plan. A participating Employee may not make any additional payments into such account.

(b) A participating Employee may discontinue his or her participation in the Plan as provided in Section 10.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6 hereof, the Company may cause a participant’s payroll deductions to be decreased in respect of an Offering year to zero percent (0%).

9. Exercise of Purchase Rights. Unless a participating Employee withdraws from the Plan as provided in Section 10, his or her right to purchase whole shares in any Offering will be exercised automatically on each Expiration Date of an Offering, and the maximum number of whole shares subject to the Purchase Right will be purchased at the applicable purchase price with the accumulated contributions in his or her account.

10. Voluntary Withdrawals; Termination of Employment.

(a) A participating Employee may withdraw all but not less than all the contributions credited to his or her account under the Plan at any time prior to the Expiration Date of an Offering by notifying the Company in the form and manner designated by the Company. All of the participating Employee’s contributions credited to his or her account will be paid to him or her not later than sixty (60) days after receipt of his or her notice of withdrawal and his or her Purchase Right for the then current Offering will be automatically terminated, and no further contributions for the purchase of Common Stock will be permitted or made during the Offering.

(b) Upon termination of the participating Employee’s Continuous Status as an Employee prior to the Expiration Date of an Offering for any reason, whether voluntary or involuntary, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the Employee’s estate, and his or her Purchase Right will be automatically terminated.

(c) A participating Employee’s withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering or in any similar plan that may hereafter be adopted by the Company.

11. Terms and Conditions of Offerings.

(a) General:

The Offerings shall be in such form as the Committee shall from time to time approve, and shall contain such terms and conditions as the Committee shall prescribe not inconsistent with the Plan.

(b) Purchase Price:

The purchase price per share will be established by the Committee for each offering but in no event will the purchase price per share be less than 85% of the lower of the Fair Market Value of a share of Common Stock on the Grant Date and the Expiration Date.

(c) Term of Offerings:

Each Offering shall commence on the Grant Date and terminate, subject to earlier termination by the Committee, on the Expiration Date.

(d) Employee’s Purchase Directions:

Each Offering shall provide that the participating Employee at the conclusion of the Purchase Period may purchase all of the whole shares purchasable in such Offering with the contributions credited to such Employee’s account unless such Employee shall, in the manner provided for in the Offering, notify the Company as set forth in Section 10 that the Employee does not desire to purchase any of such shares.

(e) Change-in-Control:

Upon a Change-in-Control, the Expiration Date shall be deemed to have occurred immediately prior to such Change-in-Control and, unless an Employee shall have withdrawn from the Plan as provided in Section 10, all then outstanding Purchase Rights shall be deemed to have been exercised on such Expiration Date as provided in Section 9.

(f) Adjustments:

In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affects the Common Stock such that an adjustment is required in order to preserve or prevent an enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be made the subject of Offerings under the Plan, (2) the number and kind of shares subject to outstanding Offerings and (3) the purchase price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has outstanding Purchase Rights provided, however, that the number of shares subject to any such Purchase Rights shall always be a whole number.

(g) Assignability:

No rights hereunder shall be assignable or transferable.

(h) Employee’s Agreement:

If, at the time of the purchase of shares which are covered by Purchase Rights under an Offering, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the Employee purchasing such shares shall agree that such Employee will purchase such shares for investment and not with any present intention to resell the same, the Employee will, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Company may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan.

(i) Rights as a Shareholder:

An Employee who has been granted Purchase Rights hereunder shall have no rights as a shareholder with respect to shares covered by such Purchase Rights until the date of the issuance of the shares to the Employee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of the Plan, the Company, in lieu of the issuance of certificates, may utilize a book entry account system for recording ownership of shares of Common Stock, subject to the rules generally applicable to such system.

(j) Interest:

No interest shall accrue on payroll deductions made under or pursuant to the Plan or any Offering hereunder.

12. Term of Plan. No grant of Purchase Rights shall be made after July 1, 2006.

13. Amendments. The Plan is wholly discretionary in nature. As such, the Board may, in its sole discretion, from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all Purchase Rights or terminate any Offering; provided, however, that no such action of the Board may, without the approval of the shareholders, make any amendment for which shareholder approval is necessary to comply with any tax or regulatory requirement with which the Committee has determined it is necessary or advisable to have the Company comply. Subject to the limitations in this Section 13 relating to shareholder approval, the Committee may, in its sole discretion, make such amendment or modification to the Plan or any Purchase Rights granted hereunder as is necessary or desirable to comply with, or effectuate administration of, the Plan under the laws, rules or regulations of any foreign jurisdiction, the laws of which may be applicable to the Plan or its participants hereunder.

14. Application of Funds. The proceeds received by the Company from the sale of the Common Stock pursuant to an Offering will be used for general corporate purposes.

15. Governing Law. The Plan and all Offerings shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to the choice of law rules thereunder.

16. Additional Restrictions of Rule 16b-3. The terms and conditions of Purchase Rights granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 thereunder. The Plan shall be deemed to contain, and such Purchase Rights shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by such Rule 16b-3 to qualify for the maximum exemption from such Section 16 with respect to Plan transactions.

Aetna

2001 Annual Report,
Financial Report

AETNA ANNUAL REPORT, FINANCIAL REPORT 2001

Management’s Discussion and Analysis
Overview	2
Health Care	5
Group Insurance	12
Large Case Pensions	14
Corporate Interest	19
Severance and Facilities Charges	20
Results of Discontinued Operations	21
Total Investments	21
Liquidity and Capital Resources	24
Critical Accounting Policies	27
Goodwill and Other Acquired Intangible Assets	29
New Accounting Standards	30
Regulatory Environment	30
Forward-Looking Information/Risk Factors	36
Selected Financial Data	42
Consolidated Financial Statements	43
Notes to Consolidated Financial Statements	47
Management’s Responsibility for Financial Statements	92
Independent Auditors’ Report	93
Quarterly Data	94
Board of Directors and Management	96
Shareholder Information	97

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations addresses the financial condition of Aetna Inc. and its subsidiaries as of December 31, 2001 and 2000, and its results of operations for 2001, 2000 and 1999. This Management’s Discussion and Analysis should be read in its entirety, since it contains detailed information that is important to understand Aetna Inc. and its subsidiaries’ results and financial condition. The information herein is as of February 20, 2002.

OVERVIEW

GENERAL

The consolidated financial statements include Aetna Inc. (a Pennsylvania corporation) and its wholly owned subsidiaries (collectively, the “Company”). The Company’s operations include three business segments: Health Care, Group Insurance and Large Case Pensions. Health Care consists of health and dental plans offered on both a full risk basis (where the Company assumes all or a majority of the risk for health and dental care costs) (“Risk Products”) and an employer-funded basis (where the plan sponsor under an administrative services contract, and not the Company, assumes all or a majority of this risk) (“ASC Products”). Health plans include health maintenance organization (“HMO”), point-of-service (“POS”), preferred provider organization (“PPO”) and indemnity benefit products. The Group Insurance segment includes group life insurance products offered on a full risk basis, as well as group disability and long-term care insurance products offered on both a full risk and an employer-funded basis. Large Case Pensions manages a variety of retirement products (including pension and annuity products) primarily for defined benefit and defined contribution plans. These products provide a variety of funding and benefit payment distribution options and other services. These business segments reflect the Company’s changes to its internal structure for making operating decisions and assessing performance, that became effective January 1, 2001. Corresponding information for prior periods has been restated to reflect these changes.

Prior to December 13, 2000, the Company (formerly Aetna U.S. Healthcare Inc. and its wholly owned subsidiaries) was a subsidiary of a Connecticut corporation named Aetna Inc. (“former Aetna”). On December 13, 2000, former Aetna spun the Company off to its shareholders and, as part of the same transaction, the remaining entity, which contained former Aetna’s financial services and international businesses, was merged into a subsidiary of ING Groep N.V. (“ING”) (collectively, the “Transaction”). (Refer to Note 19 of Notes to Consolidated Financial Statements.) The financial services and international businesses are reflected as discontinued operations, since the Company is the successor of former Aetna for accounting purposes. Refer to “Results of Discontinued Operations” for additional details.

TURNAROUND INITIATIVES

The Company has been implementing strategic and operational initiatives with the goal of improving the performance of its business. These initiatives include, among other things, addressing rising medical costs, implementing a new customer market approach, improving the efficiency of operations, improving relations with health care providers and exiting certain products within markets. Specific actions being taken include the following:

•	Significant price increases;

•	Withdrawal from certain unprofitable Commercial HMO and Medicare products within markets;

•	Changes to underwriting practices;

•	Initiatives to improve the efficiency of claims payment and other member services processes; and

•	Initiatives to reduce expenses, including significant staff reductions.

The Company intends to build upon its strengths, including geographic breadth and capacity to serve multi-state accounts; its large provider network; a powerful brand name; workforce and technological capabilities; ability to provide members with customized, personalized information; and broad product mix.

The Company’s strategy also involves providing distinctive, consumer-oriented products and services to members in targeted markets. As a result, the Company changed its customer market approach during 2001, which is designed to:

•	Refocus the Company’s strategy for customers in the small business market (generally, cases with 50 or less employees) to be much more selective in the products the Company offers and the business it underwrites. The Company does not intend to exit the health small business market, but will target markets that meet its competitive and financial criteria.

•	Increase the Company’s focus on customers and growth opportunities in the middle market (generally, cases with greater than 50 but less than 3,000 employees), including many multi-state cases with needs compatible with the Company’s competitive capabilities.

•	Increase the percentage of national accounts (generally, cases with greater than 3,000 employees) and middle market customers with employer-funded plans. This would increase the relative proportion of employer-funded customers as compared to risk accounts.

The Company believes that this customer market approach will better enable it to provide consumers with a wider range of product choices (including more open access products), respond to market changes and can make it easier for members to access health care benefits by making service simpler and more efficient. The Company also intends to add value by providing members and their physicians with information that helps them improve the quality of health care.

As a result of premium rate increases, market withdrawals and attrition in membership related to the acquired Prudential health care business (“PHC”), the Company’s membership has decreased significantly. The Company estimates January 2002 total health membership levels to be approximately 15.6 million members, compared to 17.2 million members at December 31, 2001 and 19.3 million members at December 31, 2000.

The Company has also taken initiatives to reduce its cost structure as its membership has decreased. As a result of implementing the Company’s expense and other initiatives, the Company recorded severance and facilities charges of $125 million after tax in the fourth quarter of 2001 and $93 million after tax in the fourth quarter of 2000. (Refer to “Severance and Facilities Charges” and Note 9 of Notes to Consolidated Financial Statements for more information.) In addition, the Company recorded a charge of $238 million after tax in the fourth quarter of 2000 related to the write-off of goodwill, primarily associated with Medicare service area exits effective January 1, 2001. Refer to “Health Care – Medicare HMO” for more details on these Medicare service area exits and related write-off of goodwill and “Health Care – Outlook” and “Forward-Looking Information/ Risk Factors” for information regarding other important factors relating to the strategic repositioning that may materially affect the Company.

MANAGEMENT CHANGES

In April 2001, William H. Donaldson retired as Chairman, and the Company’s President and Chief Executive Officer, John W. Rowe, M.D., assumed the additional role of Chairman.

Ronald A. Williams became Executive Vice President and Chief of Health Operations in March 2001. Mr. Williams was formerly Group President, Large Group Division of WellPoint Health Networks Inc. (“WellPoint”) and President of WellPoint’s Blue Cross of California subsidiary. William C. Popik, M.D., Senior Vice President and Chief Medical Officer, joined the Company in March 2001. Dr. Popik was most recently Senior Vice President and National Medical Director for CIGNA Healthcare. Wei-Tih Cheng, Ph.D., Aetna’s Senior Vice President and Chief Information Officer, joined the Company in April 2001 from Memorial Sloan-Kettering Cancer Center, where he served as Vice President for Information Systems.

In September 2001, the Company further strengthened its management team through the addition of David B. Kelso, Executive Vice President, Strategy and Finance. Previously, Mr. Kelso was Executive Vice President, Managing Director and Chief Financial Officer of the Chubb Corporation. The Company also appointed Alan M. Bennett as Senior Vice President and Chief Financial Officer in September 2001. Mr. Bennett had been serving as interim Chief Financial Officer since April 2001 and as Controller.

CONSOLIDATED RESULTS

The Company reported a net loss of $280 million in 2001 and net income of $127 million in 2000 and $717 million in 1999. The Company reported a loss from continuing operations of $291 million in 2001 and $127 million in 2000 and income from continuing operations of $399 million in 1999. The loss from continuing operations per common share was $2.03 in 2001 and $.90 in 2000 and income from continuing operations per diluted common share was $2.54 in 1999. Net loss in 2001 includes a benefit from the reduction of the reserve for costs related to the Transaction of $11 million included in discontinued operations. Net income in 2000 and 1999 includes income from discontinued operations of $255 million and $317 million, respectively. (Refer to “Results of Discontinued Operations” for more information.)

The loss from continuing operations in 2001 includes the severance and facilities charge of $125 million, a benefit from the reduction of the reserve for anticipated future losses on discontinued products in Large Case Pensions of $61 million, net realized capital gains of $74 million and a cumulative effect adjustment of $.5 million relating to the Company’s adoption of the amended Financial Accounting Standard (“FAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. The loss from continuing operations in 2000 includes the charge of $238 million related to the write-off of goodwill, the severance and facilities charge of $93 million, costs of $38 million resulting from change in control-related payments and other costs required to effect the spin-off of the Company from former Aetna, a benefit from the reduction of the reserve for anticipated future losses on discontinued products in Large Case Pensions of $95 million and net realized capital losses of $14 million. The income from continuing operations in 1999 includes a benefit from the reduction of the reserve for anticipated future losses on discontinued products in Large Case Pensions of $50 million and net realized capital gains of $21 million. Excluding these items, results would have been a loss from continuing operations of $302 million in 2001, compared to income from continuing operations of $161 million in 2000 and $328 million in 1999.

ACQUISITIONS AND DISPOSITIONS

Sale of NYLCare Texas

In connection with the PHC acquisition discussed below, the Company agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/ POS and other related businesses (“NYLCare Texas”), which was acquired by the Company as part of its 1998 acquisition of the NYLCare health business. Pursuant to this agreement, on March 31, 2000, the Company completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, for approximately $420 million in cash. The sale included approximately 463,000 Commercial HMO risk members; 52,000 Commercial HMO nonrisk members; and 5,000 PPO members in the Houston, Austin, San Antonio, Corpus Christi, Beaumont, Dallas-Fort Worth, San Angelo, Texarkana and Amarillo areas. The Company retained approximately 127,000 NYLCare Medicare members in Texas through a reinsurance and administrative service agreement. The sale resulted in a capital loss of approximately $35 million after tax, which was recognized in the fourth quarter of 1999. The results of operations of NYLCare Texas were not material to the Company’s 1999 consolidated results of operations. Refer to Note 18 of Notes to Consolidated Financial Statements for additional information related to the sale of NYLCare Texas.

Acquisition of Prudential Health Care Business

On August 6, 1999, the Company acquired PHC from The Prudential Insurance Company of America (“Prudential”) for approximately $1 billion. Included in the acquisition were PHC’s risk HMO, POS, PPO and Indemnity health lines, as well as its dental risk business. The transaction was financed by issuing $500 million of three-year senior notes to Prudential and by using funds made available from the issuance of commercial paper.

The Company also agreed to service Prudential’s administrative services contracts (“ASC”) following the PHC closing. Since the closing, the Company’s results have been affected by, among other things, the operating results of PHC, the costs of financing the transaction and the amortization of goodwill and other acquired intangible assets created as a result of the transaction. Refer to “Health Care” and Note 4 of Notes to Consolidated Financial Statements for further discussion.

NEW ACCOUNTING STANDARD ON GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

On January 1, 2002, FAS No. 142, Goodwill and Other Intangible Assets, became effective for the Company. This Standard eliminates goodwill amortization from the income statement and requires an evaluation of goodwill for impairment upon adoption of this Standard, as well as subsequent evaluations on an annual basis, or more frequently if circumstances indicate a possible impairment. During 2001, goodwill amortization was $195 million after tax and the amortization of other acquired intangible assets was $142 million after tax. The Company anticipates recording an impairment of goodwill in the first quarter of 2002 as a result of adopting this Standard of approximately $3 billion. The Company expects that its amortization of intangibles in 2002 will be approximately $85 million after tax and there will be no amortization of goodwill. Refer to “Goodwill and Other Acquired Intangible Assets” for further discussion.

HEALTH CARE

OPERATING SUMMARY

(Millions)	2001	2000	1999(3)

Premiums:
Commercial HMO(1)	$14,345.8	$14,164.4	$10,707.4
Medicare HMO	1,995.7	4,051.3	3,609.0
Other(2)	3,598.9	3,530.9	2,829.3

Total premiums	19,940.4	21,746.6	17,145.7

Administrative services contract fees	1,802.9	1,903.2	1,630.2
Net investment income	373.9	428.5	324.8
Other income	50.6	45.1	82.4
Net realized capital gains	102.2	2.6	46.3

Total revenue	22,270.0	24,126.0	19,229.4

Health care costs	17,938.8	18,884.1	14,641.0
Salaries and related benefits	2,188.4	2,384.6	1,766.7
Other operating expenses	2,130.0	2,261.4	1,963.7
Amortization of goodwill	198.1	204.9	206.0
Amortization of other acquired intangible assets	218.5	230.7	214.4
Goodwill write-off	–	310.2	–
Severance and facilities charge	192.5	142.5	–

Total benefits and expenses	22,866.3	24,418.4	18,791.8

Income (loss) before income taxes (benefit) and cumulative effect adjustment	(596.3)	(292.4)	437.6
Income taxes (benefit)	(157.3)	.4	236.1
Cumulative effect adjustment, net of tax	.5	–	–

Net income (loss)	$(438.5)	$(292.8)	$201.5

Net realized capital gains, net of tax (included above)	$77.4	$13.1	$10.8

(1)	Commercial HMO includes premiums related to POS members who access primary care physicians and referred care through an HMO network.
(2)	Includes POS, PPO, Indemnity, Medicaid HMO and Dental products.
(3)	Results include PHC since August 6, 1999, including results from servicing Prudential’s ASC business following the acquisition.

RESULTS

Health Care’s net loss for 2001 increased $146 million from the net loss in 2000, and the net loss in 2000 reflected a decrease of $494 million from the net income in 1999. Excluding net realized capital gains, results would have been a net loss of $516 million for 2001 compared to a net loss of $306 million in 2000 and net income of $191 million in 1999.

Net realized capital gains for 2001 primarily reflect a capital gain of $38 million after tax resulting from contingent consideration following the Company’s 1997 sale of its behavioral health subsidiary, Human Affairs International (“HAI”), bond gains resulting from the Company’s rebalancing of its investment portfolio in a declining interest rate environment and capital gains resulting from collections of previously charged-off mortgage loans. These gains in 2001 were partially offset by capital losses resulting primarily from the write-down of certain bonds. The Company may earn contingent consideration related to the HAI sale through 2002 and will continue to record any capital gains resulting from such consideration as they become realizable. Net realized capital gains for 2000 primarily reflect a capital gain of $38 million after tax related to HAI. During 2000, the Company incurred capital losses when rebalancing its investment portfolio as a result of the then rising interest rate environment and on the sale of certain corporate real estate, which almost entirely offset the HAI capital gain. Net realized capital gains for 1999 reflect a capital gain of $38 million after tax related to HAI, various gains on common stock sales and $14 million from the recognition of a deferred hedge gain. These gains were partially offset by capital losses from the Company’s rebalancing of its investment portfolio in a rising interest rate environment.

The United States Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act (“HIPAA”) relating to standardized electronic transaction formats, code sets and the privacy of member health information. These regulations and any corresponding state legislation, will affect the Company’s administration of health and related benefit plans. The Company is currently reviewing the potential impact of the regulations on its operations, including its information technology systems. During 2001, the Company incurred incremental technology and business-related expenses of approximately $13 million pretax in connection with its efforts to comply with these regulations. The Company projects that it will incur incremental technology and business-related expenses of approximately $20 million pretax in 2002 in connection with its efforts to comply with these regulations. The Company expects that it will also incur other additional expenses, and that its business could also be adversely affected by these regulations, in future periods. These additional expenses and the impact on the Company’s business could be material.

The table presented below identifies certain items excluded from net income or loss to arrive at operating earnings, which management believes provides a comparison more reflective of Health Care’s underlying business performance, and reconciles operating earnings or loss to net income or loss reported in accordance with generally accepted accounting principles.

(Millions)	2001	2000	1999

Net income (loss)	$(438.5)	$(292.8)	$201.5

Other items included in net income (loss):
Amortization of goodwill and other acquired intangible assets	337.7	350.4	339.5
Goodwill write-off	–	238.3	–
Severance and facilities charge	125.1	92.6	–
Change in control-related costs	–	37.7	–
Cumulative effect adjustment	(.5)	–	–
Net realized capital gains	(77.4)	(13.1)	(10.8)

Operating earnings (loss)	$(53.6)	$413.1	$530.2

Operating earnings (losses):
Risk Products	$(195.7)	$230.1	$404.8
ASC Products	142.1	183.0	125.4

Total Health Care	$(53.6)	$413.1	$530.2

Risk Products

(Millions)	2001	2000	1999

Premiums:
Commercial HMO(1)	$14,345.8	$14,164.4	$10,707.4
Medicare HMO	1,995.7	4,051.3	3,609.0
Other(2)	3,598.9	3,530.9	2,829.3

Total premiums	19,940.4	21,746.6	17,145.7
Net investment income	352.5	398.0	290.9
Other income	32.1	9.6	53.6

Total revenue	20,325.0	22,154.2	17,490.2

Health care costs	17,938.8	18,884.1	14,641.1
Operating expenses (including salaries and related benefits)	2,683.3	2,896.3	2,228.1

Total benefits and expenses	20,622.1	21,780.4	16,869.2

Operating earnings (loss) before income taxes (benefit)	(297.1)	373.8	621.0
Income taxes (benefit)	(101.4)	143.7	216.2

Operating earnings (loss)	$(195.7)	$230.1	$404.8

(1)	Commercial HMO includes premiums related to POS members who access primary care physicians and referred care through an HMO network.
(2)	Includes POS, PPO, Indemnity, Medicaid HMO and Dental products.

For Risk Products, the operating loss for 2001 reflects a decrease of $426 million from the operating earnings in 2000, which decreased $175 million from the operating earnings in 1999. The decrease in results for 2001 reflects lower results for Commercial HMO products and, to a lesser extent, lower results for Indemnity, PPO and POS medical products, partially offset by higher results for Medicare HMO products. The decline in results for Commercial HMO products resulted from significantly higher per member medical costs outpacing per member premium rate increases, partially offset by decreases in allocated operating expenses, including salaries and related benefits, resulting from expense reduction initiatives. The decline in results for Indemnity, PPO and POS products was due primarily to higher per member medical costs outpacing per member premium rate increases. The lower results for Risk Products were partially offset by higher results for Medicare HMO products due to the Company’s exit of a number of Medicare service areas on January 1, 2001 and per member premium rate increases on renewing business, partially offset by significantly higher per member medical costs.

Results for Risk Products in 2001 reflect a decrease in net investment income, when compared to 2000, primarily due to lower income for limited partnerships and lower yields on bonds and the short-term portfolio, partially offset by higher asset balances. Results in 2001 also include a charge of $15 million after tax for prior period claim surcharges, and a benefit of $13 million after tax related to the net settlement of a reinsurance agreement with Prudential (discussed in more detail below), as well as a benefit of approximately $13 million after tax relating to the sale of the New Jersey Medicaid and New Jersey Family Care membership (discussed in more detail below). Results for Risk Products in 2000 also reflect a favorable development related to a government plan arrangement included in Indemnity, PPO and POS products, almost entirely offset by unfavorable development related to the resolution or termination of certain provider contracts included in Medicare HMO products.

The decrease in results for 2000, compared to 1999, reflects significantly higher medical costs in both Commercial and Medicare HMO products, severance costs of $46 million relating to actions completed prior to the severance and facilities charge announced on December 18, 2000 (primarily related to PHC) and the New Jersey assessment discussed below. The decrease in 2000 also reflects unfavorable development in the Medicare HMO business related to the resolution or termination of certain provider contracts, which was more than offset by a favorable development in Indemnity, PPO and POS medical products related to a government plan arrangement. Partially offsetting the decrease in 2000 results was an increase in net investment income, primarily due to a larger portfolio resulting from the inclusion of PHC for a full year, as well as a higher average yield on the investment portfolio.

On April 6, 2000, the State of New Jersey enacted the New Jersey Insolvent Health Maintenance Organization Assistance Fund Act of 2000 (the “Act”). The Act was designed to reimburse individuals who were covered by and providers that had contracts with two New Jersey HMOs prior to their insolvency. The total amount assessed to all HMOs in New Jersey was $50 million. The Act required that HMOs in the New Jersey market be assessed a charge based on each HMO’s proportionate share of premiums written in New Jersey relative to all HMO premiums written in New Jersey. The Company recorded an estimate of its share of this assessment, based on its HMO market share in New Jersey, of $23 million pretax ($15 million after tax) in the second quarter of 2000, which was included in operating expenses.

The effective tax rate for Risk Products, based on operating earnings or loss presented above, was 34.1% for 2001, 38.4% for 2000 and 34.8% for 1999. The decline in the effective tax rate for 2001, compared to 2000, primarily reflects a change in the mix of state income taxes that apply to the results of Risk Products relative to the pretax operating loss in 2001 and the pretax operating earnings in 2000. This mix of state income taxes depends on which states the Company’s earnings or losses are incurred in and the level of such earnings or losses, due to differing tax rates and/or limitations of allowed losses in various states.

HEALTH CARE COSTS PAYABLE

For Risk Products, health care costs payable reflect estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. A large portion of health care claims are not submitted to the Company until after the end of the quarter in which services are rendered by providers to members. As a result, an extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates, and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were used in estimating health care costs payable at December 31, 2001 would cause these estimates to change in the near term, and such a change could be material. For example, a 100 basis point change in the estimated medical cost trend for Commercial HMO Risk products would have changed annual after tax results for 2001 by approximately $75 million. This estimation process is a critical accounting policy for the Company. Refer to “Critical Accounting Policies” for more information.

COMMERCIAL HMO

Commercial HMO premiums increased $181 million in 2001, when compared to 2000, and $3.5 billion in 2000, when compared to 1999. These increases were due to premium rate increases on renewing business (partially offset by a shift in the geographic mix of membership and customers selecting lower premium plans). The increase in 2000 was primarily due to the acquisition of PHC on August 6, 1999. These increases, particularly for 2001, were partially offset by membership reductions.

The Commercial HMO medical cost ratio (health care costs divided by premiums) was 90.3% for 2001, 86.3% for 2000 and 83.5% for 1999. The increase in 2001, compared to 2000, was the result of significantly increased per member medical costs outpacing per member premium increases. Higher per member medical costs were primarily due to higher utilization. While the specific factors vary in importance by local market, the major drivers of the increase in utilization include an increase in physician costs (including primary and specialist), inpatient services, pharmacy, outpatient services (primarily surgical and diagnostic services) and radiology. The Company believes that demographic changes in the mix of age and gender of membership also contributed to the increase in per member medical costs. The increase in 2000, compared to 1999, was also the result of higher per member medical costs outpacing per member premium increases. Higher per member medical costs in 2000 were primarily due to higher utilization.

MEDICARE HMO

The Company’s Medicare + Choice contracts with the federal government are renewed for a one-year period each January 1. In September 2001, the Company notified the Centers for Medicare and Medicaid Services (“CMS”) of its intent to exit a number of Medicare service areas, affecting approximately 95,000 members, or approximately 37% of the Company’s total Medicare membership at December 31, 2001. The termination of these Medicare + Choice contracts became effective on January 1, 2002. The medical cost ratio for the exited Medicare service areas, effective January 1, 2002, was approximately 100% for 2001. In June 2000, the Company notified CMS of its intent to exit a number of Medicare service areas affecting approximately 260,000 members, or approximately 47% of the Company’s total Medicare membership at December 31, 2000. The termination of these Medicare + Choice contracts became effective on January 1, 2001.

Medicare HMO premiums decreased $2.1 billion in 2001, when compared to 2000, and increased $442 million in 2000, when compared to 1999. The decrease in 2001, compared to 2000, was due to the exit of a number of Medicare service areas on January 1, 2001, partially offset by increases in supplemental premiums and rate increases by CMS. The increase in 2000, compared to 1999, is due primarily to the acquisition of PHC on August 6, 1999 and an increase in supplemental premiums and rate increases by CMS, partially offset by membership reductions.

The Medicare HMO medical cost ratio for 2001 markets (excluding premiums and medical costs relating to Medicare service areas that the Company exited, effective January 1, 2001) was 93.7% for 2001 and 91.6% for 2000. These increases reflect increased per member medical costs which outpaced the increases in supplemental premiums and CMS rate increases. The increases in per member medical costs were primarily a result of higher utilization and, to a lesser extent, unit cost increases mostly due to a shift from capitation to fee-for-service arrangements in certain markets. Excluding premiums and medical costs relating to Medicare service areas that the Company exited, effective January 1, 2002, the Medicare HMO medical cost ratio would have been approximately 91.0% for 2001. The Medicare HMO medical cost ratio, for all markets combined, was 95.7% for 2001, 97.0% for 2000 and 92.3% for 1999.

PHC AGREEMENT

Effective August 6, 1999, the Company and Prudential entered into a reinsurance agreement for which the Company paid a premium. Under the agreement, Prudential agreed to indemnify the Company from certain health insurance risks that arose following the closing by reimbursing the Company for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical costs ratio levels through 2000 for substantially all the acquired medical and dental risk business. The reinsurance agreement ended on December 31, 2000, except that the agreement provided for a period of time during which medical cost reimbursements (as calculated in accordance with the agreement) would be finalized, which occurred in December 2001. As a result, the Company recorded a benefit primarily related to the settlement of approximately $20 million pretax, reflected in health care costs, during the fourth quarter of 2001. For the years ended December 31, 2001 and 2000 as well as for the period August 6, 1999 through December 31, 1999, reinsurance recoveries under this agreement were $2 million pretax, $135 million pretax and $74 million pretax, respectively. For 2001, results were positively impacted by $10 million pretax relating to the amortization of the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business (approximately $3 million pretax relates to amortization in the fourth quarter of 2001 which is included in the settlement amount discussed above). For the year ended December 31, 2000 and for the period August 6, 1999 through December 31, 1999, results were negatively impacted by $15 million pretax and $16 million pretax, respectively, related to the net amortization of the following: the reinsurance premium paid as part of the acquisition, the fair value adjustment of the reinsurance agreement and the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business recorded as part of the acquisition. Such reinsurance recoveries and net amortization were reflected in health care costs. Refer to Note 4 of Notes to Consolidated Financial Statements for further discussion.

MEDICAID SALE

On August 1, 2001, the Company completed the sale of its New Jersey Medicaid and New Jersey Family Care membership to AmeriChoice. The agreement covered approximately 118,000 New Jersey Medicaid beneficiaries and members of the New Jersey Family Care program for uninsured children and adults. Proceeds from this sale of approximately $20 million pretax are included in other income for 2001. The operating results of the Medicaid business sold, which include the proceeds from the sale, were not material to the Company’s results of operations.

ASC Products

(Millions)	2001	2000	1999

Administrative services contract fees	$1,802.9	$1,903.2	$1,630.2
Net investment income	21.4	30.5	33.9
Other income	18.5	35.5	28.8

Total revenue	1,842.8	1,969.2	1,692.9

Operating expenses (including salaries and related benefits)	1,635.1	1,692.1	1,502.3

Operating earnings before income taxes	207.7	277.1	190.6
Income taxes	65.6	94.1	65.2

Operating earnings	$142.1	$183.0	$125.4

For ASC Products, the operating earnings for 2001 reflect a decrease of $41 million from 2000, which increased $58 million from 1999. The decrease in 2001, when compared to 2000, primarily reflects a decrease in ASC fees, resulting primarily from lower membership levels (including the Prudential ASC business serviced through February 2001 under the supplemental fee arrangement discussed below), partially offset by higher Commercial HMO fees due to higher membership and rate increases. Results in 2001 also reflect a decrease in allocated operating expenses, including salaries and related benefits, resulting from expense-reduction initiatives related, in part, to the lower membership levels and a decrease in other income resulting primarily from lower revenue from the Company’s medical information services business. The increase in 2000, when compared to 1999, primarily reflects improved margins and higher membership levels.

The effective tax rate for ASC Products, based on operating earnings presented above, was 31.6% for 2001, 33.9% for 2000 and 34.2% for 1999. The decline in the effective tax rate for 2001, when compared to 2000, primarily reflects higher levels of tax favored investments.

PHC ADMINISTRATIVE SERVICES AGREEMENT

Effective August 6, 1999, the Company also agreed to service Prudential’s ASC business following the closing of the Company’s acquisition of PHC. In exchange for servicing the ASC business, Prudential remitted fees received from its ASC members to the Company, as well as paid certain supplemental fees. The supplemental fees were fixed in amount and declined over a period, which ended in February 2001. For the years ended December 31, 2001 and 2000 as well as for the period August 6, 1999 through December 31, 1999, the Company recorded total fees for servicing the Prudential ASC business of approximately $79 million pretax, $370 million pretax and $230 million pretax, respectively, including supplemental fees of approximately $1 million pretax, $134 million pretax and $106 million pretax, respectively. Included in these supplemental fees is amortization related to the above-market compensation component of the ASC supplemental fee arrangement of $7 million pretax and $15 million pretax for 2001 and 2000, respectively.

Membership

Health Care’s membership was as follows:

	December 31, 2001			December 31, 2000(1)

(Thousands)	Risk	ASC	Total	Risk	ASC(2)	Total

Commercial HMO(3)	6,712	1,086	7,798	7,778	869	8,647
POS	183	2,820	3,003	341	3,397	3,738
PPO	907	3,168	4,075	905	3,100	4,005
Indemnity	204	1,691	1,895	243	1,930	2,173

Total Commercial Membership	8,006	8,765	16,771	9,267	9,296	18,563
Medicare HMO(4)	255	–	255	549	–	549
Medicaid HMO	15	129	144	131	94	225

Total Health Membership	8,276	8,894	17,170	9,947	9,390	19,337

Dental	5,704	7,755	13,459	6,137	8,114	14,251

(1)	Membership at December 31, 2000 has been restated to include Aetna Global Benefits (which was previously part of former Aetna’s international business) and certain reclassifications have been made to conform to the 2001 presentation.
(2)	Health membership in thousands includes Prudential ASC members that Health Care agreed to service of 878 at December 31, 2000.
(3)	Commercial HMO membership in thousands includes POS members who access primary care physicians and referred care through an HMO network of 1,475 at December 31, 2001 and 1,892 at December 31, 2000.
(4)	Membership in thousands at December 31, 2001 includes approximately 95 Medicare members affected by the Company’s exit of a number of Medicare service areas, effective January 1, 2002, and at December 31, 2000 membership includes approximately 260 Medicare members affected by the Company’s exit of a number of Medicare service areas, effective January 1, 2001.

Total health membership as of December 31, 2001 decreased by approximately 2.2 million members when compared to December 31, 2000, primarily due to attrition in PHC membership, including Prudential ASC members that the Company agreed to service, and the exit of a number of Medicare service areas on January 1, 2001. The Company estimates its January 2002 health membership to be approximately 15.6 million members, including 42% Risk and 58% ASC.

OUTLOOK

The Company continues to implement the strategic repositioning of its business and is taking significant actions designed to improve profitability and competitiveness. As a result, certain key actions and the Company’s success in implementing them, and other matters discussed below, are expected to be significant drivers of the Company’s 2002 financial performance.

Medical Costs/ Pricing Actions. The Company is taking certain actions designed to improve its medical cost ratios while also undertaking initiatives to improve relations with providers. The Company attempts to improve profitability through price increases and, where appropriate, through better underwriting and utilization management techniques. Premiums for full risk health plans are generally fixed for one-year periods and, accordingly, cost levels in excess of future medical cost projections reflected in pricing cannot be recovered in the contractual year through higher premiums. The Company has sought significant price increases for 2002 renewals to improve profitability. A significant portion of the Company’s Health Risk business renewed on January 1, 2002 and a majority will renew by July 1, 2002. As a result, the Company’s results for 2002 are particularly sensitive to the price increases it achieves for business renewing in the early part of the year. Medical cost trend (the rate of increase in medical costs) rose significantly in 2001. There can be no assurances regarding the accuracy of medical cost projections assumed for pricing purposes and if the rate of increase in medical costs in 2002 were to exceed the levels projected for pricing purposes, our results would be materially adversely affected.

Membership. Premium increases for 2002 renewals and other actions have reduced membership significantly for 2002. Actions affecting membership also include the exit of certain Medicare service areas and the exit of under-performing HMO commercial products in certain markets. The Company estimates its January 2002 health membership to be approximately 15.6 million members. Further premium increases in 2002 could result in additional membership reductions. The membership reductions resulting from pricing and other actions will affect revenue, but these actions are designed to help reduce medical cost ratios. However, if membership declines more than we expected or if we lose accounts with favorable medical cost experience while retaining accounts with unfavorable medical cost experience, our business and results of operations may be materially adversely affected.

Expense Initiatives. As membership declines and the Company continues to implement initiatives designed to improve the efficiency of its operations, the Company will need to continue to reduce selling, general and administrative expenses. As a result, the Company is taking actions to reduce its workforce by approximately 6,000 positions by the end of 2002, while at the same time attempting to improve customer service and comply with important new privacy and other regulations. The reduction of approximately 1,600 of these positions is expected to be achieved through attrition and approximately 4,400 positions (primarily customer service and regional field management) will be eliminated. (Refer to “Severance and Facilities Charge” for additional details.) The Company is also continuing to implement other cost-savings initiatives in 2002. As a result, the Company projects that its overall selling, general and administrative expenses for the health business will decline in 2002 as compared to 2001 levels. However, the Company also expects that due to the reduction in membership discussed above, its per member per month operating costs will increase in 2002.

The future performance of the Company in 2002 and beyond will depend in large part on its ability to design and implement its strategic and operational initiatives. If these initiatives do not achieve their objectives, or result in continued increases in medical cost trends or other adverse affects, the Company’s results in future periods would be materially adversely affected.

Refer to “Forward-Looking Information/ Risk Factors” for information regarding other important factors that may materially affect the Company.

GROUP INSURANCE

OPERATING SUMMARY

(Millions)	2001	2000	1999

Premiums:
Life	$1,052.1	$1,045.5	$1,118.9
Disability	267.4	238.7	216.7
Long-term care	59.1	44.4	41.3

Total premiums	1,378.6	1,328.6	1,376.9
Administrative services contract fees	32.3	34.3	44.3
Net investment income	286.0	300.9	294.5
Other income	4.0	4.1	.8
Net realized capital gains (losses)	.4	(49.0)	(8.0)

Total revenue	1,701.3	1,618.9	1,708.5

Current and future benefits	1,303.6	1,216.2	1,249.7
Salaries and related benefits	85.0	79.3	79.7
Other operating expenses	90.1	79.5	75.6

Total benefits and expenses	1,478.7	1,375.0	1,405.0

Income before income taxes	222.6	243.9	303.5
Income taxes	71.2	82.6	105.3

Net income	$151.4	$161.3	$198.2

Net realized capital gains (losses), net of tax (included above)	$.3	$(31.8)	$(5.2)

RESULTS

Group Insurance net income for 2001 reflects a decrease of $10 million, when compared to 2000, which decreased $37 million when compared to 1999. Net income for 2001 includes $9 million for life insurance claims resulting from the events of September 11, 2001. Group Insurance expects to pay out approximately $35 million pretax ($14 million, net of reinsurance) in life insurance benefits to the beneficiaries of the victims relating to the events of September 11, 2001. Excluding the events of September 11, 2001 and net realized capital gains or losses, results for 2001 decreased $33 million, when compared to 2000, which decreased $10 million when compared to 1999. The decrease in results for 2001 is due primarily to increases in the benefit cost ratio (current and future benefits divided by premiums) and operating expenses as well as a decrease in net investment income. The decrease in results for 2000 is due primarily to increases in the benefit cost ratio and operating expenses, partially offset by higher net investment income. The benefit cost ratios, excluding the events of September 11, 2001, were 93.6% for 2001, 91.5% for 2000 and 90.8% for 1999.

Net realized capital gains for 2001 primarily reflect collections of previously charged-off mortgage loans, partially offset by bond losses resulting primarily from the write-down of certain bonds and capital losses on Treasury futures contracts used for duration management. Net realized capital losses for 2000 and 1999 primarily reflect the Company’s rebalancing of its investment portfolio in a rising interest rate environment.

To provide a comparison that management believes is more reflective of Group Insurance’s performance, the operating earnings discussion, including the information presented in the table that follows, excludes the impact of the events of September 11, 2001 ($9 million after tax) and net realized capital gains or losses.

(Millions)	2001	2000	1999

Operating earnings:
Life products	$116.5	$136.0	$164.6
Disability and Long-term care products	43.6	57.1	38.8

Total Group Insurance	$160.1	$193.1	$203.4

Life Products

Life products include Basic Term Group Life Insurance, Group Universal Life, Supplemental or Voluntary programs and Accidental Death and Dismemberment coverage. Operating earnings for Life products decreased for 2001, when compared to 2000, primarily due to a decrease in net investment income as a result of lower limited partnership income, partially offset by mortgage loan prepayment fees in the first quarter of 2001. The decrease in operating earnings also reflects increases in operating expenses and the benefit cost ratio. Operating earnings for Life products decreased for 2000, when compared to 1999, primarily due to an increase in the benefit cost ratio resulting from less favorable mortality experience.

Disability and Long-term care Products

Disability and Long-term care products consist primarily of short-term and long-term disability insurance (and products which combine both), as well as long-term care products, which provide benefits offered to cover the costs of care in private home settings, adult day care, assisted living or nursing facilities. Operating earnings for 2001 decreased, when compared to 2000, primarily due to an increase in the benefit cost ratio for Disability products and, to a lesser extent, increases in operating expenses. The decrease in operating earnings was partially offset by an increase in net investment income primarily resulting from an increase in mortgage loan prepayment fees. The increase in the Disability benefit cost ratio reflects an increase in current and future benefits resulting from less favorable reserve developments than those in 2000, partially offset by selective premium rate increases on renewing business. Premiums also increased for Disability products in 2001, when compared to 2000, resulting from increased reinsurance activity. Operating earnings for Long-term care products increased for 2001, when compared to 2000, primarily resulting from a decrease in the benefit cost ratio due to an increase in premiums and more favorable claim experience. The increase in premiums for Long-term care products reflects increased enrollment for several large customers. Operating earnings for 2000 increased, when compared to 1999, primarily due to a decrease in the benefit cost ratio for Disability products resulting from favorable disability experience (including favorable reserve development) and higher net investment income levels offset in part by higher operating expenses and lower fees resulting from ASC membership losses.

Membership

Group Insurance’s membership was as follows:

(Thousands)	2001	2000

Life products	9,211	9,421
Disability products	2,140	2,149
Long-term care products	129	114

Total	11,480	11,684

Total Group Insurance membership as of December 31, 2001 decreased when compared to December 31, 2000. Group Insurance sales increased 260,000 members for 2001, compared to sales in 2000. This increase in sales was more than offset by membership lapses during 2001.

OUTLOOK

The Company projects earnings in 2002 from Group Insurance products to be between $140 and $145 million due primarily to lower net investment income and to some degree, a weaker economy. The Company also expects membership for Group Insurance to remain flat to slightly higher in 2002 compared to December 31, 2001.

Refer to “Forward-Looking Information/ Risk Factors” for information regarding important factors that may materially affect the Company.

LARGE CASE PENSIONS

OPERATING SUMMARY

(Millions)	2001	2000	1999

Premiums	$453.0	$139.7	$118.9
Net investment income	751.7	902.2	982.5
Other income	21.3	25.8	46.2
Net realized capital gains (losses)	(6.5)	6.3	24.2

Total revenue	1,219.5	1,074.0	1,171.8

Current and future benefits	1,154.7	937.3	981.3
Salaries and related benefits	17.0	16.8	19.8
Other operating expenses	4.5	8.2	11.5
Reductions of reserve for anticipated future losses on discontinued products	(94.5)	(146.0)	(77.2)

Total benefits and expenses	1,081.7	816.3	935.4

Income before income taxes	137.8	257.7	236.4
Income taxes	48.9	92.3	85.4

Net income	$88.9	$165.4	$151.0

Net realized capital gains (losses), net of tax (included above)	$(4.1)	$4.5	$15.8

Assets under management:(1)
Fully guaranteed discontinued products	$5,246.2	$5,490.0	$5,990.8
Experience-rated	6,476.3	7,008.5	7,932.1
Non-guaranteed	8,364.7	11,294.1	12,028.7

Total assets under management	$20,087.2	$23,792.6	$25,951.6

(1)	Excludes net unrealized capital gains of $176.0 million at December 31, 2001, $108.1 million at December 31, 2000 and net unrealized capital losses of $254.4 million at December 31, 1999.

RESULTS

Large Case Pensions’ net income decreased $77 million in 2001 and increased $14 million in 2000. As further discussed under “Discontinued Products”, results for 2001 include a reduction of the reserve for anticipated future losses on discontinued products of $61 million primarily as a result of favorable investment performance that included equity gains and mortgage loan prepayment penalty income, as well as favorable mortality and retirement experience. Results in 2000 and 1999 also include reductions of the reserve for anticipated future losses on discontinued products of $95 million and $50 million, respectively, primarily resulting from favorable investment performance as well as favorable mortality and retirement experience. Excluding the discontinued products reserve releases and net realized capital gains and losses, results decreased $34 million in 2001 and $19 million in 2000.

The decreases in results for 2001 and 2000 continue to reflect the run off of underlying liabilities and related assets. Premiums, along with current and future benefits, increased during 2001 due to the funding of an early retirement program by an existing customer and a transfer of cash from separate accounts to the general account to purchase annuities for another large customer.

Assets under management at December 31, 2001 decreased, when compared to December 31, 2000, reflecting the continuing run off of liabilities underlying the business. With respect to non-guaranteed assets under management, certain separate account contractholders transferred assets to other funding vehicles during 2001 as a result of the sale of former Aetna’s financial services business.

General account assets supporting experience-rated products (where the contractholder, not the Company, assumes investment and other risks subject to, among other things, certain minimum guarantees) may be subject to participant or contractholder withdrawal. Experience-rated contractholder and participant withdrawals were as follows:

(Millions)	2001	2000	1999

Scheduled contract maturities and benefit payments(1)	$929.3	$870.7	$961.7
Contractholder withdrawals other than scheduled contract maturities and benefit payments(2)	218.1	220.4	489.2
Participant-directed withdrawals(2)	20.7	44.1	78.1

(1)	Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.
(2)	At December 31, 2001, approximately $679 million of experience-rated pension contracts allowed for unscheduled contractholder withdrawals, subject to timing restrictions and formula-based market value adjustments. Further, approximately $1.4 billion of experienced-rated contracts supported by general account assets could be withdrawn or transferred to other plan investment options at the direction of plan participants, without market value adjustment, subject to plan, contractual and income tax provisions.

OUTLOOK

Large Case Pensions earnings are projected to be between $15 million and $20 million for 2002 as a result of the continuing run off of underlying liabilities and related assets.

Refer to “Forward-Looking Information/ Risk Factors” for information regarding other important factors that may materially affect Large Case Pensions.

DISCONTINUED PRODUCTS

The Company discontinued the sale of its fully guaranteed large case pension products (single-premium annuities (“SPAs”) and guaranteed investment contracts (“GICs”)) in 1993. The Company established a reserve for anticipated future losses on these products based on the present value of the difference between the expected cash flows from the assets supporting these products and the cash flows expected to be required to meet the product obligations.

Results of operations of discontinued products, including net realized capital gains or losses, are credited or charged to the reserve for anticipated losses. The Company’s results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated.

The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

The results of discontinued products were as follows:

(Millions)	2001	2000	1999

Interest deficit(1)	$(17.0)	$(10.2)	$(18.3)
Net realized capital gains (losses)	13.8	(18.3)	(7.8)
Interest earned on receivable from continuing products	17.7	19.6	21.3
Other, net	13.4	9.7	12.4

Results of discontinued products, after tax	$27.9	$.8	$7.6

Results of discontinued products, pretax	$40.0	$(2.2)	$10.7

Net realized capital gains (losses) from sales of bonds, after tax (included above)	$29.9	$(58.3)	$(21.5)

(1)	The interest deficit is the difference between earnings on invested assets and interest credited to contractholders.

The interest deficit increased in 2001 primarily as a result of lower investment income on equity securities. The interest deficit for 2000 decreased compared to 1999 primarily as a result of higher investment income on equity securities. Net realized capital gains in 2001 were primarily due to gains on the sale of bonds in a declining interest rate environment, partially offset by capital losses on Treasury futures contracts used for duration management and the sale of equity securities. Net realized capital losses in 2000 and 1999 are due primarily to losses on bond sales in a then rising interest rate environment, partially offset by gains on the sale of equities.

At the time of discontinuance, a receivable from Large Case Pensions’ continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. Total assets supporting discontinued products and the reserve include a receivable from continuing products of $345 million at December 31, 2001, $389 million at December 31, 2000 and $464 million at December 31, 1999, net of related deferred taxes payable.

The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, as well as the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management’s best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. Since 1997, a bond default assumption has been included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall investment portfolio and reflected more bond credit risk, concurrent with a decline in the commercial mortgage loan and real estate portfolios.

The previous years’ actual participant withdrawal experience is used for the current-year assumption. Prior to 1995, the Company used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the “Society”). In 1995, the Society published the 1994 Uninsured Pensioner’s Mortality table, which has been used since then.

The Company’s assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liability has run off.

The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

(Millions)

Reserve at December 31, 1998	$1,214.1
Operating income	10.1
Net realized capital losses	(11.9)
Mortality and other	12.5
Reserve reduction	(77.2)

Reserve at December 31, 1999	1,147.6
Operating income	16.1
Net realized capital losses	(31.1)
Mortality and other	12.8
Reserve reduction	(146.0)

Reserve at December 31, 2000	999.4
Operating income	3.2
Net realized capital gains	18.9
Mortality and other	17.9
Reserve reduction	(94.5)

Reserve at December 31, 2001	$944.9

Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $61 million ($95 million pretax) of the reserve was released in 2001 primarily due to favorable investment performance that included equity gains and mortgage loan prepayment penalty income, as well as favorable mortality and retirement experience. For 2000, $95 million ($146 million pretax) of the reserve was released primarily due to favorable investment performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio, which decreased default risk. For 1999, $50 million ($77 million pretax) of the reserve was released primarily due to favorable investment performance. The current reserve reflects management’s best estimate of anticipated future losses.

The anticipated run off of the December 31, 2001 reserve balance is as follows:

(Millions)

2002	$29.1
2003	29.5
2004	30.0
2005	30.5
2006	30.9
2007 – 2011	162.3
2012 – 2016	161.4
2017 – 2021	142.4
2022 – 2026	113.6
Thereafter	215.2

The above table assumes that assets are held until maturity and that the reserve run off is proportional to the liability run off.

The expected liability (as of December 31, 1993) and actual balances for the GIC and SPA liabilities at December 31 are as follows:

	Expected		Actual

(Millions)	GIC	SPA	GIC	SPA

1999	$1,214.5	$4,472.1	$902.1	$4,566.0
2000	690.7	4,357.9	548.8	4,462.5
2001	352.9	4,238.9	261.5	4,512.6

The GIC balances were lower than expected in each period, as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts. The increase in the 2001 actual SPA balance, when compared to 2000, is due to the transfer of funds from separate accounts to purchase guaranteed annuities in the Company’s general account, under an existing contract.

The discontinued products investment portfolio is as follows:

(Millions)	December 31, 2001		December 31, 2000

Class	Amount	Percent	Amount	Percent

Debt securities available for sale	$3,573.8	66.8%	$3,898.0	69.8%
Loaned securities (1)	131.9	2.5	121.1	2.2

Total debt securities	3,705.7	69.3	4,019.1	72.0
Mortgage loans	822.1	15.4	784.1	14.0
Investment real estate	130.4	2.4	129.2	2.3
Equity securities	211.0	3.9	205.5	3.7
Other (2)	481.4	9.0	445.5	8.0

Total	$5,350.6	100.0%	$5,583.4	100.0%

(1)	Refer to Note 2 of Notes to Consolidated Financial Statements for further discussion of the Company’s securities lending program.
(2)	Amount includes restricted debt securities of $55.7 million at December 31, 2001 and $55.9 million at December 31, 2000 included in long-term investments on the Consolidated Balance Sheets.

The investment portfolio has declined from 2000, as assets were used to pay off contractual liabilities. As mentioned above, the investment portfolio has changed since inception. Mortgage loans have decreased from $5.4 billion (37% of the investment portfolio) at December 31, 1993 to their current level. This was a result of maturities, prepayments and the securitization and sale of commercial mortgages. Also, real estate decreased from $.5 billion (4% of the investment portfolio) at December 31, 1993 to its current level, primarily as a result of sales. The resulting proceeds were reinvested in debt and equity securities.

The change in the composition of the overall investment portfolio resulted in a change in the quality of the portfolio since 1993. As the Company’s exposure to commercial mortgage loans and real estate has diminished, additional investment return has been achieved by increasing the risk in the bond portfolio. At December 31, 1993, 60% of the debt securities had a quality rating of AAA or AA, and at December 31, 2001, 31% of the debt securities had a quality rating of AAA or AA. However, management believes the level of risk in the total portfolio of assets supporting discontinued products was lower at December 31, 2001 when compared to December 31, 1993 due to the reduction of the portfolio’s exposure to mortgage loan and real estate investments.

Distributions on discontinued products were as follows:

(Millions)	2001	2000	1999

Scheduled contract maturities, settlements and benefit payments	$835.7	$917.8	$1,246.9
Participant-directed withdrawals	5.6	9.6	14.9

Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.

At December 31, 2001, scheduled maturities, future benefit payments and other expected payments, including future interest, were as follows:

(Millions)

2002	$701.6
2003	547.5
2004	513.3
2005	486.7
2006	476.3
2007 – 2011	2,227.4
2012 – 2016	1,881.7
2017 – 2021	1,485.7
2022 – 2026	1,093.4
Thereafter	1,758.4

Refer to Note 10 of Notes to Consolidated Financial Statements and “Total Investments” for additional information.

CORPORATE INTEREST

Effective for 2001, overhead costs previously included in Corporate have been integrated into the business segments and reported in operating expenses, including salaries and related benefits. Corresponding information for 2000 and 1999 has been restated to reflect this change. Corporate interest expense represents interest incurred on the Company’s long- and short-term debt and is not recorded in the Company’s business segments.

After-tax interest expense was $93 million for 2001, $161 million for 2000 and $151 million for 1999. The decrease in interest expense for 2001, when compared to 2000, is primarily a result of lower levels of debt as a result of the Transaction as well as lower short-term rates during 2001. The increase in interest expense for 2000, when compared to 1999, primarily resulted from additional debt incurred in connection with the PHC acquisition in August 1999 and an increase in interest rates.

OUTLOOK

Interest expense is expected to be between $90 and $95 million after tax for 2002. Refer to “Liquidity and Capital Resources” for more information on the Company’s issuance of debt securities during 2001 and an interest rate swap agreement entered into in December 2001.

Refer to “Forward-Looking Information/ Risk Factors” for information regarding important factors that may materially affect the Company.

SEVERANCE AND FACILITIES CHARGES

2001 SEVERANCE AND FACILITIES CHARGE

In fourth quarter 2001, the Company recorded a severance and facilities charge of $125 million after tax relating to the implementation of initiatives that are intended to improve the Company’s overall future performance. The initiatives include seeking to reduce 2002 expenses, reorganization and realignment of Health Care operations to better align our business resources with our new customer market-focused approach, business process improvements, product market withdrawals, continued migration off the PHC systems and vacating certain facilities (primarily customer service-related locations) (the “2001 Plan”).

The 2001 charge included $85 million after tax for severance activities relating to the elimination of approximately 4,400 employee positions (primarily customer service and regional field management functions) and $40 million after tax representing the present value of the difference between rent required to be paid by the Company and future sublease rentals expected to be received by the Company relating to certain leased facilities, or portions of such facilities that will be vacated. The 2001 Plan will be completed by December 31, 2002.

The Company eliminated 757 positions and used approximately $50 million pretax of reserves through December 31, 2001. Refer to Note 9 of Notes to Consolidated Financial Statements for more details.

The Company expects to make severance payments for employee positions eliminated prior to December 31, 2002 of approximately $75 million after tax in 2002 and approximately $7 million after tax in 2003. Rental payments on facilities to be partially or fully vacated prior to December 31, 2002, net of anticipated sublease rentals and related costs, is expected to be approximately $17 million after tax in 2002 and approximately $28 million after tax in 2003 through 2008.

The 2001 Plan is expected to result in a reduction in salaries and related benefits of approximately $113 million after tax in 2002 and approximately $141 million after tax in 2003 and annually thereafter, as well as a reduction in other operating expenses due to reduced rent expense of approximately $16 million after tax in 2002 and approximately $24 million after tax in 2003 through 2008.

The expected impact on after-tax future cash flows as a result of employee positions to be eliminated and facilities to be vacated under the 2001 Plan is an increase in cash flows from operating activities of approximately $38 million in 2002, approximately $135 million in 2003 and approximately $141 million annually thereafter, reflecting expected cost savings, net of termination payments.

2000 SEVERANCE AND FACILITIES CHARGE

In December 2000, the Company recorded a severance and facilities charge of $93 million after tax in connection with the implementation of the following strategic initiatives intended to strengthen the Company’s competitiveness, improve its profitability and concentrate its resources on its core mission as a health care and related benefits company (the “2000 Plan”):

•	The elimination of targeted unprofitable membership and a reduction in associated expenses;

•	The reorganization of the sales force to place greater emphasis on higher-potential middle-market business and to more efficiently serve smaller cases, while enhancing the Company’s customer relationships and important national accounts franchise, and to result in a sales organization that is designed to be smaller but more effective at both selling and retaining business;

•	Reductions in personnel due to re-engineering of processes and systems used in the claim payment and member services area;

•	The continued integration of PHC; and

•	The integration and elimination of duplicate staff functions.

This charge included $80 million after tax for severance activities relating to the elimination of approximately 2,400 employee positions (primarily regional sales personnel, customer service, information technology and other staff-area personnel) and $13 million after tax representing the present value of the difference between rent required to be paid by the Company and future sublease rentals expected to be received by the Company relating to certain leased facilities, or portions of such facilities, which were vacated, primarily related to the integration of the PHC business. Implementation of the 2000 Plan began in December 2000 and was completed by December 31, 2001. Refer to Note 9 of Notes to Consolidated Financial Statements for more details.

RESULTS OF DISCONTINUED OPERATIONS

The Company is the successor of former Aetna for accounting purposes and, accordingly, the account balances and activities of the financial services and international businesses for periods prior to December 13, 2000 have been segregated and reported as discontinued operations. The Company reported income from discontinued operations of $255 million in 2000 and $317 million in 1999. Income from discontinued operations in 2000 includes a charge for the reserve for net costs associated with the Transaction of approximately $174 million after tax. These costs, which were directly associated with the sale of the financial services and international businesses, were included in the results of discontinued operations for 2000 and related to certain compensation-related arrangements, costs for outside financial and legal advisors, income taxes related to legal entity realignment, payments for the settlement of certain former Aetna employee stock options held by employees of the sold businesses and various other expenses related to the change in control of former Aetna. During the fourth quarter of 2001, the Company reduced the reserve for such costs by approximately $11 million after tax, which management determined were no longer necessary. Included in the cost associated with the Transaction was the release of approximately $53 million of previously established reserves in connection with prior dispositions of businesses reflected as discontinued operations. Refer to Note 19 of Notes to Consolidated Financial Statements for more details on the results of discontinued operations.

TOTAL INVESTMENTS

Investments disclosed in this section relate to the Company’s total portfolio (including assets supporting discontinued products and experience-rated products).

The Company’s investment objective is to fund policyholder and other liabilities in a manner that enhances shareholder and contractholder value, subject to appropriate risk constraints. The Company seeks to meet this investment objective through a mix of investments that reflect the characteristics of the liabilities they support; diversify the types of investment risks by interest rate, liquidity, credit and equity price risk; and achieve asset diversification by investment type and industry. The Company regularly projects duration and cash flow characteristics of its liabilities and seeks to make appropriate adjustments in its investment portfolios.

Total investments at December 31 were as follows:

(Millions)	2001	2000

Debt securities available for sale	$13,446.0	$13,869.9
Loaned securities	608.1	584.1

Total debt securities	14,054.1	14,454.0
Mortgage loans	2,045.0	2,201.2
Equity securities	242.1	240.1
Other investment securities	689.2	322.4
Investment real estate	359.7	319.2
Other(1)	1,468.9	1,448.0

Total investments	$18,859.0	$18,984.9

(1)	Amount includes restricted debt securities on deposit as required by regulatory authorities of $691.6 million at December 31, 2001 and $667.2 million at December 31, 2000 included in long-term investments on the Consolidated Balance Sheets.

DEBT SECURITIES

Debt securities represented 75% and 76% of the Company’s total general account invested assets at December 31, 2001 and 2000, respectively, and supported the following types of products:

(Millions)	2001	2000

Supporting discontinued products	$3,705.7	$4,019.1
Supporting experience-rated products	2,167.4	2,344.4
Supporting remaining products	8,181.0	8,090.5

Total debt securities	$14,054.1	$14,454.0

Debt securities reflect net unrealized capital gains of $266 million at December 31, 2001 compared with net unrealized capital gains of $80 million at December 31, 2000. Of the net unrealized capital gains at December 31, 2001, $107 million relate to assets supporting discontinued products and $64 million relate to experience-rated products. Of the net unrealized capital gains at December 31, 2000, $93 million relate to assets supporting discontinued products and $17 million relate to experience-related products.

The debt securities in the Company’s portfolio are generally rated by external rating agencies and, if not externally rated, are rated by the Company on a basis believed to be similar to that used by the rating agencies. The Company’s investments in debt securities had an average quality rating of A+ at December 31, 2001 and 2000 (32% were AAA at December 31, 2001 and 2000). “Below investment grade” debt securities carry a rating of below BBB-/ Baa3 and represented 7% of the portfolio at December 31, 2001 and December 31, 2000, of which 23% at December 31, 2001 and 20% at December 31, 2000 support discontinued and experience-rated products. Refer to Note 5 of Notes to Consolidated Financial Statements for disclosures related to debt securities by market sector.

MORTGAGE LOANS

The Company’s mortgage loan investments, net of impairment reserves, supported the following types of products:

(Millions)	2001	2000

Supporting discontinued products	$822.1	$784.1
Supporting experience-rated products	563.1	660.4
Supporting remaining products	659.8	756.7

Total mortgage loans	$2,045.0	$2,201.2

During 2001 and 2000, the Company managed its mortgage loan portfolio to maintain the balance, relative to invested assets, by selectively pursuing refinance and new loan opportunities. The mortgage loan portfolio balance represented 11% and 12% of the Company’s total invested assets at December 31, 2001 and 2000, respectively.

Problem, restructured and potential problem loans included in mortgage loans were $174 million at December 31, 2001 and $194 million at December 31, 2000, of which 92% at December 31, 2001 and 84% at December 31, 2000 support discontinued and experience-rated products. Specific impairment reserves on these loans were $26 million at December 31, 2001 and $30 million at December 31, 2000. Refer to Notes 2 and 5 of Notes to Consolidated Financial Statements for additional information.

At December 31, 2001 scheduled mortgage loan principal repayments were as follows:

(Millions)

2002	$161.3
2003	588.2
2004	157.3
2005	76.0
2006	141.3
Thereafter	953.4

RISK MANAGEMENT AND MARKET-SENSITIVE INSTRUMENTS

The Company manages interest rate risk by seeking to maintain a tight duration band where appropriate, while credit risk is managed by seeking to maintain high average quality ratings and diversified sector exposure within the debt securities portfolio. In connection with its investment and risk management objectives, the Company also uses financial instruments whose market value is at least partially determined by, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. The Company’s use of derivatives is generally limited to hedging purposes and has principally consisted of using interest rate swap agreements, forward contracts and futures contracts. These instruments, viewed separately, subject the Company to varying degrees of interest rate, equity price and credit risk. However, when used for hedging, the expectation is that these instruments would reduce overall risk. Refer to “Liquidity and Capital Resources – Long-term Debt” and Note 6 of Notes to Consolidated Financial Statements for additional information.

The Company regularly evaluates the risk of market-sensitive instruments by examining, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. The Company also regularly evaluates the appropriateness of investments relative to its management-approved investment guidelines (and operates within those guidelines) and the business objective of the portfolios.

The risks associated with investments supporting experience-rated pension, annuity and life products in the Large Case Pensions business are assumed by those contractholders and not by the Company (subject to, among other things, certain minimum guarantees). Anticipated future losses associated with investments supporting discontinued fully guaranteed large case pension products are provided for in the reserve for anticipated future losses (refer to “Large Case Pensions – Discontinued Products”).

Management also reviews, on a quarterly basis, the impact of hypothetical net losses in the Company’s consolidated near-term financial position, results of operations and cash flows assuming certain changes in market rates and prices were to occur. The potential effect of interest rate risk on near-term net income, cash flow and fair value was determined based on commonly used models. The models project the impact of interest rate changes on a wide range of factors, including duration, prepayment, put options and call options. Fair value was estimated based on the net present value of cash flows or duration estimates using a representative set of likely future interest rate scenarios. The assumptions used were as follows: an immediate increase of 100 basis points in interest rates (which the Company believes represents a moderately adverse scenario and is approximately equal to the historical annual volatility of interest rate movements for the Company’s intermediate-term available-for-sale debt securities) and an immediate decrease of 15% in prices for domestic equity securities.

Based on the Company’s overall exposure to interest rate risk and equity price risk, the Company believes that these changes in market rates and prices would not materially affect the consolidated near-term financial position, results of operations or cash flows of the Company as of December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

Generally, the Company meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and using overall cash flows from premiums, deposits and income received on investments. The Company monitors the duration of its debt securities portfolio (which is highly marketable) and mortgage loans, and executes its purchases and sales of these investments with the objective of having adequate funds available to satisfy the Company’s maturing liabilities. Overall cash flows are used primarily for claim and benefit payments, contract withdrawals and operating expenses.

Cash flows used by operating activities were approximately $34 million for 2001. Excluding the impact of changes in insurance reserves related to the Large Case Pensions business segment, cash flows provided from operating activities were approximately $168 million. Uses of cash of $34 million reflects approximately $130 million for the funding of expenses accrued at December 31, 2000 related to discontinued operations and change-in-control related amounts as a result of the sale of the financial services business in late 2000, as well as income tax payments made, offset in part by net reductions in receivables for premiums and pharmacy-related amounts. Refer to the “Consolidated Statements of Cash Flows” for additional information.

DIVIDENDS

On September 28, 2001, the Company’s Board of Directors (the “Board”) declared an annual cash dividend of $.04 per common share to shareholders of record at the close of business on November 14, 2001, which was paid on November 30, 2001. The Board reviews the Company’s common stock dividend annually. Among the factors to be considered by the Board in determining the amount of the dividend are the Company’s results of operations and the capital requirements, growth and other characteristics of its businesses.

FINANCINGS, FINANCING CAPACITY AND CAPITALIZATION

At December 31, 2001, the Company’s borrowings were $1.7 billion, consisting of $1.6 billion of senior notes referred to below and approximately $110 million of commercial paper. The Company’s total debt to capital ratio (total debt divided by total debt and shareholders’ equity, adjusted for unrealized gains or losses on available-for-sale investment securities) was 14.8% at December 31, 2001. Refer to “Goodwill and Other Acquired Intangible Assets” for additional information relating to a new accounting standard issued by the Financial Accounting Standards Board, which will increase the Company’s debt to capital ratio, as well as Note 13 of Notes to Consolidated Financial Statements, for additional information.

The Company continually monitors existing and alternative financing sources to support its capital and liquidity needs, including, but not limited to, debt issuance, preferred or common stock issuance and pledging or selling of assets.

Long-term Debt

On February 14, 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission to sell debt securities, from time to time, up to a total of $2 billion, with the amount, price and terms to be determined at the time of the sale. On March 2, 2001, the Company issued $900 million of senior notes under this shelf registration statement consisting of $450 million of 7.375% senior notes due in 2006 and $450 million of 7.875% senior notes due in 2011. On June 18, 2001, the Company issued, under this shelf registration statement, an additional $700 million of 8.5% senior notes due in 2041. Net proceeds from these issuances totaled approximately $1.6 billion and were used to reduce outstanding commercial paper borrowings.

In December 2001, the Company entered into an interest rate swap agreement to convert the fixed rate of 8.5% on $350 million of its senior notes to a variable rate of three-month LIBOR plus 159.5 basis points (approximately 3.5% at swap inception). In accordance with the Company’s accounting policy for fair value hedges, the change in the fair value of the interest rate swap and the loss or gain on the hedged senior notes attributable to the hedged interest rate risk are recorded in current period earnings (no material change in value occurred during the period ended December 31, 2001). Because the terms of the interest rate swap agreement match the terms of the senior notes, the gain or loss on the swap and the senior notes will generally be offsetting. The swap agreement contains bilateral credit protection covenants which, depending on credit ratings, obligates each party to post collateral equal to the fair value of the swap. The Company was not required to post collateral as of February 20, 2002.

Short-term Debt

The Company has significant short-term liquidity supporting its businesses. The Company uses short-term borrowings from time to time to address timing differences between cash receipts and disbursements. The Company’s short-term borrowings consist of a commercial paper program that relies on backup revolving credit facilities, which together provide for an aggregate borrowing capacity of $800 million. These facilities consist of a $300 million credit facility which terminates in November 2002 and a $500 million credit facility which terminates in December 2003.

These facilities contain financial covenants. Under the terms of its credit facilities, the Company is required to maintain a minimum level of shareholders’ equity, excluding net unrealized capital gains and losses, as of each fiscal quarter end. The required minimum level is increased by 50% of the Company’s consolidated net income each quarter and is decreased by up to $300 million for certain non-recurring after-tax charges (“excluded charges”). In addition, the minimum level of shareholders’ equity will be decreased, upon the initial application of FAS No. 142, for an amount equal to the Company’s goodwill impairment, which is discussed in more detail in Note 2 of Notes to Consolidated Financial Statements. At December 31, 2001, the required minimum level was $7.3 billion. The Company met this requirement at December 31, 2001. The Company is also required to maintain its ratio of total debt to consolidated annualized earnings at or below 3.0 (for quarters ending March 31, 2002 or later the required ratio is debt to consolidated earnings for the prior four quarters). For this purpose, consolidated earnings equals net income plus interest expense, income tax expense, depreciation expense, amortization expense, excluded charges, any goodwill impairment resulting from the adoption of FAS No. 142 and any extraordinary gains or losses. The Company met this requirement at December 31, 2001. Failure to meet the financial covenants would affect both the Company’s ability to borrow under the facilities and the commercial paper program. The maximum amount of domestic short-term borrowings outstanding during 2001 was $1.9 billion (the Company had an aggregate borrowing capacity under its credit facilities of up to $2.5 billion during 2001 which it reduced in connection with its bond offerings and reduction of short-term borrowings).

On February 13, 2002, Moody’s Investors Service downgraded the Company’s senior debt rating from Baa2 to Baa3, the Company’s commercial paper rating from P2 to P3 and Aetna Life Insurance Company’s claims paying/financial strength rating from A2 to A3. This downgrade is not expected to materially affect either the Company’s ability to borrow or the cost of borrowing. The Company’s ability to borrow under its commercial paper program, as well as the cost of such borrowings, could be adversely affected if its ratings were downgraded further, however a ratings downgrade would not affect the Company’s ability to borrow under its revolving credit facilities as an alternative.

FINANCING OBLIGATIONS

The Company’s financing obligations generally include debt, lease payment obligations and commitments to fund certain of its investments in equity limited partnership investments and commercial mortgage loans. At December 31, 2001, annual payments required by the Company, through 2006, relating to these financing obligations are as follows:

(Millions)	2002	2003	2004	2005	2006

Long-term debt(1)	$128.1	$128.1	$128.1	$128.1	$550.4
Noncancelable leases(2)	207.6	163.4	132.5	106.9	87.7
Funding requirements for equity limited partnership investments	134.0	54.9	52.7	23.5	20.0
Funding requirements for commercial mortgage loans	79.0	–	–	–	–

Total	$548.7	$346.4	$313.3	$258.5	$658.1

(1)	The interest payments for each of the periods presented does not consider the interest rate swap discussed above.
(2)	Noncancelable lease payments including approximately $14 million in 2002 declining to approximately $10 million in 2006 relating to operating lease payments between the Company and an independent third party grantor trust primarily for furniture and aircraft.

The Company also uses derivative instruments, generally limited to hedging purposes, principally consisting of interest rate swap agreements, forward contracts and futures contracts. These derivative instruments are not expected to materially affect the near-term financial position or cash flows of the Company. Refer to “Total Investments – Risk Management and Market-Sensitive Investments” for more information.

Other than as noted above, the Company does not have any material off-balance sheet arrangements, trading activities involving non-exchange traded contracts accounted for at fair value or relationships with persons or entities that derive benefits from a non-independent relationship with the Company or the Company’s related parties.

COMMON STOCK TRANSACTIONS

The Company’s Board has authorized the repurchase of up to 5 million shares of common stock (not to exceed an aggregate purchase price of $200 million), subject to periodic reauthorization by the Board. The Company repurchased 2,600,000 shares of common stock at a cost of approximately $96 million during the first quarter of 2001 pursuant to this authorization. The Company repurchased these shares in the open market, primarily to seek to mitigate any dilution resulting from employee option exercises and funded these repurchases by using net proceeds available from the option exercises. The Company ceased share repurchases at the end of the first quarter of 2001. Refer to Note 14 of Notes to Consolidated Financial Statements for further discussion related to the Company’s common stock.

RESTRICTIONS ON CERTAIN PAYMENTS BY THE COMPANY

In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations are not directly applicable to Aetna Inc., as a holding company, since it is not an HMO or insurance company. The additional regulations applicable to Aetna Inc.’s HMO and insurance company subsidiaries are not expected to affect the ability of Aetna Inc. to service its debt, meet its other financing obligations or pay dividends, or the ability of any of Aetna Inc.’s subsidiaries to service debt or other financing obligations, if any. Under regulatory requirements, the amount of dividends that may be paid to Aetna Inc. by its domestic insurance and HMO subsidiaries at December 31, 2001 without prior approval by state regulatory authorities is limited to approximately $340 million in the aggregate.

SOLVENCY REGULATION

The National Association of Insurance Commissioners (“NAIC”) utilizes risk-based capital (“RBC”) standards for life insurance companies that are designed to identify weakly capitalized companies by comparing each company’s adjusted surplus to its required surplus (“RBC ratio”). The RBC ratio is designed to reflect the risk profile of life insurance companies. Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action, ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to requiring the state insurance commissioner to place the insurer under regulatory control. At December 31, 2001, the RBC ratio of each of the Company’s primary insurance subsidiaries was above the level that would require regulatory action. The RBC framework described above for insurers has been extended by the NAIC to health organizations, including HMOs. Although not all states had adopted these rules at December 31, 2001, at February 15, 2002, each of the Company’s active HMOs had a surplus that exceeded either the applicable state net worth requirements or, where adopted, the levels that would require regulatory action under the NAIC’s RBC rules. Refer to Note 15 of Notes to Consolidated Financial Statements for information relating to the rules on codification of statutory accounting principles. External rating agencies use their own RBC standards as part of determining a company’s rating.

CRITICAL ACCOUNTING POLICIES

The accounting policies described below are those the Company considers critical in preparing its Consolidated Financial Statements. These policies include significant estimates made by management using information available at the time the estimates are made. However, as described below, these estimates could change materially if different information or assumptions were used. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies used by the Company in preparing its financial statements is included in Note 2 of Notes to the Consolidated Financial Statements.

REVENUE RECOGNITION (ALLOWANCE FOR ESTIMATED TERMINATIONS AND UNCOLLECTABLE ACCOUNTS)

The Company’s revenue is principally derived from premiums and fees billed to customers in the Health Care and Group Insurance businesses. In Health Care, revenue is recognized based on customer billings, which reflect contracted rates per employee and the number of covered employees recorded in Company records at the time the billings are prepared. Billings are generally sent monthly for coverage during the following month. In Group Insurance, premium for group life and disability products is recognized as revenue, net of allowances for uncollectable accounts, over the term of coverage. Amounts received before the period of coverage begins are recorded as unearned premiums.

Health Care billings may be subsequently adjusted to reflect changes in the number of covered employees due to terminations, etc. These adjustments are known as retroactivity adjustments. The Company estimates the amount of future retroactivity each period and adjusts the billed revenue accordingly. The estimates are based on historical trends, premiums billed, the amount of contract renewal activity during the period and other relevant information. As information regarding actual retroactivity becomes known, the Company refines its estimates and records any required adjustments at that time. A significant change in the level of retroactivity would have a significant effect on Health Care’s results of operations.

The Company also estimates the amount of uncollectable receivables each period and establishes an allowance for uncollectable amounts. The amount of the allowance is based on the age of unpaid amounts, information about the creditworthiness of customers, and other relevant information. Estimates of uncollectable amounts are revised each period, and changes are recorded in the period they become known. A significant change in the level of uncollectable amounts would have a significant effect on the Company’s results of operations.

HEALTH CARE AND INSURANCE LIABILITIES

The Company establishes health care and insurance liabilities for benefit claims that have been reported but not paid, claims that have been incurred but not reported and future policy benefits earned under insurance contracts. These reserves and the related benefit expenses are developed using actuarial principles and assumptions which consider a number of factors, including historical claim payment patterns and seasonality, which are described in the Notes to the Consolidated Financial Statements. For Health Care, the factor that has the greatest impact on the Company’s financial results is the medical cost trend, which is the rate of increase in health care costs. For Group Insurance, the important factors considered are the level of interest rates, expected investment returns, mortality rates, the rate that covered individuals suffer disability, and the recovery rate of those with disabilities.

Each period, the Company estimates the relevant factors, based primarily on historical data and uses this information to determine the assumptions underlying its reserve calculations. An extensive degree of judgement is used in this estimation process. For health care costs payable, the reserve balances and the related benefit expenses are highly sensitive to changes in the assumptions used in the reserve calculations. For example, a 100 basis point change in the estimated medical cost trend for Commercial HMO Risk products would have changed annual after-tax results by approximately $75 million for 2001. Any adjustments to prior period reserves are included in the benefit expense of the period in which the need for the adjustment becomes known. Due to the considerable variability of health care costs, adjustments to health reserves occur each quarter and are sometimes significant. For Group Insurance, and specifically disability reserves, a 100 basis points change in interest rates would result in approximately a 10 basis point change in the portfolio rate, due to the long-term nature of disability liabilities and related assets supporting these liabilities. A 10 basis point change in the portfolio rate would have changed after-tax results by approximately $2 million for 2001.

The Company discontinued certain Large Case Pensions products in 1993 and established a reserve to cover losses expected during the runoff period. Since 1993, there have been several adjustments to reduce this reserve that have increased net income. These adjustments occurred primarily because investment experience has been better than was projected at the time the products were discontinued. There can be no assurance that adjustments to the discontinued products reserve will occur in the future or that they will increase net income.

In cases where estimated health care and group insurance costs are so high that future losses on a given product are expected, the Company establishes premium deficiency reserves for the amount of the expected loss in excess of expected future premiums. Any such reserves established would normally cover expected losses until the next policy renewal dates for the related policies.

INVESTMENTS

Investments are classified as available for sale and recorded at fair value, and unrealized investment gains and losses are reflected in shareholders’ equity. Investment income is recorded when earned, and capital gains and losses are recognized when investments are sold. Investments are reviewed periodically to determine if they have suffered an impairment of value that is considered other than temporary. If investments are determined to be impaired, a capital loss is recognized at the date of determination.

Testing for impairment of investments also requires significant management judgment. The identification of potentially impaired investments, the determination of their fair value and the assessment of whether any decline in value is other than temporary are the key judgment elements. The discovery of new information and the passage of time can significantly change these judgments. Revisions of impairment judgments are made when new information becomes known, and any resulting impairment adjustments are made at that time. The current economic environment and recent volatility of securities markets increase the difficulty of determining fair value and assessing investment impairment. The same influences tend to increase the risk of potentially impaired assets.

The Company seeks to match the maturities of invested assets with the payment of expected liabilities. By doing this, the Company attempts to make cash available as payments become due. If a significant mismatch of the maturities of assets and liabilities were to occur, the impact on the Company’s results of operations could be significant.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

The Company has made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives.

Effective in 2002, goodwill will no longer be amortized but will be subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Other intangible assets that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on estimated fair value. Estimated fair value is typically less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. Therefore, additional impairment losses could be recorded in the future. See “Goodwill and Other Acquired Intangible Assets” below for additional information.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

At December 31, 2001, goodwill, which represents the excess of cost over the fair value of net assets acquired, was $6.6 billion and other acquired intangible assets (primarily customer lists, health provider networks, work force and computer systems) were $703 million or approximately 67% and 7%, respectively, of consolidated shareholder’s equity. During 2001, goodwill amortization was $195 million after tax and the amortization of other acquired intangible assets was $142 million after tax. The amortization of other acquired intangible assets reflects management’s estimate of the useful life of acquired intangible assets, generally over various periods not exceeding 25 years. In compliance with the Company’s accounting policy for goodwill recoverability prior to January 1, 2002, management’s estimate of the useful life of goodwill was over periods not exceeding 40 years. The risk associated with the carrying value of goodwill and other acquired intangible assets was whether undiscounted projected operating income (before amortization of goodwill and other acquired intangible assets) would have been sufficient to recover the carrying value. The Company regularly evaluated the recoverability of goodwill and other acquired intangible assets and such amounts were determined to be recoverable.

The Company wrote off goodwill of approximately $310 million ($238 million after tax) in the fourth quarter of 2000 under its accounting policy for goodwill recoverability, primarily related to its Medicare market exits, as well as to an investment in a medical information services business, given a re-evaluation of its strategy for this business. Refer to “Critical Accounting Policies” and Note 2 of Notes to Consolidated Financial Statements for more information on the Company’s accounting policy for goodwill recoverability.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued FAS No. 142, Goodwill and Other Intangible Assets. This standard, which became effective for the Company on January 1, 2002, eliminates goodwill amortization from the income statement and requires an evaluation of goodwill for impairment upon adoption of the standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. For these evaluations, the Company is using an implied fair value approach, which uses a discounted cash flow analysis and other valuation methodologies. These evaluations utilize many assumptions and estimates in determining an impairment loss, including certain assumptions and estimates related to future earnings to be derived from the Company’s turnaround initiatives. (Refer to “Overview – Turnaround Initiatives” for more information). If these turnaround initiatives do not achieve their earnings objectives, the assumptions and estimates underlying this goodwill impairment evaluation as well as the ultimate amount of the goodwill impairment could be adversely affected. Impairment resulting from the initial application of this standard will be classified as a cumulative effect of a change in accounting principle. Subsequent impairments, if any, would be classified as an operating expense. Also, intangible assets that meet certain criteria will qualify for recording on the balance sheet and will continue to be amortized in the income statement.

The Company anticipates recording an impairment of goodwill in the first quarter of 2002, as a result of adopting this standard, of approximately $3 billion. This impairment will increase the Company’s ratio of debt to total capitalization (refer to Note 13 of Notes to Consolidated Financial Statements for information on the Company’s credit facilities.) Although this standard will increase the Company’s results of operations in future periods due to the elimination of goodwill amortization from the Company’s income statement, any subsequent impairments, after initial application, would result in a charge to earnings, as discussed above. The Company expects that its amortization of intangibles in 2002 will be approximately $85 million after tax and there will be no amortization of goodwill.

NEW ACCOUNTING STANDARDS

Refer to Note 2 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting standards.

REGULATORY ENVIRONMENT

GENERAL

Our operations are subject to comprehensive and detailed state and federal regulation throughout the United States in the jurisdictions in which we do business. Supervisory agencies, including (depending on the state) state health, insurance, corporation and securities departments, have broad authority to:

•	grant, suspend and revoke licenses to transact business;

•	regulate many aspects of the products and services we offer;

•	assess fines, penalties and/or sanctions;

•	monitor our solvency and reserve adequacy; and

•	regulate our investment activities on the basis of quality, diversification and other quantitative criteria.

Our operations and accounts are subject to examination at regular intervals by these agencies.

In addition, the federal and state governments continue to enact and seriously consider many legislative and regulatory proposals that have or would materially impact various aspects of the health care system. Many of these changes are described below. While certain of these measures would adversely affect us, at this time we cannot predict the extent of this impact.

HEALTH CARE REGULATION

General

The federal government and the governments of the states in which we conduct our health operations have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our businesses and may result in additional burdens and costs to us. Areas of governmental regulation include:

•	licensure

•	policy forms, including plan design and disclosures

•	premium rates and rating methodologies

•	underwriting rules and procedures

•	benefit mandates

•	eligibility requirements

•	service areas

•	market conduct

•	utilization review activities

•	payment of claims, including timeliness and accuracy of payment

•	member rights and responsibilities

•	sales and marketing activities

•	quality assurance procedures

•	disclosure of medical and other information

•	provider rates of payment

•	surcharges on provider payments

•	provider contract forms

•	delegation of risk and other financial arrangements

•	agent licensing

•	financial condition (including reserves) and

•	corporate governance

These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

States generally require health insurers and HMOs to obtain a certificate of authority prior to commencing operations. To establish a health insurance company or an HMO in any state where we do not presently operate, we generally would have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each health insurer and HMO must file periodic financial and operating reports with the states in which it does business. In addition, health insurers and HMOs are subject to state examination and periodic license renewal.

Group Pricing and Underwriting Restrictions

Pricing and underwriting regulation by states includes various statutes that limit the flexibility of Aetna and other health insurers relative to their underwriting and rating practices, particularly for small employer groups. These laws vary by state. In general they apply to certain business segments and limit the ability of the Company to set prices or renew business, or both, based on specific characteristics of the group or the group’s prior claim experience.

Many of these laws limit the differentials in rates carriers may charge between new and renewal business, and with respect to small groups with similar demographic characteristics. They may also require that carriers disclose to customers the basis on which the carrier establishes new business and renewal rates, restrict the application of pre-existing condition exclusions and limit the ability of a carrier to terminate coverage of an employer group.

The federal Health Insurance Portability and Accountability Act of 1996, known as HIPAA, generally requires carriers that write small business in any market to accept for coverage any small employer group applying for a basic and standard plan of benefits. HIPAA also mandates guaranteed renewal of health care coverage for most employer groups, subject to certain defined exceptions, and provides for specified employer notice periods in connection with product and market withdrawals. The law further limits exclusions based on preexisting conditions for individuals covered under group policies to the extent the individuals had prior creditable coverage within a specified time frame. HIPAA is structured as a “floor” requirement, allowing states latitude to enact more stringent rules governing each of these restrictions. For example, certain states have modified HIPAA’s small group definition (2-50 employees) to include groups of one.

In addition, a number of states provide for a voluntary reinsurance mechanism to spread small group risk among participating carriers. In a small number of states, participation in this pooling mechanism is mandatory for all small group carriers. In general Aetna has elected not to participate in voluntary pools, but even in these states the Company may be subject to certain supplemental assessments related to the state’s small group experience.

HIPAA Administrative and Privacy Regulation; Gramm-Leach-Bliley Act

HIPAA and its regulations also impose a number of additional obligations on issuers of health insurance coverage and health benefit plan sponsors. The law authorizes the United States Department of Health and Human Services, known as HHS, to issue standards for administrative simplification, as well as privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to plan sponsors, health plans, health care providers and health care clearinghouses that transmit health information electronically. Regulations adopted to implement HIPAA also require that business associates acting for or on behalf of these HIPAA-covered entities be contractually obligated to meet HIPAA standards. HIPAA regulations establish significant criminal penalties and civil sanctions for noncompliance, and could expose us to additional liability for, among other things, violations by our business associates.

Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the health care industry, we believe the law will initially bring about significant and, in some cases, costly changes. We expect that we will incur additional expenses to comply with, and that our business could be adversely affected by these regulations in future periods. Refer to “Health Care” for more information regarding these expenses.

HHS has released two rules to date mandating the use of new standards with respect to certain health care transactions, including health information. The first rule requires the use of uniform standards for common health care transactions, including health care claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, and it establishes standards for the use of electronic signatures. The new transaction standards became effective in October 2000, and we will be required to comply with them by October 16, 2003.

Second, HHS has developed new standards relating to the privacy of individually identifiable health information. In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held by health plans and other affected entities in any form, whether communicated electronically, on paper or orally, subject only to limited exceptions. In addition, the regulations provide patients with new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. The privacy standards became effective on April 14, 2001, and we must comply with them by April 14, 2003. One set of regulations integral to administration and privacy under HIPAA has yet to be published. It will address security requirements to be met regarding accessibility of personal health information. In addition, as a result of concerns raised by employers, providers, health plans and others, HHS is expected to initiate a new rulemaking process in 2002 to address some of the issues not adequately addressed in the existing regulations and guidelines issued in 2001.

In addition, provisions of the Gramm-Leach-Bliley Act generally require insurers to provide customers with notice regarding how their personal health and financial information is used and the opportunity to “opt out” of certain disclosures before the insurer shares non-public personal information with a non-affiliated third party. Like HIPAA, this law sets a “floor” standard, allowing states to adopt more stringent requirements governing privacy protection. The Gramm-Leach-Bliley Act also gives banks and other financial institutions the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

Legislative and Regulatory Initiatives

There has been a continuing trend of increased health care regulation at both the federal and state levels. The federal government or many states, or both, including states in which we have substantial health care membership, have enacted or are considering additional legislation or regulation related to health care plans. Legislation, regulation and initiatives relating to this trend include among other things, the following:

•	Eliminating or reducing the scope of pre-emption by the Employee Retirement Income Security Act of 1974 (“ERISA”), which would among other things expose health plans to expanded liability for punitive and other extra- contractual damages

•	Extending malpractice and other liability exposure for decisions made by health plans

•	Mandating coverage for certain conditions and/or specified procedures, drugs or devices (e.g. infertility treatment, experimental pharmaceuticals)

•	Mandating direct access to specialists for patients with chronic conditions, and direct access to OB/ GYNs or chiropractors

•	Mandating expanded consumer disclosures and notices

•	Prohibiting financial incentives based on utilization of services

•	Imposing substantial penalties for failure to pay claims within specified time periods

•	Prohibiting or limiting arrangements designed to manage medical costs and improve quality of care, such as capitated arrangements with providers or provider financial incentives

•	Regulating the composition of provider networks, such as any willing provider and pharmacy laws (which generally provide that providers and pharmacies cannot be denied participation in a managed care plan where the providers and pharmacies are willing to abide by the terms and conditions of that plan.)

•	Imposing payment levels for out-of-network care

•	Mandating expanded coverage for emergency services

•	Mandating liberalized definitions of medical necessity

•	Mandating liberalized internal and external grievance and appeal procedures (including expedited decision making)

•	Mandating maternity and other lengths of hospital inpatient stay

•	Exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition

•	Restricting health plan claim and related procedures

•	Requiring the application of treatment and financial parity between mental health benefits and medical benefits within the same health plan

•	Extending benefits available to workers who lose their jobs and other uninsureds

•	Restricting or eliminating the use of formularies for prescription drugs

•	Making health plans responsible for provider payments in the event of financial failure by a capitated physician group or other intermediary

It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or other increased costs caused by potential legislation or regulation.

We also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations or impose medical malpractice or bad faith liability. The United States Supreme Court has a number of cases before it addressing the preemptive effect of ERISA on state laws, and may issue important decisions on these cases during 2002. Legislative initiatives discussed above include state legislative activity in several states that, should it result in enacted legislation that is not preempted by ERISA, could increase our liability exposure and could result in greater state regulation of our operations.

Patients’ Bill of Rights Legislation

Different versions of Patients’ Bill of Rights legislation (“PBOR”) passed the United States Senate and House of Representatives in 2001. Either version could expand the Company’s potential exposure to lawsuits. Final legislation could expose the Company to unlimited economic damages, and certain punitive damages, for making a determination denying benefits or for delaying members’ receipt of benefits as a result of so-called “medical necessity” and other coverage determinations. Congress has convened a conference committee to attempt to resolve differences between the Senate and House Bills, including such matters as the amount of allowable lawsuit damages, whether cases would be governed by federal or state law, and whether such actions would be brought in federal or state courts. The Company cannot predict whether a PBOR will be enacted into law or what form any such law might take.

TEXAS AGREEMENT

On April 11, 2000, our Texas HMOs entered into an assurance of voluntary compliance with the Office of the Attorney General of Texas to settle, with prejudice and without admission, litigation commenced by the Office of the Attorney General of Texas in December 1998 regarding certain alleged business practices and to make additional commitments. The agreement provides for, among other things, allowing directly contracted Texas physicians in small group or individual practice to choose whether to participate in either or both of our HMO/ HMO-based and PPO/ PPO-based product lines; paying directly contracted capitated primary care physicians with fewer than 100 HMO members on a fee-for-service basis rather than a capitated basis; expanding independent external review of coverage denials to include disputes regarding experimental and investigational coverage, emergency coverage, prescription drug coverage and standing referrals to specialists; and the creation of an Office of the Ombudsman that will act as an advocate for members and assist them with appeals or complaints. The agreement does not include any finding of fault and does not include any fines or penalties. We do not expect the agreement to have a material adverse effect on our financial condition or results of operations, and the agreement provides for potential relief should such unexpected impact occur.

ERISA

The provision of services to certain employee benefit plans, including certain health, group insurance and large case pensions benefit plans, is subject to ERISA, a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor (the “DOL”). ERISA regulates certain aspects of the relationships between us and employers who maintain employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third-party claims administration services for benefit plans.

In 2001 the DOL promulgated extensive new regulations under ERISA setting out standards for claim payment and member appeals along with associated notice and disclosure requirements. These rules took affect for employers with plan years beginning on or after January 1, 2002 for disability plans, and on or after July 1, 2002 for health plans. The company has invested significant time and attention to compliance with these new standards, which represent an additional regulatory burden for the Company.

Large Case Pensions’ products and services are also subject to potential issues raised by certain judicial interpretations relating to ERISA. In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company’s general account that were attributable to a portion of a group pension contract issued to the plan that was not a “guaranteed benefit policy” were “plan assets” for purposes of ERISA and that the insurance company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

The Small Business Job Protection Act (the “Act”) was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The DOL issued final regulations as required by the Act on January 5, 2000. The regulations provide that insurers generally will not have ERISA fiduciary duties with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets provided certain disclosures are made to policyholders annually. The relief afforded extends to conduct that occurred before July 5, 2001. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA’s fiduciary obligations. We are not currently able to predict how these matters may ultimately affect our businesses.

MEDICARE

In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to us compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires us to pay a “user fee.” The changes began to be phased in on January 1, 1998 and will continue to be phased in through 2002. The federal government also began to phase in risk adjustments to its premium payments which will occur over several years. While the phase-in provisions provide us with an opportunity to offset some of the premium reductions, the risk adjustments and the user fee (by adjusting the supplemental premiums that members pay to us and by adjusting the benefits included in our products), the adjustments we can make may not fully off-set the reductions in premiums from the government. Because of these reduced premiums and the user fee, as well as other factors including certain Medicare+Choice regulations issued by CMS, we decided not to renew our Medicare HMO contracts (or to reduce contract service areas) in certain areas effective January 1, 2002. We also had not renewed our Medicare HMO contracts or reduced service areas in certain other areas effective January 1, 2001 and January 1, 2000. Refer to “Health Care” for more information.

HMO AND INSURANCE HOLDING COMPANY LAWS

A number of states, including Pennsylvania and Connecticut, regulate affiliated groups of HMOs and insurers such as us under holding company statutes. These laws may require us and our subsidiaries to maintain certain levels of equity. Holding company laws and regulations generally require insurance companies and HMOs within an insurance holding company system to register with the insurance department of each state where they are domiciled and to file reports with those states’ insurance departments regarding capital structure, ownership, financial condition, intercompany transactions and general business operations. In addition, various notice or prior regulatory approval requirements apply to transactions between insurance companies, HMOs and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. For information regarding restrictions on certain payments of dividends or other distributions by HMO and insurance company subsidiaries of our company, refer to “Liquidity and Capital Resources.”

The holding company laws for the states of domicile of Aetna and its subsidiaries also restrict the ability of any person to obtain control of an insurance company or HMO without prior regulatory approval. Under those statutes, without such approval (or an exemption), no person may acquire any voting security of an insurance holding company (such as our parent company, Aetna Inc.) that controls an insurance company or HMO, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

GUARANTY FUND ASSESSMENTS

Under guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. Assessments generally are based on a formula relating to the Company’s premiums in the state compared to the premiums of other insurers. While we historically have recovered more than half of guaranty fund assessments through statutorily permitted premium tax offsets, significant increases in assessments could jeopardize future recovery of these assessments. Some states have similar laws relating to HMOs. Refer to “Health Care” for information regarding assessments recorded in 2000 related to New Jersey business. There were no material charges to earnings for guaranty fund obligations during 2001, or 1999.

FORWARD-LOOKING INFORMATION/ RISK FACTORS

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a “safe harbor” for forward-looking statements, so long as (1) those statements are identified as forward-looking, and (2) the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in this Management’s Discussion and Analysis is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules. This information includes, but is not limited to: (1) the information that appears under the headings “Outlook” in the discussion of results of operations of each of our businesses and (2) “Total Investments – Risk Management and Market-Sensitive Instruments”. In writing this Management’s Discussion and Analysis, we also used the following words, or variations of these words and similar expressions, where we intended to identify forward-looking statements:

• Expects	• Anticipates	• Plans	• Seeks
• Projects	• Intends	• Believes	• Estimates

Forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from those statements. You should not put undue reliance on forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this Management’s Discussion and Analysis or elsewhere in this Report. These risks and other factors may affect forward-looking statements, including those in this Management’s Discussion and Analysis or made elsewhere, and/or our business generally. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline materially.

We are seeking to improve the performance of our health care business by implementing a number of initiatives; if these initiatives do not achieve their objectives, our results could continue to be materially adversely affected.

Substantially increasing medical costs caused our financial results in both 2000 and 2001 to decline significantly, and we cannot assure you that these cost increases will not continue or worsen. We continue to implement a number of strategic and operational initiatives with the goal of improving the performance of our business. These initiatives include, among other things, addressing rising medical costs, implementing a new customer market approach, improving the efficiency of operations, improving relations with health care providers, and exiting certain products within markets. The future performance of our business will depend in large part on our ability to design and implement these strategic initiatives. If these initiatives do not achieve their objectives or result in increased medical costs, our results could continue to be adversely affected. Refer to “Overview” for more information.

We experienced larger-than-expected increases in medical costs in both 2000 and 2001, which we believe were also larger than those experienced by many of our competitors; our ability to address health care costs, implement increases in premium rates and the resulting effects on our membership affect our profitability.

Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics, advances in medical technology and other factors continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs and direct to consumer marketing by pharmaceutical companies, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care are beyond any health plan’s control and may adversely affect our ability to predict and manage health care costs, as well as our business, financial condition and results of operations.

We have taken and are taking several actions to address this situation. We are increasing premiums for business renewing in 2002. However, premiums in the health business are generally fixed for one-year periods. Accordingly, cost levels in excess of future medical cost projections reflected in pricing cannot be recovered in the contract year through higher premiums. A significant portion of the Company’s Health Risk business renews on January 1 of each year and a majority renews by July 1 of each year. As a result, the Company’s results for a given year are particularly sensitive to the price increases it achieves for business renewing in the early part of the year. There can be no assurances regarding the accuracy of medical cost projections assumed for pricing purposes and if the rate of increase in medical costs in 2002 were to exceed the levels projected for pricing purposes, our results would be materially adversely affected.

In addition to the challenge of managing health care costs, we face pressure to contain premium prices. Our customer contracts are subject to negotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums.

Premium increases for 2002 renewals and other actions have reduced membership significantly for 2002, compared to membership at December 31, 2001. Further premium increases in 2002 could result in additional membership reductions. If membership declines more than expected or we lose accounts with favorable medical cost experience while retaining accounts with unfavorable medical cost experience, our business and results of operations may be materially adversely affected. We also exited a significant number of our Medicare service areas, effective January 1, 2002. These membership reductions will materially affect our revenue for 2002, and underscore our need to seek to reduce our level of administrative expenses. In addition to premium increases and Medicare market withdrawals, other factors that could contribute to a reduction in enrollment include: failure to obtain new customers; benefit changes; other market exits; reductions in workforce by existing customers; negative publicity and news coverage (of the kind currently occurring regarding managed care) general economic downturn that results in business failures; and failure to attain or maintain nationally-recognized accreditations for health plans (such as accreditation by the National Committee for Quality Assurance). Refer to “Health Care – Outlook” for more information.

We hold reserves for expected claims, which are estimated, and these estimates are highly judgmental; if actual claims exceed reserve estimates (as they have in prior periods), our results could be materially adversely affected.

Health care costs payable reflect estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. Most health care claims are not submitted to the Company until after the end of the quarter in which services are rendered by providers to members. As a result, an extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates, and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were used in estimating health care costs payable at December 31, 2001 would cause these estimates to change in the near term, and such a change could be material. For example, a 100 basis point change in the estimated medical cost trend for Commercial HMO Risk products would have changed annual after tax results for 2001 by approximately $75 million. This estimation process is a critical accounting policy for the Company. Refer to “Health Care” and “Critical Accounting Policies” for more information.

Our profitability may be adversely affected if we are unable to contract with providers on favorable terms.

Our profitability is dependent in part upon our ability to contract on favorable terms with hospitals, physicians and other health benefits providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

The health benefits industry is subject to negative publicity, which can adversely affect our profitability.

The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:

•	Adversely affecting our ability to market our products and services;

•	Requiring us to change our products and services; or

•	Increasing the regulatory burdens under which we operate.

We are party to a substantial amount of litigation; these cases and future cases may have a material adverse effect on us.

We are party to a number of purported class action lawsuits and other litigation. The majority of these cases relate to the conduct of our health care business and allege various violations of law. Many of these cases seek substantial damages (including punitive damages) and far-ranging changes in our practices. We may also be subject to additional litigation in the future. This litigation could materially adversely affect us, because of the costs of defending these cases, costs of settlement or judgments against us, or because of changes in our operations that could result from this litigation. Refer to Note 18 of Notes to Consolidated Financial Statements.

Our business activities are highly regulated and there are a number of current and planned initiatives being considered by federal and state governments; government regulation limits us in the conduct of our business and also subjects us to additional costs in complying with the requirements of governmental authorities; further regulation could also materially adversely affect our business.

Our business is subject to extensive regulation by state and federal governmental authorities. For example, there are a number of federal and state requirements restricting operations of health care plans (particularly HMOs). The federal and many state governments have enacted or are actively considering legislative and regulatory changes related to health products. At this time, we are unable to predict the impact of future changes, although we anticipate that some of these measures, if enacted, could adversely affect health operations through:

•	Affecting premium rates,

•	Reducing our ability to manage medical costs,

•	Increasing medical costs and operating expenses,

•	Increasing our exposure to lawsuits,

•	Regulating levels and permitted lines of business,

•	Imposing financial assessments, and

•	Regulating business practices.

Recently, there has been heightened review by these regulators of the managed health care industry’s business practices, including utilization management and claim payment practices. As one of the largest national managed care organizations, we are regularly the subject of such reviews and several such reviews currently are pending, some of which may be resolved during 2002. These regulatory reviews could result in changes to or clarifications of our business practices, and also could result in material fines, penalties or other sanctions. Our business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA, or reduce the scope of ERISA pre-emption of state law claims.

It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or the other increased costs that may be caused by this legislation or regulation, or by court and regulatory decisions. For more information regarding the Patients’ Bill of Rights, other important regulatory initiatives and related judicial developments, see “Regulatory Environment”.

Compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, is expected to be costly.

In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under HIPAA related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:

•	Comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;

•	Adopt rigorous internal procedures to protect protected health information; and

•	Enter into specific written agreements with business associates to whom protected health information is disclosed.

The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates.

For more information regarding these regulations and the costs of compliance, refer to “Regulatory Environment” and “Health Care.”

Downgrades in our ratings may adversely affect our business, financial condition and results of operations.

Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies. Rating organizations continue to review the financial performance and condition of insurers, including Aetna Life Insurance Company and our other regulated subsidiaries. We believe our ratings are an important factor in marketing our products to certain of our customers, since ratings information is broadly disseminated and generally used throughout the industry. Certain of our businesses, particularly our Group Insurance business, would experience some run off of existing business or have the level of new business negatively impacted if the major rating agencies do not give a financial strength rating to the relevant subsidiary in the “A” rating category. In addition to claims paying and financial strength ratings of Aetna’s subsidiaries, rating organizations also provide ratings of Aetna Inc.’s senior debt and commercial paper. These ratings are broadly disseminated and used throughout the market place for debt instruments, and any decrease in these ratings could affect both the cost and availability of future borrowings. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Our ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our debt obligations or obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock and should not be relied upon as such.

The events of September 11, 2001 and their aftermath, including the continued threat of terrorism, potentially could increase Health Care utilization and pharmacy costs and Group Insurance life and disability claims, although the Company cannot predict whether any such increases will occur.

Through December 31, 2001, these events have not had a material financial impact on the Company’s operations, though the Company’s Group Insurance business includes $9 million after tax in the 2001 third quarter related to life insurance claims, net of reinsurance, associated with the events of September 11, 2001. These events also could make the Company’s insurance or reinsurance more costly or insurers or reinsurers may seek to exclude these types of events from coverage.

Generally lower levels of interest rates on investments, such as those currently being experienced in United States financial markets, have negatively impacted the level of investment income earned by the Company in recent periods, and such lower levels of investment income would continue if these lower interest rates continue.

In recent years, certain large physician practice management companies have experienced financial difficulties, including bankruptcy, which may subject us to increased credit risk related to provider groups and in some cases cause us to incur duplicative claims expense.

We are working to complete the integration of the Prudential health care, or PHC business, but if we are unsuccessful, our results may be materially adversely affected.

We continue working on integrating the PHC business into our health care business. Factors that can affect the success of our continuing integration include, but are not limited to:

•	integrating management, products, legal entities, networks and information systems on a timely basis,

•	applying managed care expertise and techniques throughout a broader membership base, and

•	eliminating duplicative administrative and customer service functions.

In connection with the December 2000 spin-off of our company from former Aetna and merger of former Aetna’s international and financial services businesses with a subsidiary of ING Groep N.V., we have agreed to be liable for, and to indemnify ING for, certain former Aetna liabilities, including liabilities not related to our health care business.

In connection with the spin-off, we generally assumed all liabilities related to former Aetna’s health care and large case pensions businesses. In addition, we generally are responsible for former Aetna’s liabilities other than those arising out of former Aetna’s financial services or international businesses. These liabilities generally include the post-retirement pension and other benefits payable to all previous employees of former Aetna, liabilities arising out of significant litigation to which former Aetna is a party, all liabilities arising out of certain divestiture transactions consummated by former Aetna before the spin-off and tax liabilities relating to, or resulting from the treatment of, the spin-off. We have agreed to indemnify ING for all of these liabilities. Although management believes that it has established reserves and/or obtained insurance sufficient to cover such liabilities as we consider appropriate, we cannot assure you that these liabilities will not be materially in excess of these reserves and insurance. In that case, these liabilities may be materially adverse to our business and results of operations.

Government payors can determine premiums.

Although we have withdrawn from certain Medicare markets, we will still have operations in a number of Medicare markets. In government-funded health programs such as Medicare and Medicaid, the government payor determines the premium levels. If the government payor reduces the premium levels or increases premiums by less than our costs increase and we cannot offset these with supplemental premiums and changes in benefit plans, then we could be materially adversely affected. In addition, premiums for certain federal government employee groups are subject to retroactive adjustments by the federal government. These adjustments could materially adversely affect us.

Success of our Internet initiatives depends on developing and implementing new and enhanced systems and processes.

Development and implementation of our Internet initiatives will require significant investments over the next several years. In addition, we may not achieve the new product development, increases in sales and reductions in expenses that we expect from these initiatives unless we are able to efficiently and cost effectively develop and implement new and enhanced information systems and redesigned business processes.

Our historical financial information for 2000 and 1999 may not be representative of our results as a separate company.

The financial information included in this Report for 2000 and 1999 may not be representative of our results of operations, financial position and cash flows had we operated as a separate, stand-alone entity during those periods or of our results of operations, financial position and cash flows in the future. We cannot assure you that the adjustments, allocations and estimates we have made in preparing our historical consolidated financial statements for those periods appropriately reflect our operations during those periods as if we had in fact operated as a stand-alone entity, although management believes such adjustments, allocations and estimates to be reasonable.

SELECTED FINANCIAL DATA

	For the Years Ended December 31,

(Millions, except per common share data)	2001	2000	1999	1998	1997

Total revenue	$25,190.8	$26,818.9	$22,109.7	$16,589.0	$14,674.4

Income (loss) from continuing operations	(291.0)	(127.4)	399.4	450.4	525.7

Net income (loss)	(279.6)	127.1	716.5	846.8	899.5

Net realized capital gains (losses), net of tax (included above)	73.6	(14.2)	21.4	189.0	160.5

Total assets	43,255.1	47,673.0	52,667.6	53,355.2	53,354.5

Total short-term debt	109.7	1,592.2	1,725.0	1,370.1	163.3

Total long-term debt	1,591.3	–	2,093.9	1,593.3	1,892.1

Aetna-obligated mandatorily redeemable preferred securities of subsidiary limited liability company holding primarily debentures guaranteed by former Aetna	–	–	–	275.0	275.0

Shareholders’ equity	9,890.3	10,127.1	10,703.2	11,429.5	11,082.0

Per common share data:(1)
Dividends declared(2)	$.04	$–	$–	$–	$–
Earnings (loss) per common share:(3)

Income (loss) from continuing operations:
Basic	(2.03)	(.90)	2.56	2.74	3.15
Diluted(4)	–	–	2.54	2.72	3.12

Net income (loss):
Basic	(1.95)	.90	4.76	5.49	5.66
Diluted(4)	–	–	4.72	5.40	5.59

(1)	Per common share data is based on former Aetna common shares and share equivalents through December 13, 2000 and Aetna Inc. thereafter. (Refer to Notes 1, 3 and 19.)
(2)	Prior to December 13, 2000, dividends were declared and paid by former Aetna to its shareholders and therefore, such dividends are not included herein.
(3)	For 1999 (through the redemption date of July 19, 1999), 1998 and 1997, preferred stock dividends of former Aetna are deducted from income from continuing operations and net income as the preferred stock issued by former Aetna was for the acquisition of U.S. Healthcare in 1996.
(4)	Since the Company reported a loss from continuing operations in 2001 and 2000, the effect of dilutive securities has been excluded from earnings per common share computations for those years because including such securities would be anti-dilutive.

See Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for significant events affecting the comparability of results as well as material uncertainties.

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,

(Millions, except per common share data)	2001	2000	1999

Revenue:
Health care premiums	$19,940.4	$21,746.6	$17,145.7
Other premiums	1,831.6	1,468.3	1,495.8
Administrative services contract fees	1,835.2	1,925.9	1,674.5
Net investment income	1,411.6	1,631.6	1,601.8
Other income	75.9	86.6	129.4
Net realized capital gains (losses)	96.1	(40.1)	62.5

Total revenue	25,190.8	26,818.9	22,109.7

Benefits and expenses:
Health care costs	17,938.8	18,884.1	14,641.0
Current and future benefits	2,458.3	2,153.5	2,231.0

Operating expenses:
Salaries and related benefits	2,290.4	2,328.7	1,866.2
Other	2,224.6	2,501.1	2,050.8
Interest expense	142.8	248.2	232.7
Amortization of goodwill	198.1	204.9	206.0
Amortization of other acquired intangible assets	218.5	230.7	214.4
Goodwill write-off	–	310.2	–
Severance and facilities charges	192.5	142.5	–
Reductions of reserve for anticipated future losses on discontinued products	(94.5)	(146.0)	(77.2)

Total benefits and expenses	25,569.5	26,857.9	21,364.9

Income (loss) from continuing operations before income taxes (benefits) and cumulative effect adjustment	(378.7)	(39.0)	744.8

Income taxes (benefits):
Current	(13.6)	242.1	268.5
Deferred	(73.6)	(153.7)	76.9

Total income taxes (benefits)	(87.2)	88.4	345.4

Income (loss) from continuing operations before cumulative effect adjustment	(291.5)	(127.4)	399.4
Cumulative effect adjustment, net of tax (refer to Note 2)	.5	–	–

Income (loss) from continuing operations	(291.0)	(127.4)	399.4

Discontinued operations, net of tax:
Income from operations	–	428.5	317.1
Sale and spin-off related costs	11.4	(174.0)	–

Net Income (loss)	$(279.6)	$127.1	$716.5

Results per common share:

Income (loss) from continuing operations:
Basic	$(2.03)	$(.90)	$2.56
Diluted(1)	–	–	2.54

Income from discontinued operations:
Basic	.08	1.80	2.20
Diluted(1)	–	–	2.18

Net income (loss):
Basic	(1.95)	.90	4.76
Diluted(1)	–	–	4.72

(1)	Since the Company reported a loss from continuing operations in 2001 and 2000, the effect of dilutive securities has been excluded from earnings per common share computations for those years because including such securities would be anti-dilutive.

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	As of December 31,

(Millions, except share data)	2001	2000

Assets

Current assets:
Cash and cash equivalents	$1,398.2	$1,652.5
Investment securities	14,260.1	14,308.8
Other investments	167.7	374.6
Premiums receivable, net	604.9	838.6
Other receivables, net	528.0	735.8
Accrued investment income	232.3	260.3
Collateral received under securities loan agreements	621.7	596.8
Loaned securities	608.1	584.1
Deferred income taxes	114.1	112.3
Other current assets	216.1	303.7

Total current assets	18,751.2	19,767.5

Long-term investments	1,575.6	1,571.6
Mortgage loans	1,887.8	1,826.6
Investment real estate	359.7	319.2
Reinsurance recoverables	1,269.7	1,318.5
Goodwill, net	6,583.8	6,781.9
Other acquired intangible assets, net	703.0	921.5
Property and equipment, net	327.0	390.0
Deferred income taxes	360.5	295.0
Other long-term assets	146.8	128.7
Separate Accounts assets	11,290.0	14,352.5

Total assets	$43,255.1	$47,673.0

Liabilities and shareholders’ equity

Current liabilities:
Health care costs payable	$2,986.7	$3,171.1
Future policy benefits	800.5	832.0
Unpaid claims	574.6	528.2
Unearned premiums	208.0	274.7
Policyholders’ funds	1,052.8	1,089.0
Collateral payable under securities loan agreements	621.7	596.8
Short-term debt	109.7	1,592.2
Income taxes payable	147.4	297.8
Accrued expenses and other current liabilities	1,637.2	1,621.6

Total current liabilities	8,138.6	10,003.4

Future policy benefits	8,621.5	8,912.1
Unpaid claims	1,203.6	1,211.6
Policyholders’ funds	2,245.1	2,649.6
Long-term debt	1,591.3	–
Other long-term liabilities	274.7	416.7
Separate Accounts liabilities	11,290.0	14,352.5

Total liabilities	33,364.8	37,545.9

Commitments and contingent liabilities (Refer to Notes 4, 6 and 18)

Shareholders’ equity:
Common stock and additional paid-in capital ($.01 par value, 759,900,000 shares authorized, 144,265,912 issued and outstanding in 2001 and $.01 par value, 762,500,000 shares authorized, 142,618,551 issued and outstanding in 2000)	3,913.8	3,898.7
Accumulated other comprehensive income	68.5	35.1
Retained earnings	5,908.0	6,193.3

Total shareholders’ equity	9,890.3	10,127.1

Total liabilities and shareholders’ equity	$43,255.1	$47,673.0

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Accumulated Other
			Comprehensive
		Common	Income (Loss)
		Stock and
		Additional	Unrealized
		Paid-in	Gains (Losses)	Foreign		Retained
(Millions, except share data)	Total	Capital	on Securities	Currency	Derivatives	Earnings

Balances at December 31, 1998	$11,429.5	$3,674.0	$382.5	$(204.7)	$–	$7,577.7

Comprehensive loss:
Net income	716.5					716.5

Other comprehensive loss, net of tax:
Unrealized losses on securities ($(905.6) pretax)(1)	(588.6)		(588.6)
Foreign currency ($(132.5) pretax)	(244.8)			(244.8)

Other comprehensive loss	(833.4)

Total comprehensive loss	(116.9)

Capital contributions from former Aetna	45.3	45.3
Dividends to former Aetna	(654.7)					(654.7)

Balances at December 31, 1999	10,703.2	3,719.3	(206.1)	(449.5)	–	7,639.5

Comprehensive income:
Net income	127.1					127.1

Other comprehensive income, net of tax:
Unrealized gains on securities ($486.5 pretax)(1)	316.2		316.2
Foreign currency ($(50.9) pretax)	(39.9)			(39.9)

Other comprehensive income	276.3

Total comprehensive income	403.4

Capital contributions from former Aetna	118.9	118.9
Dividends to former Aetna	(216.0)					(216.0)
Outstanding shares cancelled (1,100 shares)	–	–
Sale and spin-off related transaction (141,670,551 shares issued) (Refer to Note 19)	(904.2)	38.7	(80.7)	495.1		(1,357.3)
Stock options exercised (948,000 shares issued)	21.8	21.8

Balances at December 31, 2000	10,127.1	3,898.7	29.4	5.7	–	6,193.3

Comprehensive income:
Net loss	(279.6)					(279.6)

Other comprehensive income, net of tax:
Unrealized gains on securities ($57.2 pretax)(1)	37.2		37.2
Foreign currency ($(1.1) pretax)	(.7)			(.7)
Derivative losses ($(4.8) pretax) (1)	(3.1)				(3.1)

Other comprehensive income	33.4

Total comprehensive loss	(246.2)

Common shares issued for benefit plans (4,247,361 shares)	110.7	110.7
Repurchase of common shares (2,600,000 shares)	(95.6)	(95.6)
Common stock dividends	(5.7)					(5.7)

Balances at December 31, 2001	$9,890.3	$3,913.8	$66.6	$5.0	$(3.1)	$5,908.0

(1)	Net of reclassification adjustments.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

(Millions)	2001	2000	1999

Cash flows from operating activities:
Net income (loss)	$(279.6)	$127.1	$716.5

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Cumulative effect adjustment	(.7)	–	–
Income from discontinued operations	(11.4)	(254.5)	(317.1)
Severance and facilities charge	192.5	142.5	–
Goodwill write-off	–	310.2	–
Amortization of goodwill and other acquired intangible assets	416.6	435.6	420.4
Depreciation and other amortization	181.0	190.1	96.6
Accretion of net investment discount	(26.3)	(37.8)	(28.6)
Net realized capital (gains) losses	(96.1)	40.1	(62.5)

Changes in assets and liabilities:
Decrease in accrued investment income	28.0	9.2	79.7
Decrease (increase) in premiums due and other receivables	495.8	115.2	(46.6)
Increase (decrease) in income taxes	(230.8)	(13.9)	124.9
Net change in other assets and other liabilities	(271.0)	(231.9)	511.6
Net decrease in health care and insurance liabilities	(432.0)	(762.3)	(83.4)
Discontinued operations, net	–	1,457.0	254.5

Net cash provided by (used for) operating activities	(34.0)	1,526.6	1,666.0

Cash flows from investing activities:

Proceeds from sales and investment maturities of:
Debt securities available for sale	17,561.8	13,093.9	14,136.0
Equity securities	239.5	358.8	177.2
Mortgage loans	400.8	534.6	480.8
Investment real estate	6.3	29.5	33.7
Other investments	4,866.5	5,166.8	5,564.4
NYLCare Texas	–	420.0	–

Cost of investments in:
Debt securities available for sale	(16,930.7)	(12,081.3)	(13,526.7)
Equity securities	(288.1)	(235.7)	(145.5)
Mortgage loans	(226.4)	(364.8)	(157.1)
Investment real estate	(17.9)	(15.7)	(33.5)
Other investments	(5,145.3)	(5,395.6)	(4,847.5)

Acquisitions:
NYLCare health care business	–	–	(48.8)
Prudential health care business	–	–	(512.5)
Increase in property and equipment	(142.6)	(36.9)	(58.1)
Other, net	–	7.3	(186.2)
Discontinued operations, net	–	(445.1)	(1,031.3)

Net cash provided by (used for) investing activities	323.9	1,035.8	(155.1)

Cash flows from financing activities:
Deposits and interest credited for investment contracts	170.4	237.2	332.4
Withdrawals of investment contracts	(795.0)	(931.9)	(1,607.2)
Issuance (repayment) of long-term debt	1,566.1	–	(26.7)
Net increase (decrease) in short-term debt	(1,482.5)	(132.8)	528.4
Redemption of mandatorily redeemable preferred securities	–	–	(275.0)
Stock options exercised	–	21.8	–
Capital contributions from former Aetna	–	118.9	45.3
Dividends paid to former Aetna	–	(216.0)	(634.7)
Common shares issued under benefit plans	98.1	–	–
Common shares repurchased	(95.6)	–	–
Dividends paid to shareholders	(5.7)	–	–
Other, net	–	(304.4)	(384.1)
Discontinued operations, net	–	(296.4)	811.7

Net cash used for financing activities	(544.2)	(1,503.6)	(1,209.9)

Net increase in cash and cash equivalents of discontinued operations	–	(715.5)	(34.9)

Net increase (decrease) in cash and cash equivalents of continuing operations	(254.3)	343.3	266.1
Cash acquired from the Prudential health care business	–	–	261.6
Cash and cash equivalents, beginning of year	1,652.5	1,309.2	781.5

Cash and cash equivalents, end of year	$1,398.2	$1,652.5	$1,309.2

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

The accompanying consolidated financial statements include Aetna Inc. (a Pennsylvania corporation) and its wholly owned subsidiaries (collectively, the “Company”). As of December 31, 2001, the Company’s operations included three business segments: Health Care, Group Insurance and Large Case Pensions. Health Care consists of health and dental plans offered on both a full risk basis (where the Company assumes all or a majority of the risk for health and dental care costs) and an employer-funded basis (where the plan sponsor under an administrative services contract, and not the Company, assumes all or a majority of this risk). Health plans include health maintenance organization (“HMO”), point-of-service (“POS”), preferred provider organization (“PPO”) and indemnity benefit products. The Group Insurance segment includes group life insurance products offered on a full risk basis, as well as group disability and long-term care insurance products offered on both a full risk and an employer-funded basis. Large Case Pensions manages a variety of retirement products (including pension and annuity products) primarily for defined benefit and defined contribution plans. These products provide a variety of funding and benefit payment distribution options and other services. The Large Case Pensions business includes certain discontinued products. (Refer to Note 10 for additional information.) These business segments reflect the Company’s changes to its internal structure for making operating decisions and assessing performance, which became effective January 1, 2001.

The three segments are distinct businesses that offer different products and services. During the reporting period, they were managed separately as each business required different market strategies, technology and capital allocation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of these business segments based on operating earnings (net income or loss, excluding net realized capital gains and losses and any other items, such as severance and facilities charges and reductions of the reserve for anticipated future losses on discontinued products).

Prior to December 13, 2000, the Company (formerly Aetna U.S. Healthcare Inc. and its wholly owned subsidiaries) was a subsidiary of a Connecticut corporation named Aetna Inc. (“former Aetna”). On December 13, 2000, former Aetna spun off shares of the Company to shareholders and, as part of the same transaction, sold former Aetna’s financial services and international businesses to ING Groep N.V. (“ING”) (collectively, the “Transaction”). The sale was accomplished by the merger of former Aetna into a subsidiary of ING. The businesses sold to ING are reflected as discontinued operations, since the Company is the successor of former Aetna for accounting purposes. (Refer to Note 19 for additional information.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany balances have been eliminated. Certain reclassifications have been made to the 2000 and 1999 financial information to conform to the 2001 presentation.

As a result of the Transaction, the consolidated financial statements for 2000 and 1999 have been prepared using the historical basis of the assets and liabilities and historical results of operations of the Health Care, Group Insurance and Large Case Pensions businesses as if the Company were a separate entity for these periods. Changes in shareholders’ equity prior to December 13, 2000 represented the net income of the Company plus (less) net cash transfers from (to) former Aetna. Additionally, the consolidated financial statements for 2000 and 1999 include allocations of certain assets and liabilities (including prepaid pension assets, debt and benefit obligations and pension and post-retirement benefits) and expenses (including interest), previously recorded by former Aetna, to the Health Care, Group Insurance and Large Case Pensions businesses of the Company, as well as to those businesses presented as discontinued operations. Management believes these allocations are reasonable. Accordingly, the financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholders’ equity and cash flows of the Company had it been a separate, independent company during 2000 and 1999.

NEW ACCOUNTING STANDARDS

Business Combinations

In June 2001, the Financial Accounting Standard Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 141, Business Combinations. This standard supersedes previous accounting standards for business combinations. FAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method, and prospectively prohibits the use of the pooling-of-interest method. All of the Company’s previous acquisitions have been recorded under the purchase method.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In September 2000, the FASB issued FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces FAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This standard revises the accounting for securitizations, other financial asset transfers and collateral associated with securities lending transactions and requires certain additional disclosures. FAS No. 140 was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and disclosure of collateral and for additional disclosures related to securitization transactions, FAS No. 140 was effective for the Company’s December 31, 2000 financial statements. With respect to loaned securities disclosures, previous financial statements need not be reclassified. The adoption of those provisions effective in 2000 as well as those effective after March 31, 2001 did not have a material effect on the Company’s financial position or results of operations.

Accounting for Derivative Instruments and Hedging Activities

As of January 1, 2001, the Company adopted FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FAS Statement No. 133, FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities – an Amendment of FAS Statement No. 133, and certain FAS No. 133 implementation issues, issued by the FASB. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and to measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the fair values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The adoption of this standard resulted in a cumulative effect adjustment of $.5 million after tax, recorded on the Company’s Consolidated Statement of Income for 2001, and did not have a material effect on the Company’s financial position. (Refer to Note 6.)

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Accounting for the Impairment or Disposal of Long-Lived Assets

In August 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supersedes previous related accounting standards. It addresses the accounting and reporting for impairment of long-lived assets to be held and used, as well as long-lived assets to be disposed of. It also broadens the presentation of discontinued operations on the income statement to include a component of an entity (rather than a segment of a business). This standard requires that long-lived assets to be held and used be written down to fair value when they are considered impaired. Long-lived assets to be disposed of are to be carried at the lower of carrying amount or fair value less estimated cost to sell. This standard is effective for the Company’s financial statements beginning January 1, 2002. The Company does not expect that the adoption of this standard will have a material effect on its financial position or results of operations.

Goodwill and Other Intangible Assets

In June 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets. This standard, which became effective for the Company on January 1, 2002, eliminates goodwill amortization from the income statement and requires an evaluation of goodwill for impairment upon adoption of this standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. For these evaluations, the Company is using an implied fair value approach, which uses a discounted cash flow analysis and other valuation methodologies. These evaluations utilize many assumptions and estimates in determining an impairment loss, including certain assumptions and estimates related to future earnings to be derived from the Company’s turnaround initiatives. (For more information, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview – Turnaround Initiatives). If these turnaround initiatives do not achieve their earnings objectives, the assumptions and estimates underlying this goodwill impairment evaluation as well as the ultimate amount of the goodwill impairment could be adversely affected. Impairment resulting from the initial application of this standard will be classified as a cumulative effect of a change in accounting principle. Subsequent impairments, if any, would be classified as an operating expense. Also, intangible assets that meet certain criteria will qualify for recording on the balance sheet and will continue to be amortized in the income statement.

The Company anticipates recording an impairment of goodwill during the first quarter of 2002, as a result of adopting this standard, of approximately $3 billion. (Refer to Note 13 for information relating to the impact on the Company’s credit facilities.) Although this standard will increase the Company’s results of operations in the future due to the elimination of goodwill amortization from the Company’s income statement, any subsequent impairments, after initial application, would result in a charge, as discussed above.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates. The Company considers the following accounting policies requiring significant estimates with regard to the consolidated financial statements: Revenue Recognition (Allowance for Estimated Terminations and Uncollectable Accounts), Health Care and Insurance Liabilities, Investments and Goodwill and Other Acquired Intangible Assets.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and other debt securities with a maturity of 90 days or less when purchased. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these instruments.

INVESTMENTS

Investment Securities

Investment securities consist primarily of U.S. Treasury and agency securities, mortgage-backed securities, corporate and foreign bonds, money market instruments and other debt and equity securities. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such securities as current without regard to contractual maturity dates. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments. The Company periodically reviews its debt and equity securities to determine whether a decline in fair value below the carrying value is other than temporary. If a decline in market value is considered other than temporary, the cost basis/carrying amount of the security is written down to fair value and the amount of the write-down is included in earnings. The Company does not accrue interest on debt securities when management believes the collection of interest is unlikely.

Long-Term Investments

Long-term investments consist primarily of equity securities subject to restrictions on disposition, limited partnerships and restricted assets. Limited partnerships are carried on an equity basis. Restricted assets consist of debt securities on deposit as required by various regulatory authorities.

Fair Value of Investments

The Company has classified its investment securities as available for sale and carries them at fair value. Fair values for such securities are based on quoted market prices or dealer quotes. Where quoted market prices or dealer quotes are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods.

Securities Lending

The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Such securities are classified as loaned securities on the Consolidated Balance Sheets. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities fluctuates. Initial collateral, primarily cash, is required at a rate of 102% of the market value of a loaned domestic security and 105% of the market value of a loaned foreign security. The collateral is deposited by the borrower with an independent lending agent, and retained and invested by the lending agent according to the Company’s guidelines to generate additional income.

Mortgage Loans

Mortgage loans are carried at unpaid principal balances, net of impairment reserves. A mortgage loan may be impaired when it is a problem loan (i.e., more than 60 days delinquent, in bankruptcy or in process of foreclosure), a potential problem (i.e., high probability of default within 3 years) or a restructured loan. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the loan and the estimated fair value of the collateral. The Company applies its loan impairment policy individually to all loans in the portfolio and does not aggregate loans for the purpose of applying such policy. The Company records full or partial charge-offs of loans at the time an event occurs affecting the legal status of the loan, typically at the time of foreclosure or upon a loan modification giving rise to forgiveness of debt. The Company accrues interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal. Mortgage loans with a maturity date of less than one year from the balance sheet date are reported in other investments on the Consolidated Balance Sheets.

Mortgage Securitizations

The Company may, from time to time, securitize and sell certain mortgage loans and retain an interest in the securitized mortgage loans. Gains or losses on the sale of these loans would depend on the previous carrying amount of the transferred loans, allocated between the portion of the loans sold and the retained interests based on their relative fair value at the date of transfer. Fair values are based on quoted market prices or dealer quotations.

Investment Real Estate

Investment real estate, which the Company intends to hold for the production of income, is carried at depreciated cost, including capital additions, net of write-downs for other than temporary declines in fair value. Depreciation is generally calculated using the straight-line method based on the estimated useful life of each asset. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below cost. Fair value is generally estimated using a discounted future cash flow analysis in conjunction with comparable sales information. Property valuations are reviewed by the Company’s investment management group. At the time of the sale, the difference between the sales price and the carrying value is recorded as a realized capital gain or loss.

NET INVESTMENT INCOME AND REALIZED CAPITAL GAINS AND LOSSES

Net investment income and realized capital gains and losses on investments supporting Group Insurance and Health Care’s liabilities and Large Case Pensions’ non-experience-rated products are reflected in the Company’s results of operations. Realized capital gains and losses are determined on a specific identification basis. Unrealized capital gains and losses are computed on a specific identification basis and are reflected in shareholders’ equity, net of related income taxes, as a component of accumulated other comprehensive income. Purchases and sales of debt and equity securities are recorded on the trade date. Sales of mortgage loans and investment real estate are recorded on the closing date. Net investment income supporting Large Case Pensions experience-rated products is included in net investment income, which is credited to contractholders in current and future benefits.

Realized and unrealized capital gains and losses on investments supporting experience-rated products in the Company’s Large Case Pensions business are reflected in policyholders’ funds and are determined on a specific identification basis. Experience-rated products are products in the Company’s Large Case Pensions business where the contractholder, not the Company, assumes investment (including realized capital gains and losses) and other risks, subject to, among other things, minimum guarantees provided by the Company in some instances. The effect of investment performance (as long as minimum guarantees are not triggered) is allocated to contractholders’ accounts daily, based on the underlying investment’s experience and, therefore, does not impact the Company’s results of operations.

When the Company discontinued the sale of its fully guaranteed large case pensions products, it established a reserve for anticipated future losses from these products and segregated the related investments. These investments are managed as a separate portfolio. Investment income and net realized capital gains and losses on this separate portfolio are ultimately credited/charged to the reserve and, therefore, do not impact the Company’s results of operations. Unrealized capital gains or losses on this separate portfolio are reflected in other current assets or other current liabilities on the Consolidated Balance Sheets. (Refer to Note 10.)

DERIVATIVE INSTRUMENTS

The Company’s Use of Derivatives

The Company uses derivative instruments (“derivatives”) in order to manage interest rate and price risk (collectively, market risk). By using derivatives to manage market risk, the Company exposes itself to credit risk and additional market risk.

Credit risk is the exposure to loss if a counterparty fails to perform under the terms of the derivative contract. The Company generally does not require collateral or other security for its derivatives, but may be required to post collateral under certain circumstances. However, the Company minimizes its credit risk by entering into transactions with counterparties that maintain high credit ratings, as well as by limiting single counterparty exposure and monitoring the financial condition of counterparties. Market risk is the exposure to changes in the market price of the underlying instrument and the related derivative. Such price changes result from movements in interest rates and equity markets, and as a result, assets and liabilities will appreciate or depreciate in market value.

The Company uses primarily futures contracts, forward contracts and interest rate swap agreements to manage market risk.

Futures contracts represent commitments either to purchase or to sell securities at a specified future date and specified price. Futures contracts trade on organized exchanges and therefore, have minimal credit risk. Forward contracts are agreements to exchange fixed amounts of two different financial instruments or currencies at a specified future date and specified price. Interest rate swap agreements are contracts to exchange interest payments on a specified principal (notional) amount for a specified period.

From time to time, the Company uses option contracts for the purpose of increasing net investment income. Option contracts grant the purchaser, for a fee, the right, but not the obligation, to buy or sell a financial instrument at a given price during a specified period.

Effective January 1, 2001, with the implementation of FAS No. 133, derivatives are recognized on the Company’s Consolidated Balance Sheets in other investments at fair value. The fair value of derivatives is estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These fair value amounts reflect the estimated amounts that the Company would have to pay or would receive if the contracts were terminated.

When the Company enters into a derivative contract, if certain criteria are met, it may designate the derivative as one of the following: (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”); (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”); or (iii) a foreign currency fair value or cash flow hedge (“foreign currency hedge”).

At hedge inception, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for the hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the Company’s Consolidated Balance Sheets or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

For a derivative designated as a fair value hedge, changes in the fair value, along with the gain or loss on the related hedged asset or liability, are recorded in current period earnings. For a derivative designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in accumulated other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

The Company’s financial instruments and insurance products are reviewed to determine whether a derivative may be “embedded” in such instruments or products. The Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the remaining component of the financial instrument or insurance product (that is, the host contract). If it is determined that the embedded derivative is not clearly and closely related to the host contract and that a separate instrument with the same terms would qualify as a derivative, the embedded derivative is separated from the host contract and carried at fair value.

The Company discontinues hedge accounting prospectively when it is determined that one of the following has occurred: (i) the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) the derivative is undesignated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) management determines that the designation of the derivative as a hedge instrument is no longer appropriate.

If hedge accounting is discontinued, the derivative will continue to be carried on the Company’s Consolidated Balance Sheets at its fair value. When hedge accounting is discontinued because the derivative no longer qualifies as an effective fair value hedge, the related hedged asset or liability will no longer be adjusted for fair value changes. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the accumulated gains and losses included in accumulated other comprehensive income will be recognized immediately in earnings. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, any asset or liability that was recorded pursuant to the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. In all other situations in which hedge accounting is discontinued, changes in the fair value of the derivative are recognized in current period earnings.

Prior to the Company’s adoption of FAS No. 133, changes in the fair value of futures contracts that qualified as hedges were deferred and recognized as an adjustment to the hedged asset or liability. Deferred gains or losses on such futures contracts were amortized over the life of the acquired asset or liability as a yield adjustment or through net realized capital gains or losses upon disposal of an asset. Changes in the fair value of futures contracts that did not qualify as hedges were recorded in net realized capital gains or losses. Hedge designation required specific asset or liability identification, a probability at inception of high correlation with the position underlying the hedge, and that such high correlation be maintained throughout the hedge period.

Interest rate swap agreements, which were designated as risk management instruments at inception, were accounted for using the accrual method. Accordingly, the difference between amounts paid and received on such agreements were reported in net investment income. There was no recognition in the Consolidated Balance Sheets of changes in the fair value of these agreements.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

Goodwill (which represents the excess of cost over the fair value of net assets acquired) and other acquired intangibles are amortized using the straight-line method over the estimated useful life of the related asset. The Company regularly evaluates the recoverability of goodwill and other acquired intangible assets and the related amortization periods. If it is probable that undiscounted projected operating income (before amortization of goodwill and other acquired intangible assets) will not be sufficient to recover the carrying value of the asset, the carrying value is written down through results of operations and, if necessary, the amortization period is adjusted. Operating income considered in such an analysis is either that of the entity acquired, if separately identifiable, or the business segment that acquired the entity. Refer to “Future Application of Accounting Standards” for a discussion on FAS No. 142, Goodwill and Other Intangible Assets.

Goodwill and other acquired intangible assets at December 31, 2001 and 2000 were as follows:

		Accumulated		Amortization
2001 (Millions)	Cost	Amortization	Net Balance	Period (Years)

Goodwill	$7,705.5	$1,121.7	$6,583.8	40

Other acquired intangible assets:
Customer lists	$919.0	$784.4	$134.6	5-7
Provider networks	677.2	141.5	535.7	20-25
Work force	88.0	62.7	25.3	3-6
Computer systems	60.0	60.0	—	5
Other	69.2	61.8	7.4	3-5

Total other acquired intangible assets	$1,813.4	$1,110.4	$703.0

2000

Goodwill(1)	$7,705.5	$923.6	$6,781.9	40

Other acquired intangible assets:
Customer lists	$919.0	$628.4	$290.6	5-7
Provider networks	677.2	113.6	563.6	20-25
Work force	88.0	50.2	37.8	3-6
Computer systems	60.0	53.4	6.6	5
Other	69.2	46.3	22.9	3-5

Total other acquired intangible assets	$1,813.4	$891.9	$921.5

(1)	In the fourth quarter of 2000, in accordance with its accounting policy relative to goodwill recoverability, the Company wrote off $310.2 million of goodwill, primarily related to its exit from a number of Medicare service areas (refer to Note 4), as well as its investment in a medical information services business, upon re-evaluation of its strategy for such business.

REINSURANCE

The Company utilizes reinsurance agreements to reduce its exposure to large losses in certain aspects of its insurance business as well as the acquisition or disposition of certain insurance contracts. These reinsurance agreements permit recovery of a portion of losses from reinsurers, although they do not discharge the Company’s primary liability as direct insurer of the risks reinsured. Only those reinsurance recoverables deemed probable of recovery are reflected as assets. In the normal course of business, the Company enters into agreements with other insurance companies to assume reinsurance, primarily related to its health and group life products. (Refer to Notes 4 and 16.)

PROPERTY AND EQUIPMENT

Property and equipment are reported at historical cost net of accumulated depreciation. At December 31, 2001 and 2000, historical cost was approximately $1.0 billion, and the related accumulated depreciation was approximately $.7 billion and $.6 billion, respectively. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from three to forty years.

The Company regularly evaluates whether events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable. If it is determined that an asset may not be recovered, the Company estimates the future undiscounted cash flows (grouped at the company-wide level) expected to result from future use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss will be recognized for the amount by which the carrying amount of the asset exceeds its fair value thereby reducing carrying amount to fair value.

SEPARATE ACCOUNTS

Separate Accounts assets and liabilities in the Large Case Pensions business generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. These assets and liabilities are carried at market value. Deposits, net investment income and realized capital gains and losses on Separate Accounts assets are not reflected on the Consolidated Statements of Income. Management fees charged to contractholders are included in other income and recognized over the period earned.

HEALTH CARE AND INSURANCE LIABILITIES

Health care costs payable consist principally of unpaid fee-for-service health care and pharmacy claims, capitation costs and other amounts due to health care providers pursuant to risk-sharing arrangements related to Health Care’s HMO, POS, PPO and traditional indemnity plans. Unpaid health care claims include estimates of payments to be made on claims reported but not yet paid and health care services rendered but not yet reported to the Company as of the balance sheet date. Also included in these estimates is the cost of services that will continue to be rendered after the balance sheet date if the Company is obligated to pay for such services in accordance with contractual or regulatory requirements. Such estimates are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical utilization trends and payment patterns, medical inflation, product mix, seasonality, membership and other relevant factors. Changes in estimates are recorded in health care costs on the Consolidated Statements of Income in the period they are determined. Capitation costs represent contractual monthly fees paid to participating physicians and other medical providers for providing medical care. Amounts due under risk-sharing arrangements are based on the terms of the underlying contracts with the providers and consider experience under the contracts through the balance sheet date.

Unpaid claims consist primarily of reserves associated with certain short-duration group disability and term life insurance contracts, including an estimate for claims incurred but not reported as of the balance sheet date. Reserves associated with certain short-duration group disability and term life insurance contracts are based upon the present value of future benefits, which is based on assumed investment yields and assumptions regarding mortality, morbidity and recoveries from government programs. Reserves for claims incurred but not reported are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical payment patterns, seasonality and other relevant factors. The Company discounts certain claim liabilities related to group long-term disability and premium waiver contracts. Generally, the discount rates reflect the expected investment returns for the asset portfolios that support these liabilities and ranged from 6.5% to 7.1% in 2001 (except for experience-rated contracts where the discount rates are set at contractually specified levels). The estimates of unpaid claims are subject to change due to changes in the underlying experience of the contracts, changes in investment yields or other factors and these changes are recorded in current and future benefits on the Consolidated Statements of Income in the period they are determined.

Future policy benefits consist primarily of reserves for limited payment pension and annuity contracts in the Large Case Pensions business and long-duration group paid-up life and long-term care insurance contracts in the Group Insurance business. Reserves for limited payment contracts are computed in accordance with actuarial principles and are based upon assumptions reflecting anticipated mortality, retirement, expense and interest rate experience. Such assumptions generally vary by plan, year of issue and policy duration. Assumed interest rates on such contracts ranged from 2.0% to 10.5% in 2001. Mortality assumptions are periodically reviewed against both industry standards and experience. Reserves for group paid-up life and long-term care contracts represent the present value of future benefits to be paid to or on behalf of policyholders less the present value of future net premiums. Assumed interest rates on such contracts ranged from 2.5% to 9.5% in 2001. The present value of future benefits is based upon mortality, morbidity and interest assumptions.

Policyholders’ funds consist primarily of reserves for pension and annuity investment contracts in the Large Case Pensions business and customer funds associated with group life and health contracts in the Group Insurance business. Reserves on such contracts are equal to cumulative deposits less withdrawals and charges plus credited interest thereon, net of adjustments for investment experience that the Company is entitled to reflect in future credited interest. In 2001, interest rates for pension and annuity investment contracts ranged from 5.8% to 17.4% and rates for group life and health contracts ranged from 2.0% to 8.5%. Reserves on contracts subject to experience rating reflect the rights of policyholders, plan participants and the Company.

Health care and insurance liabilities are reviewed periodically, with any necessary adjustments reflected during the current period in results of operations. While the ultimate amount of claims and related expenses are dependent on future developments, it is management’s opinion that the liabilities that have been established are adequate to cover such costs. The health care and insurance liabilities that are expected to be paid within one year from the balance sheet date are classified as current liabilities on the Consolidated Balance Sheets.

PREMIUM DEFICIENCY

The Company evaluates its health care and insurance contracts to determine if it is probable that a loss will be incurred. A premium deficiency loss is recognized when it is probable that expected future claims, including maintenance costs, will exceed existing reserves plus anticipated future premiums and reinsurance recoveries on existing contracts. Anticipated investment income is considered in the calculation of premium deficiency losses for short-duration contracts. For purposes of determining premium deficiency losses, contracts are grouped in a manner consistent with the Company’s method of acquiring, servicing and measuring the profitability of such contracts.

REVENUE RECOGNITION

Health care premiums associated with the Company’s prepaid and other health care plans are recognized as income in the month in which the enrollee is entitled to receive health care services. Health care premiums are reported net of an allowance for estimated terminations (retroactivity adjustments) and uncollectable amounts. Other premium revenue for group life, long-term care and disability products is recognized as income, net of allowances for uncollectable accounts, over the term of the coverage. Other premium revenue for Large Case Pensions’

limited payment pension and annuity contracts is recognized as revenue in the period received. Premiums related to unexpired contractual coverage periods are reported as unearned premiums on the Consolidated Balance Sheets.

The balance of the allowance for estimated terminations and uncollectable accounts on premiums receivable was $172 million, $220 million and $216 million at December 31, 2001, 2000 and 1999, respectively, and is included in premiums receivable on the Consolidated Balance Sheets. The balance of the allowance for uncollected accounts on other receivables was $104 million, $99 million and $137 million at December 31, 2001, 2000 and 1999, respectively, and is included in other receivables on the Consolidated Balance Sheets.

Some group contracts allow for premiums to be adjusted to reflect actual experience. Such premium adjustments are reasonably estimable (based on actual experience of the customer emerging under the contract and the terms of the underlying contract) and are recognized as the experience emerges.

Administrative services contract (“ASC”) fees are received in exchange for performing certain claims processing and member services for self-insured health and disability members and are recognized as revenue over the period the service is provided. Some of the Company’s contracts include guarantees with respect to certain functions such as customer service response time, claim processing accuracy and claim processing turnaround time, as well as certain guarantees that claim expenses to be incurred by plan sponsors will fall within a certain range. With any of these guarantees, the Company is financially at risk if the conditions of the arrangements are not met, although the maximum amount at risk is typically 10% to 30% of fees for the customer involved.

Other income includes charges assessed against contractholders’ funds for contract fees, participant fees and asset charges related to pension and annuity products in the Large Case Pensions business. Other amounts received on pension and annuity contracts are reflected as deposits and are not recorded as revenue. When annuities with life contingencies are purchased under contracts that were initially investment contracts, the accumulated balance related to the purchase is treated as a single premium and reflected as an offsetting amount in both other premiums and current and future benefits on the Consolidated Statements of Income.

ALLOCATION OF EXPENSES

The Company allocates to the business segments centrally incurred costs associated with specific internal goods or services provided to the Company, such as employee services, technology services and rent, based on a reasonable method for each specific cost (such as usage, headcount, compensation or square footage occupied). Interest expense on third-party borrowings is not allocated to the reporting segments since it is not used as a basis for measuring the operating performance of the segments. Such amounts are reflected in Corporate Interest. (Refer to Note 17.)

INCOME TAXES

The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. The Company was included in the consolidated federal income tax returns of former Aetna through December 13, 2000. As a result of the Transaction, for the period December 14 through December 31, 2000 and the year ended December 31, 2001, the Company is responsible for filing two separate consolidated and various standalone federal income tax returns. The result of these separate tax filings are combined for financial reporting purposes.

Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. Deferred income tax expense or benefit reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax results of revenues and expenses currently taxable or deductible.

STOCK-BASED COMPENSATION

The Company uses the intrinsic value method of accounting for stock-based awards granted to employees. Accordingly, compensation expense is not recognized when the exercise price of an employee stock option equals or exceeds the fair market value of the stock on the date the option is granted. (Refer to Note 12 for pro forma information on the impact of the fair value method of accounting for stock options.)

3. EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the basic and diluted earnings per common share (“EPS”) is as follows:

			Per Common
	Income	Shares	Share
(Millions, except per common share data)	(Numerator)	(Denominator)	Amount

2001(1)

Basic EPS:
Loss from continuing operations(2)	$(291.0)	143.2	$(2.03)

2000(1)

Basic EPS:
Loss from continuing operations(2)	$(127.4)	141.3	$(.90)

1999(1)
Income from continuing operations	$399.4
Less: Preferred stock dividends(3)	30.5

Basic EPS:
Income from continuing operations applicable to common ownership	$368.9	144.1	$2.56

Effect of dilutive securities:
Stock options and other		1.2

Diluted EPS:
Income from continuing operations applicable to common ownership and assumed conversions	$368.9	145.3	$2.54

(1)	Basic earnings per common share related to discontinued operations were $.08, $1.80 and $2.20 for 2001, 2000 and 1999, respectively. Diluted earnings per common share related to discontinued operations were $2.18 for 1999.

(2)	Since the Company reported a loss from continuing operations in 2001 and 2000, the effect of diluted securities has been excluded from earnings per common share computations for these years, since including such securities would be anti-dilutive.

(3)	For 1999 (through the redemption date of July 19, 1999), preferred stock dividends of former Aetna are deducted from income from continuing operations as the preferred stock issued by former Aetna was for the acquisition of U.S. Healthcare in 1996.

As a result of the Transaction, the former Aetna stock options held by employees of the Company and existing retirees of former Aetna were converted into options to purchase shares of the Company with adjustments made to both the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value immediately before the spin-off. The in-the-money former Aetna stock options held by employees of the sold businesses were settled for cash while the out-of-the-money former Aetna stock options for such employees were cancelled. (Refer to Note 12.)

For all periods presented through December 13, 2000, the common stock outstanding and the dilutive effect of all outstanding stock options, where appropriate, of former Aetna are reflected in the weighted average share calculation. For the period from December 14, 2000 through December 31, 2000 and the year ended December 31, 2001, only the common stock outstanding of the Company is reflected in the weighted average share calculation.

Options to purchase shares of former Aetna common stock and stock appreciation rights (“SARs”) in 1999 of 6.4 million shares (with exercise prices ranging from $74.31 to $112.63) were not included in the calculation of diluted earnings per common share because the options’ and SARs’ exercise price was greater than the average market price of former Aetna common shares.

4. ACQUISITIONS AND DISPOSITIONS

EXIT OF CERTAIN MEDICARE SERVICE AREAS

The Company’s Medicare + Choice contracts with the federal government are renewed for a one-year period each January 1. In September 2001, the Company notified the Centers for Medicare and Medicaid Services (“CMS”) of its intent to exit a number of Medicare service areas affecting approximately 95,000 members, or approximately 37% of the Company’s total Medicare membership prior to this exit. The termination of these Medicare + Choice contracts became effective on January 1, 2002. In June 2000, the Company notified CMS of its intent to exit a number of Medicare service areas. As a result of insufficient increases in applicable Medicare + Choice contract payments, the Company made a final determination within the six-month period (specifically, the fourth quarter of 2000), as permitted under CMS regulations, to exit a number of Medicare service areas. Effective January 1, 2001, the Company exited a number of Medicare service areas affecting approximately 260,000 members, or approximately 47% of the Company’s total Medicare membership prior to this exit. In the fourth quarter of 2000, the Company recorded an after-tax charge of approximately $194 million ($266 million pretax) for the write-off of goodwill that was still separately identifiable with such service areas.

SALE OF CERTAIN MEDICAID MEMBERSHIP

On August 1, 2001, the Company completed the sale of its New Jersey Medicaid and New Jersey Family Care membership to AmeriChoice. The agreement covers approximately 118,000 New Jersey Medicaid beneficiaries and members of the New Jersey Family Care program for uninsured children and adults. Proceeds from this sale of approximately $20 million pretax are included in other income for 2001. The operating results of these Medicaid markets sold, which include the proceeds from the sale, were not material to the Company’s results of operations for the year ended December 31, 2001.

ACQUISITION OF PRUDENTIAL HEALTH CARE BUSINESS

On August 6, 1999, the Company acquired from The Prudential Insurance Company of America (“Prudential”) the Prudential health care business (“PHC”) for approximately $1 billion. The acquisition was accounted for as a purchase. In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation at the acquisition date included: (1) an asset of $130 million, representing the fair value adjustment of a reinsurance agreement (discussed below), primarily reflecting the net benefits to be received from Prudential over the life of the agreement; (2) a liability of $129 million, representing a fair value adjustment for the unfavorable component of the contracts underlying the acquired medical risk business; and (3) an asset of $21 million, representing the above-market compensation component related to supplemental fees to be received under the Company’s agreement to service Prudential’s ASC business (discussed below).

The Company recorded asset amortization related to the fair value adjustment of the reinsurance agreement of $26 million pretax for the year ended December 31, 2000 and $104 million pretax for the period from August 6, 1999 through December 31, 1999 (there was no such asset amortization during 2001). The Company recorded liability amortization related to the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business of $10 million pretax for the year ended December 31, 2001, $25 million pretax for the year ended December 31, 2000 and $94 million pretax for the period August 6, 1999 through December 31, 1999. The Company also recorded asset amortization related to the above-market compensation component for the supplemental fees under the ASC contracts of $7 million pretax and $15 million pretax for the years ended December 31, 2001 and 2000, respectively.

The Company and Prudential entered into a reinsurance agreement for which the Company paid a premium. Under the agreement, Prudential agreed to indemnify the Company from certain health insurance risks that arose following the PHC closing by reimbursing the Company for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical cost ratio levels through 2000 for substantially all the acquired medical and dental risk business. Reinsurance recoveries under this agreement (reflected as a reduction of current and future benefits) were $2 million pretax and $135 million pretax for the years ended December 31, 2001 and 2000, respectively and $74 million pretax for the period August 6, 1999 through December 31, 1999. Premium expense recognized for the year ended December 31, 2000 was $14 million pretax and was $6 million pretax for the period August 6, 1999 through December 31, 1999. The premium would have been subject to adjustment if medical costs of PHC were below these threshold medical cost ratio levels. This reinsurance agreement ended on December 31, 2000, except that the agreement provided for a period of time during which medical cost reimbursements (as calculated in accordance with the agreement) would be finalized, which occurred in December 2001. As a result, the Company recorded a benefit related primarily to the settlement of approximately $20 million pretax, reflected in health care costs, during the fourth quarter of 2001.

The Company also agreed to service Prudential’s ASC business following the PHC closing. In exchange for servicing the ASC business, Prudential remitted fees received from its ASC customers to the Company and paid certain supplemental fees. The supplemental fees are fixed in amount and declined over a period, which ended in February 2001. The Company recorded total fees for servicing the Prudential ASC business of approximately $79 million pretax and $370 million pretax for the years ended December 31, 2001 and 2000, respectively, and $230 million pretax for the period August 6, 1999 through December 31, 1999. These fees include supplemental fees of approximately $1 million pretax and $134 million pretax for the years ended December 31, 2001 and 2000, respectively, and $106 million pretax for the period August 6, 1999 through December 31, 1999, which were net of the asset amortization related to the above-market compensation component related to the supplemental fees under the ASC contracts described above (reflected as fees and other income).

In connection with the PHC acquisition, the Company agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/ POS and other related businesses (“NYLCare Texas”) that had been acquired by the Company as part of the 1998 acquisition of New York Life Insurance Company’s health care business. Pursuant to this agreement, on March 31, 2000, the Company completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, for approximately $420 million in cash. The sale resulted in an after-tax capital loss of $35 million, which was recognized in the fourth quarter of 1999. The after-tax loss included operating losses from October 1, 1999 through closing. The results of operations of NYLCare Texas were not material to the Health Care segment or to the Company’s consolidated results of operations. (Refer to Note 18.)

SALE OF HUMAN AFFAIRS INTERNATIONAL

During 1997, the Company’s health business sold its behavioral health management business, Human Affairs International Incorporated (“HAI”). At the time of the sale, the Company entered into a long-term strategic provider relationship that will provide its health members continued access to HAI’s, as well as the purchaser’s, participating behavioral health professionals at a fixed rate over the life of the agreement. Also, the Company could earn contingent consideration of up to $300 million ($60 million maximum per year) during the period from the closing date through 2002 for any increases in targeted Aetna members (on an equivalent member basis) served by HAI subsequent to the sale. The calculation of the contingent consideration is based on an increase in equivalent membership served by HAI for any contract year (member months, or each member served for a given month, divided by 12), subject to certain adjustments, and a maximum of $60 million per year. The contingent consideration is recognized as realized capital gains when realizable. The Company recognized contingent consideration under this agreement of approximately $60 million pretax in each of the years 2001, 2000 and 1999.

5. INVESTMENTS

Investment securities at December 31 were as follows:

(Millions)	2001	2000

Debt securities available for sale	$13,446.0	$13,869.9
Equity securities	124.9	116.5
Other investment securities	689.2	322.4

Total investment securities	$14,260.1	$14,308.8

Debt securities available for sale at December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2001 (Millions)	Cost	Gains	Losses	Value

Bonds:
U.S. government and government agencies and authorities	$782.7	$.3	$9.5	$773.5
States, municipalities and political subdivisions	882.1	12.6	5.5	889.2

U.S. corporate securities:
Utilities	743.8	24.1	13.6	754.3
Financial	1,777.9	62.1	15.3	1,824.7
Transportation/ Capital goods	1,156.3	66.8	39.6	1,183.5
Health care/ Consumer products	798.0	34.3	8.5	823.8
Natural resources	794.8	32.8	10.2	817.4
Other corporate securities	1,494.3	57.6	32.4	1,519.5

Total U.S. corporate securities	6,765.1	277.7	119.6	6,923.2

Foreign:
Government, including political subdivisions	458.9	19.3	4.2	474.0
Utilities	61.2	1.3	3.5	59.0
Other	1,245.8	57.5	25.6	1,277.7

Total foreign securities	1,765.9	78.1	33.3	1,810.7

Residential mortgage-backed securities:
Pass-throughs	1,781.5	32.6	4.4	1,809.7
Collateralized mortgage obligations	72.5	3.7	.1	76.1

Total residential mortgage-backed securities	1,854.0	36.3	4.5	1,885.8

Commercial/ Multifamily mortgage-backed securities (1)(2)	1,270.0	45.2	28.8	1,286.4
Other asset-backed securities	256.2	9.4	.6	265.0

Total bonds	13,576.0	459.6	201.8	13,833.8
Redeemable preferred stocks	212.5	10.0	2.2	220.3

Total available-for-sale debt securities(3)	$13,788.5	$469.6	$204.0	$14,054.1

2000

Bonds:
U.S. government and government agencies and authorities	$831.5	$36.8	$.9	$867.4
States, municipalities and political subdivisions	806.1	28.4	1.3	833.2

U.S. corporate securities:
Utilities	1,178.5	30.7	24.8	1,184.4
Financial	1,764.6	34.3	55.6	1,743.3
Transportation/ Capital goods	1,083.4	65.4	28.6	1,120.2
Health care/ Consumer products	587.8	26.4	29.9	584.3
Natural resources	1,041.6	33.6	18.2	1,057.0
Other corporate securities	1,297.9	24.5	91.2	1,231.2

Total U.S. corporate securities	6,953.8	214.9	248.3	6,920.4

Foreign:
Government, including political subdivisions	653.7	11.9	11.7	653.9
Utilities	102.8	1.3	4.2	99.9
Other	1,431.8	53.1	32.9	1,452.0

Total foreign securities	2,188.3	66.3	48.8	2,205.8

Residential mortgage-backed securities:
Pass-throughs	1,409.8	19.8	8.3	1,421.3
Collateralized mortgage obligations	67.5	2.5	.1	69.9

Total residential mortgage-backed securities	1,477.3	22.3	8.4	1,491.2

Commercial/ Multifamily mortgage-backed securities (1)(2)	1,596.0	38.8	26.3	1,608.5
Other asset-backed securities	350.5	6.5	.8	356.2

Total bonds	14,203.5	414.0	334.8	14,282.7
Redeemable preferred stocks	170.9	4.8	4.4	171.3

Total available-for-sale debt securities(3)	$14,374.4	$418.8	$339.2	$14,454.0

(1)	Includes approximately $151.2 million and $162.9 million of subordinate and residual certificates at December 31, 2001 and 2000, respectively, from a 1997 commercial mortgage loan securitization which were retained by the Company.
(2)	Includes approximately $85.2 million and $83.1 million of subordinate and residual certificates at December 31, 2001 and 2000, respectively, from a 1995 commercial mortgage loan securitization which were retained by the Company.
(3)	Includes approximately $608.1 million and $584.1 million of loaned securities at December 31, 2001 and 2000.

At December 31, 2001 and 2000, net unrealized appreciation on debt securities included $107 million and $93 million, respectively, related to discontinued products (refer to Note 10) and $64 million and $17 million, respectively, related to experience-rated contracts, which were not reflected in shareholders’ equity.

The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

	Amortized	Fair
2001 (Millions)	Cost	Value

Due to mature:
One year or less	$909.0	$960.2
After one year through five years	2,196.8	2,248.3
After five years through ten years	3,001.9	3,025.5
After ten years	4,300.5	4,383.0
Mortgage-backed securities	3,124.0	3,172.1
Other asset-backed securities	256.3	265.0

Total	$13,788.5	$14,054.1

At December 31, 2001 and 2000, debt securities carried at $692 million and $667 million, respectively, were on deposit as required by regulatory authorities. These securities are considered restricted assets and were included in long-term investments on the Consolidated Balance Sheets.

Investments in equity securities at December 31 were as follows:

(Millions)	2001	2000

Cost	$234.3	$199.9
Gross unrealized capital gains	52.5	49.7
Gross unrealized capital losses	(44.7)	(9.5)

Fair value	242.1	240.1
Less: amount included in long-term investments	117.2	123.6

Equity securities (included in investment securities)	$124.9	$116.5

Investment real estate holdings at December 31 were as follows:

(Millions)	2001	2000

Properties held for sale	$232.7	$204.8
Investment real estate	192.3	197.9

Gross carrying value of real estate	425.0	402.7
Valuation reserve	(65.3)	(83.5)

Investment real estate	$359.7	$319.2

Accumulated depreciation for investment real estate was $18 million and $56 million at December 31, 2001 and 2000, respectively.

Total real estate write-downs included in the net carrying value of the Company’s real estate holdings at December 31, 2001 and 2000 were $122 million and $120 million, respectively (including $102 million attributable to assets supporting discontinued products for 2001 and 2000).

At December 31, 2001 and 2000, the Company’s mortgage loan balances, net of specific impairment reserves, by geographic region and property type were as follows:

(Millions)	2001	2000

South Atlantic	$395.6	$324.6
Middle Atlantic	599.8	786.5
New England	158.1	254.5
South Central	45.5	66.2
North Central	237.4	210.7
Pacific and Mountain	615.2	572.1
Non-U.S	.5	.6

Total	2,052.1	2,215.2
Less: general impairment reserve	7.1	14.0

Net mortgage loan balance	2,045.0	2,201.2
Less: amount included in other investments	157.2	374.6

Mortgage loans	$1,887.8	$1,826.6

(Millions)	2001	2000

Office	$960.8	$1,230.4
Retail	453.1	464.7
Apartment	118.4	70.4
Hotel/Motel	143.7	150.4
Industrial	339.7	232.2
Mixed Use	32.8	36.8
Other	3.6	30.3

Total	2,052.1	2,215.2
Less: general impairment reserve	7.1	14.0

Net mortgage loan balance	2,045.0	2,201.2
Less: amount included in other investments	157.2	374.6

Mortgage loans	$1,887.8	$1,826.6

At December 31, 2001 and 2000, the total recorded investment in mortgage loans that are considered to be impaired (including problem loans, restructured loans and potential problem loans) and related specific reserves were as follows:

	2001		2000

	Total		Total
	Recorded	Specific	Recorded	Specific
(Millions)	Investment	Reserves	Investment	Reserves

Supporting discontinued products	$104.2	$14.9	$124.6	$22.2
Supporting experience-rated products	55.4	5.9	39.1	6.0
Supporting remaining products	14.7	4.7	30.3	1.8

Total impaired loans(1)	$174.3	$25.5	$194.0	$30.0

(1)	Includes impaired loans at December 31, 2001 and 2000 of $60.2 million and $28.8 million, respectively, for which no specific reserves are considered necessary.

The activity in the specific and general mortgage loan impairment reserves for the periods indicated is summarized below:

		Supporting
	Supporting	Experience-	Supporting
	Discontinued	Rated	Remaining
(Millions)	Products	Products	Products	Total

Balance at December 31, 1998	$29.5	$27.6	$6.5	$63.6
Principal write-offs	(.6)	(14.0)	(3.1)	(17.7)

Balance at December 31, 1999	$28.9	$13.6	$3.4	$45.9
Principal write-offs	(.5)	(.8)	(.6)	(1.9)

Balance at December 31, 2000(1)	$28.4	$12.8	$2.8	$44.0
Charged to realized loss	.2	–	5.4	5.6
Principal write-offs	(13.7)	(.4)	(2.9)	(17.0)

Balance at December 31, 2001(1)	$14.9	$12.4	$5.3	$32.6

(1)	Total reserves at December 31, 2001 and 2000 include $25.5 million and $30.0 million, respectively, of specific reserves and $7.1 million and $14.0 million, respectively, of general reserves.

Income earned (pretax) and cash received on the average recorded investment in impaired loans for the years ended December 31 were as follows:

	2001			2000			1999

	Average			Average			Average
	Impaired	Income	Cash	Impaired	Income	Cash	Impaired
(Millions)	Loans	Earned	Received	Loans	Earned	Received	Loans

Supporting discontinued products	$118.1	$10.6	$12.2	$149.9	$9.4	$8.7	$159.3
Supporting experience-rated products	44.7	3.9	4.3	65.3	6.0	6.0	87.2
Supporting remaining products	29.6	1.6	3.0	42.1	9.6	9.8	34.5

Total	$192.4	$16.1	$19.5	$257.3	$25.0	$24.5	$281.0

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1999

	Income	Cash
(Millions)	Earned	Received

Supporting discontinued products	$12.0	$11.8
Supporting experience-rated products	8.1	8.1
Supporting remaining products	7.6	7.5

Total	$27.7	$27.4

Significant noncash investing and financing activities include the acquisition of real estate through foreclosures of mortgage loans amounting to $20 million and $15 million for 2001 and 2000, respectively. There were also certain significant noncash activities related to the Transaction. (Refer to Note 19.)

6. FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

The carrying values and estimated fair values of certain of the Company’s financial instruments at December 31, 2001 and 2000 were as follows:

	2001		2000

	Carrying	Estimated Fair	Carrying	Estimated Fair
(Millions)	Value	Value	Value	Value

Assets:
Debt securities	$14,476.6	$14,745.7	$15,024.4	$15,121.2
Equity securities	234.3	242.1	199.9	240.1
Mortgage loans	2,045.0	2,071.7	2,201.2	2,250.9
Derivatives(1)	10.4	10.4	–	4.9

Liabilities:

Investment contract liabilities:
With a fixed maturity	1,365.3	1,386.7	1,999.1	2,009.8
Without a fixed maturity	793.0	678.0	856.6	698.9
Long-term debt	1,591.3	1,571.1	–	–

(1)	At December 31, 2000, derivatives included futures contracts to purchase securities with a notional amount of $40 million, futures contracts to sell securities with a notional amount of $16 million and interest rate swaps with a notional amount of $43 million.

Fair value estimates are made at a specific point in time, based on available market information and judgments about a given financial instrument, such as estimates of timing and amount of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, and do not consider the tax impact of the realization of unrealized capital gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, and the disclosed value cannot be realized in immediate settlement of the instrument. In evaluating the Company’s management of interest rate, price and liquidity risks, the fair values of all financial instruments should be taken into consideration.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the financial instruments included in the table above:

Debt and equity securities: Fair values are based on quoted market prices or dealer quotes. Where quoted market prices or dealer quotes are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates that reflect the rates at which similar loans would be made to similar borrowers. These rates reflect management’s assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

Derivatives: Fair values are estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations.

Investment contract liabilities:

•	With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

•	Without a fixed maturity: Fair value is estimated as the amount payable to the contractholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals that may ultimately result in paying an amount different than that determined to be payable on demand.

Long-term debt: As of December 31, 2001, fair value was based on quoted market prices for the same or similar issued debt or, if no quoted market prices were available, on the current rates estimated to be available to the Company for debt of similar terms and remaining maturities. The Company had no long-term debt outstanding as of December 31, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company is using interest rate swap agreements to manage certain exposures related to changes in interest rates on investments supporting experience-rated and discontinued products in the Company’s Large Case Pensions business. The use of these derivatives does not impact the Company’s results of operations.

In December 2001, the Company entered into an interest rate swap agreement to convert the fixed rate of 8.5% on $350 million of its senior notes to a variable rate of three-month LIBOR plus 159.5 basis points (approximately 3.5% at swap inception). In accordance with the Company’s accounting policy for fair value hedges, the change in the fair value of the interest rate swap and the loss or gain on the hedged senior notes attributable to the hedged interest rate risk are recorded in current period earnings (no material change in value occurred during the period ended December 31, 2001). Because the terms of the interest rate swap agreement match the terms of the senior notes, the gain or loss on the swap and the senior notes will generally be offsetting. The swap agreement contains bilateral credit protection covenants which, depending on credit ratings, obligates each party to post collateral equal to the fair value of the swap. The Company was not required to post collateral as of February 20, 2002.

During the first quarter of 2001, the Company expected to issue approximately $1 billion of five- and ten-year fixed-rate debt securities to replace a portion of its outstanding commercial paper. Prior to the transaction, the Company’s risk management objective was to secure financing at the then five-and ten-year U.S. Treasury rates. Accordingly, the Company entered into certain forward contracts on U.S. Treasury securities prior to the actual issuance of long-term debt of approximately $900 million, which were designated as cash flow hedges in anticipation of the debt offering and determined to be highly effective under the Company’s accounting policy.

Upon issuance of the long-term debt (refer to Note 13) and termination of these forward contracts, the Company recognized a loss of approximately $5 million pretax related to these derivatives, which is included in accumulated other comprehensive income. During 2001, the amount of the loss that was reclassified from accumulated other comprehensive income and recognized as part of interest expense was not material.

7. NET INVESTMENT INCOME

Sources of net investment income were as follows:

(Millions)	2001	2000	1999

Debt securities	$1,104.8	$1,161.6	$1,253.1
Equity securities	2.3	6.8	4.0
Other investment securities	69.9	104.7	33.1
Mortgage loans	184.9	208.2	242.9
Investment real estate(1)	62.8	63.8	63.2
Other	147.8	189.9	121.7
Cash equivalents	26.2	26.7	13.7

Gross investment income	1,598.7	1,761.7	1,731.7
Less: investment expenses	187.1	130.1	129.9

Net investment income(2)	$1,411.6	$1,631.6	$1,601.8

(1)	Includes $16.4 million, $14.0 million and $11.8 million from real estate held for sale during 2001, 2000 and 1999, respectively.
(2)	Includes amounts related to experience-rated contractholders of $237.5 million, $293.6 million and $350.4 million during 2001, 2000 and 1999, respectively. Interest credited to contractholders is included in current and future benefits.

8. CAPITAL GAINS AND LOSSES ON INVESTMENTS AND OTHER

Net realized capital gains (losses), excluding amounts related to experience-rated contractholders and discontinued products, on investments were as follows:

(Millions)	2001	2000	1999

Debt securities	$42.9	$(108.8)	$(43.7)
Equity securities	(7.0)	14.2	49.5
Mortgage loans	29.8	.7	.4
Investment real estate	(10.6)	(.2)	3.0
Sales of subsidiaries(1)	59.0	78.8	36.0
Other(2)	(18.0)	(24.8)	17.3

Pretax realized capital gains (losses)	$96.1	$(40.1)	$62.5

After-tax realized capital gains (losses)	$73.6	$(14.2)	$21.4

(1)	Includes a pretax realized capital gain of approximately $60.0 million in 2001, 2000 and 1999 related to contingent payments following the sale of HAI in 1997 and a pretax realized capital loss of $35.0 million in 1999 related to the sale of NYLCare Texas. (Refer to Note 4.)
(2)	Includes $21.1 million pretax in 1999 of previously deferred hedge gains related to an anticipated debt issuance.

Net realized capital gains (losses) of $11 million, $(44) million and $(11) million for 2001, 2000 and 1999, respectively, related to experience-rated contractholders were deducted from net realized capital gains and an offsetting amount was reflected in policyholders’ funds.

Proceeds from the sale of debt securities and the related gross gains and losses were as follows:

(Millions)	2001	2000	1999

Proceeds on sales	$16,717.2	$12,430.9	$13,007.4
Gross gains	225.6	70.2	97.6
Gross losses	182.7	179.0	141.3

Changes in shareholders’ equity related to changes in accumulated other comprehensive income (loss) (unrealized capital gains and losses on securities, foreign currency translation adjustments and derivative gains (losses), excluding those related to experience-rated contractholders and discontinued products) were as follows:

(Millions)	2001	2000	1999

Debt securities	$109.3	$543.4	$(845.4)
Equity securities and other	(52.1)	(152.8)	(60.2)
Foreign currency	(1.1)	(39.9)	(132.5)
Derivatives	(4.8)	—	—

Subtotal	51.3	350.7	(1,038.1)
Less: increase (decrease) in deferred income taxes	(17.9)	74.4	(204.7)

Subtotal	33.4	276.3	(833.4)
Sale and spin-off transaction	—	414.4	—

Net changes in accumulated other comprehensive income (loss)	$33.4	$690.7	$(833.4)

Shareholders’ equity included the following accumulated other comprehensive income (loss) (excluding amounts related to experience-rated contractholders and discontinued products) at December 31:

(Millions)	2001	2000

Debt securities:
Gross unrealized capital gains	$211.2	$173.5
Gross unrealized capital losses	(108.7)	(180.3)

Net unrealized capital gains (losses) on debt securities	102.5	(6.8)

Equity securities and other:
Gross unrealized capital gains	27.8	70.4
Gross unrealized capital losses	(27.9)	(18.4)

Net unrealized capital gains (losses) on equity securities and other	(.1)	52.0

Foreign currency	7.8	8.9
Derivatives	(4.8)	—
Deferred income taxes	(36.9)	(19.0)

Net accumulated other comprehensive income	$68.5	$35.1

Changes in accumulated other comprehensive income (loss) related to changes in unrealized gains on securities (excluding those related to experience-rated contractholders and discontinued products) were as follows:

(Millions)	2001	2000	1999

Unrealized holding gains (losses) arising during the period (1)	$(2.3)	$293.0	$(560.8)
Less: reclassification adjustment for gains (losses) and other items included in net income(2)	39.5	(23.2)	27.8

Net unrealized gains (losses) on securities	$37.2	$316.2	$(588.6)

(1)	Pretax unrealized holding gains (losses) arising during the period were $(3.5) million, $450.8 million and $(862.8) million for 2001, 2000 and 1999, respectively.
(2)	Pretax reclassification adjustments for gains (losses) and other items included in net income were $60.8 million, $(35.7) million and $42.8 million for 2001, 2000 and 1999, respectively.

9. SEVERANCE AND FACILITIES CHARGES

In the fourth quarter 2001, the Company recorded an after-tax severance and facilities charge of $125 million ($193 million pretax) relating to the implementation of initiatives that are intended to improve the Company’s overall future performance (the “2001 Charge”). The initiatives include seeking to reduce 2002 expenses, reorganization and realignment of Health Care operations to better align our business resources with our new customer market-focused approach, business process improvements, product market withdrawals, continued migration off the PHC systems and vacating certain facilities (primarily customer service related locations).

The 2001 Charge consists of two types of costs: those that relate to actions under a plan for the involuntary termination of employees and those that relate to an exit plan with respect to certain leased facilities. The severance portion of $130 million pretax is based on a plan to eliminate 4,395 positions (primarily customer service and regional field management functions). The facilities portion of $63 million pretax represents the present value of the difference between rent required to be paid by the Company and future sublease rentals expected to be received by the Company related to certain leased facilities, or portions of such facilities, that will be vacated.

The activity within the severance and facilities reserve established in December 2001 and the related number of positions eliminated were as follows:

(Millions)	Reserve	Positions

Balance at December 31, 2000	$–	–
Severance and facilities charge	192.5	4,395
Reserves utilized(1)	(49.9)	(757)

Balance at December 31, 2001	$142.6	3,638

(1)	$26.7 million related to severance and $23.2 million related to facilities at December 31, 2001.

Severance actions and the vacating of leased facilities relating to the reserve established in December 2001 are expected to be completed by December 31, 2002. The remaining lease payments (net of expected sublease rentals) on these vacated facilities are payable over approximately the next seven years.

In December 2000, the Company recorded an after-tax severance and facilities charge of $93 million ($143 million pretax) related to actions taken in December of 2000 or during 2001 with respect to initiatives intended to strengthen the Company’s competitiveness, improve its profitability and concentrate its resources on its core mission as a health care and related benefits company (the “2000 Charge”). These initiatives included the elimination of targeted unprofitable membership and a reduction in associated expenses; reorganization of the sales force to place greater emphasis on higher-potential middle-market business and to more efficiently serve smaller cases, while enhancing the Company’s customer relationships and important national accounts franchise resulting in a sales organization that is designed to be smaller but more effective at both selling and retaining business; reductions in personnel due to re-engineering of processes and systems used in the claim payment and member services areas; continued integration of the PHC business; and the integration and elimination of duplicate staff functions.

The 2000 Charge consisted of two types of costs: those that related to actions under a plan for the involuntary termination of employees and those that related to an exit plan with respect to certain leased facilities. The severance portion of $123 million pretax was based on a plan to eliminate 2,394 positions (primarily regional sales personnel, customer service, information technology and other staff area personnel). The facilities portion of $20 million pretax represented the present value of the difference between rent required to be paid by the Company and future sublease rentals expected to be received by the Company related to certain leased facilities, or portions of such facilities, that were vacated.

The activity within the severance and facilities reserve established in December 2000 and the related number of positions eliminated were as follows:

(Millions)	Reserve	Positions

Balance at December 31, 1999	$–	–
Severance and facilities charge	142.5	2,394
Reserves utilized	(2.5)	(75)

Balance at December 31, 2000	140.0	2,319
Reserves utilized	(140.0)	(2,138)

Balance at December 31, 2001	$–	181 (1)

(1)	The Company eliminated substantially all of the positions expected under the Company’s plan for involuntary termination of 2,394 employee positions and considers this plan is now complete.

Severance actions and the vacating of leased facilities relating to the reserve established in December 2000 were substantially completed by December 31, 2001. The remaining lease payments (net of expected subrentals) on these vacated facilities are payable over approximately the next seven years.

10. DISCONTINUED PRODUCTS

The Company discontinued the sale of its fully guaranteed large case pension products (single-premium annuities (“SPAs”) and guaranteed investment contracts (“GICs”)) in 1993. Under the Company’s accounting for these discontinued products, a reserve for anticipated future losses from these products was established and is reviewed by management quarterly. As long as the reserve continues to represent management’s then best estimate of expected future losses, results of operations of the discontinued products, including net realized capital gains and losses, are credited/charged to the reserve and do not affect the Company’s results of operations. The Company’s results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated. The current reserve reflects management’s best estimate of anticipated future losses.

The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain (loss) occurs when an annuitant retires later (earlier) than expected.

At the time of discontinuance, a receivable from Large Case Pensions’ continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets the investment income on the assets available to fund the shortfall. At December 31, 2001, the receivable from continuing products, net of related deferred taxes payable of $87 million on the accrued interest income, was $345 million. At December 31, 2000, the receivable from continuing products, net of the related deferred taxes payable of $77 million on the accrued interest income, was $389 million. These amounts were eliminated in consolidation.

Results of discontinued products were as follows (pretax):

		Charged (Credited)
		to Reserve
(Millions)	Results	Future Losses	Net(1)

2001
Net investment income	$397.6	$–	$397.6
Net realized capital gains	18.9	(18.9)	–
Interest earned on receivable from continuing products	27.2	–	27.2
Other income	32.2	–	32.2

Total revenue	475.9	(18.9)	457.0

Current and future benefits	423.7	21.1	444.8
Operating expenses	12.2	–	12.2

Total benefits and expenses	435.9	21.1	457.0

Results of discontinued products	$40.0	$(40.0)	$–

2000
Net investment income	$438.0	$–	$438.0
Net realized capital losses	(31.1)	31.1	–
Interest earned on receivable from continuing products	30.2	–	30.2
Other income	27.2	–	27.2

Total revenue	464.3	31.1	495.4

Current and future benefits	453.7	28.9	482.6
Operating expenses	12.8	–	12.8

Total benefits and expenses	466.5	28.9	495.4

Results of discontinued products	$(2.2)	$2.2	$–

1999
Net investment income	$471.5	$–	$471.5
Net realized capital losses	(11.9)	11.9	–
Interest earned on receivable from continuing products	32.8	–	32.8
Other income	32.9	–	32.9

Total revenue	525.3	11.9	537.2

Current and future benefits	499.6	22.6	522.2
Operating expenses	15.0	–	15.0

Total benefits and expenses	514.6	22.6	537.2

Results of discontinued products	$10.7	$(10.7)	$–

(1)	Amounts are reflected in the 2001, 2000 and 1999 Consolidated Statements of Income, except for interest earned on the receivable from continuing products, which was eliminated in consolidation.

Net realized capital gains (losses) from the sale of bonds supporting discontinued products were $46 million, $(90) million and $(33) million (pretax) for 2001, 2000 and 1999, respectively.

Assets and liabilities supporting discontinued products at December 31 were as follows:(1)

(Millions)	2001	2000

Assets:
Debt securities available for sale	$3,573.8	$3,898.0
Equity securities	211.0	205.5
Mortgage loans	822.1	784.1
Investment real estate	130.4	129.2
Loaned securities	131.9	121.1
Other investments(2)	481.4	445.5

Total investments	5,350.6	5,583.4
Collateral received under securities loan agreements	135.2	123.8
Current and deferred income taxes	93.0	84.8
Receivable from continuing products(3)	431.7	465.9

Total assets	$6,010.5	$6,257.9

Liabilities:
Future policy benefits	$4,512.6	$4,462.5
Policyholders’ funds	261.5	548.8
Reserve for anticipated future losses on discontinued products	944.9	999.4
Collateral payable under securities loan agreements	135.2	123.8
Other liabilities	156.3	123.4

Total liabilities	$6,010.5	$6,257.9

(1)	Assets supporting the discontinued products are distinguished from continuing products assets.
(2)	Includes debt securities on deposit as required by regulatory authorities, carried at $55.7 million and $55.9 million at December 31, 2001 and 2000, respectively.
(3)	The receivable from continuing products is eliminated in consolidation.

At December 31, 2001 and 2000, net unrealized capital gains on available-for-sale debt securities are included above in other liabilities and are not reflected in consolidated shareholders’ equity. The reserve for anticipated future losses is included in future policy benefits on the Consolidated Balance Sheets.

The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates and the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management’s best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. Since 1997, a bond default assumption has been included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

The previous years’ actual participant withdrawal experience is used for the current year assumption. Prior to 1995, the Company used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the “Society”). In 1995, the Society published the 1994 Uninsured Pensioner’s Mortality table which the Company has used since then.

The Company’s assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liabilities have run off.

The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

(Millions)

Reserve at December 31, 1998	$1,214.1
Operating income	10.1
Net realized capital losses	(11.9)
Mortality and other	12.5
Reserve reduction	(77.2)

Reserve at December 31, 1999	1,147.6
Operating income	16.1
Net realized capital losses	(31.1)
Mortality and other	12.8
Reserve reduction	(146.0)

Reserve at December 31, 2000	999.4
Operating income	3.2
Net realized capital gains	18.9
Mortality and other	17.9
Reserve reduction	(94.5)

Reserve at December 31, 2001	$944.9

Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $95 million ($61 million after tax) of the reserve was released in 2001 primarily due to favorable investment performance that included equity gains and mortgage loan prepayment penalty income, as well as favorable mortality and retirement experience. For 2000, $146 million pretax ($95 million after tax) of the reserve was released primarily due to favorable investment performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio. For 1999, $77 million ($50 million after tax) of the reserve was released primarily due to favorable investment performance. The current reserve reflects management’s best estimate of anticipated future losses.

The anticipated run off of the December 31, 2001 reserve balance (assuming that assets are held until maturity and that the reserve run off is proportional to the liability run off) is as follows:

(Millions)

2002	$29.1
2003	29.5
2004	30.0
2005	30.5
2006	30.9
2007 – 2011	162.3
2012 – 2016	161.4
2017 – 2021	142.4
2022 – 2026	113.6
Thereafter	215.2

The expected (as of December 31, 1993) and actual liability balances for the GIC and SPA liabilities at December 31 are as follows:

	Expected		Actual

(Millions)	GIC	SPA	GIC	SPA

1999	$1,214.5	$4,472.1	$902.1	$4,566.0
2000	690.7	4,357.9	548.8	4,462.5
2001	352.9	4,238.9	261.5	4,512.6

The GIC balances were lower than expected in each period as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts.

11. INCOME TAXES

Income taxes (benefits) consist of the following:

(Millions)	2001	2000	1999

Current taxes (benefits):
Federal	$(43.9)	$194.9	$238.9
State	30.3	47.2	29.6

Total current taxes (benefits)	(13.6)	242.1	268.5

Deferred taxes (benefits):
Federal	(74.7)	(152.8)	79.6
State	1.1	(.9)	(2.7)

Total deferred taxes (benefits)	(73.6)	(153.7)	76.9

Total income taxes (benefits)	$(87.2)	$88.4	$345.4

Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes as follows:

(Millions)	2001	2000	1999

Income (loss) from continuing operations before income taxes	$(378.7)	$(39.0)	$744.8
Tax rate	35%	35%	35%

Application of the tax rate	(132.5)	(13.7)	260.7

Tax effect of:
Tax-exempt interest	(10.3)	(10.1)	(6.7)
Goodwill amortization and write-off	66.9	103.6	66.3
State income taxes	20.4	30.1	17.4
Sale of subsidiaries	(11.6)	(10.8)	19.5
Tax credits	(17.1)	(14.4)	(8.2)
Other, net	(3.0)	3.7	(3.6)

Income taxes (benefits)	$(87.2)	$88.4	$345.4

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

(Millions)	2001		2000

Deferred tax assets:
Reserve for anticipated future losses on discontinued products	$263.6		$279.7
Employee and retirement benefits	123.5		142.1
Severance and facilities reserve	90.2		59.9
Deferred income	20.5		27.1
Expenses not currently deductible	33.9		41.9
Allowance for doubtful accounts	28.0		36.3
Deferred policy costs	33.1		29.3
Investments, net	37.4		23.0
Depreciation and amortization	1.5		20.3
Net operating loss carry forwards	17.4		18.5
Insurance reserves	6.8		–
Other	20.4		21.6

Total gross assets	676.3		699.7
Less: valuation allowance	16.2		17.7

Assets, net of valuation allowance	660.1		682.0

Deferred tax liabilities:
Amortization of goodwill and other acquired intangible assets	117.6		173.5
Insurance reserves	–		41.6
Accumulated other comprehensive income	28.9		18.0
Other	39.0		41.6

Total gross liabilities	185.5		274.7

Net deferred tax asset	$474.6	(1)	$407.3	(2)

(1)	Includes $114.1 million classified as a current asset and $360.5 million classified as a noncurrent asset.
(2)	Includes $112.3 million classified as a current asset and $295.0 million classified as a noncurrent asset.

Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. The valuation allowance relates to future tax benefits on certain purchased net operating losses.

Management believes that it is more likely than not that the Company will realize its deferred tax asset of $475 million, net of a valuation allowance of $16 million. The valuation allowance is principally on acquired net operating losses, which are subject to limitations. The Company has recognized $434 million of net deferred tax assets on Aetna Life Insurance Company (which is not consolidated for tax purposes) and $41 million on the remaining consolidated group. Management’s beliefs are based on historic and anticipated taxable income for each group. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised.

The “Policyholders’ Surplus Account”, which arose under prior tax law, is generally that portion of a life insurance company’s statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders’ Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was $918 million at December 31, 2001, adjusted for Internal Revenue Service (the “Service”) audits finalized to date. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount, since management believes under current tax law the conditions under which such taxes would become payable are remote.

The Service has completed its examination of the consolidated federal income tax returns of former Aetna and affiliated companies, as well as U.S. Healthcare Inc. (now Aetna Inc. and affiliated companies) through 1997. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service is continuing its examination for the years 1998 through 2000 for former Aetna.

The Company paid net income taxes of $106 million, $196 million and $218 million in 2001, 2000 and 1999, respectively.

12. BENEFIT PLANS

The Company is responsible for pension and post-retirement benefits for actively employed individuals, as well as retired or inactive United States employees of the Company (former Aetna at the time of the Transaction). (Refer to Note 19.) For periods prior to December 13, 2000, accrued pension cost has been allocated to continuing and discontinued operations (for those businesses sold by former Aetna) under an allocation method based on eligible salaries. As of the Transaction date, data on a separate company basis regarding the proportionate share of the projected benefit obligation and plan assets for pension and post-retirement plans is not available.

The Company’s noncontributory defined benefit pension plans cover substantially all of its employees. Effective January 1, 1999, the Company, in conjunction with former Aetna, changed the formula from the previous final average pay formula to a cash balance formula, which will credit employees annually with an amount equal to a percentage of eligible pay based on age and years of service, as well as an interest credit based on individual account balances. The formula also provides for a transition period until December 31, 2006, which allows certain employees to receive vested benefits at the higher of the previous final average pay or cash balance formula. For employees hired after January 1, 2002, the Company changed the cash balance formula to provide greater initial credits and make the benefit less dependent on length of service. Existing employees will receive the larger of the pension credit under the previous formula or this new formula. These changes did not have a material effect on the Company’s results of operations, liquidity or financial condition.

Components of the net periodic benefit income (cost) of the Company’s (former Aetna, prior to December 13, 2000) noncontributory defined benefit pension plan were as follows:

(Millions)	2001	2000	1999

Actual return on plan assets	$(662.1)	$565.6	$582.4
Service cost	(82.0)	(93.1)	(83.2)
Interest cost	(263.8)	(258.0)	(251.6)
Net amortization and deferral	1,044.9	(213.2)	(273.4)

Net periodic benefit income (cost)	$37.0	$1.3	$(25.8)

Allocated pretax benefits (charges) to operations for the pension plan (based on the Company’s total salary cost as a percentage of former Aetna’s total salary cost) were approximately $6 million and $(14) million for 2000 and 1999, respectively.

As of the measurement date (September 30), the status of the Company’s defined benefit pension plans was as follows:

(Millions)	2001	2000

Projected benefit obligation, beginning of year	$3,519.4	$3,506.4
Service cost	82.0	93.1
Interest cost	263.8	258.0
Actuarial loss (gain)	(66.7)	122.4
Sale and spin-off	–	(238.1)
Benefits paid	(217.9)	(222.4)

Projected benefit obligation, end of year	$3,580.6	$3,519.4

Fair value of plan assets, beginning of year	$4,163.9	$3,953.8
Actual return on plan assets	(662.1)	565.6
Employer contribution	17.6	69.3
Sale and spin-off	–	(202.4)
Benefits paid	(217.9)	(222.4)

Fair value of plan assets, end of year	$3,301.5	$4,163.9

Fair value of plan assets in excess of (less than) projected benefit obligation	$(279.1)	$644.5
Unrecognized net gain	441.3	(541.7)
Unrecognized prior service cost/other	38.7	42.7
Unrecognized net asset at date of adoption of FAS No. 87	–	.3

Prepaid pension cost	$200.9	$145.8

Weighted average discount rate	7.50%	7.75%
Expected return on plan assets	9.25%	9.25%
Rate of compensation increase	4.50%	4.75%

For 2001, defined benefit plans included above with benefit obligations in excess of assets had accumulated benefit obligations of approximately $3.5 billion. For 2000, the defined benefit plans included above with benefit obligations in excess of assets (unfunded plans) had projected benefit obligations of approximately $183 million. The 2000 accumulated benefit obligations for these plans were approximately $177 million. The above projected benefit and accumulated benefit obligations as of the 2001 measurement date reflect revised assumptions related to cost of living adjustments, average retirement age and the form of payment elections, including deferral options. These revised assumptions reflect the Company’s experience and plan design, and reduced the projected benefit obligation by $212 million and the accumulated benefit obligation by $208 million. As a result of the Transaction (refer to Note  9), former Aetna retained approximately $238 million of accumulated benefit obligation for the qualified defined benefit plan, as well as certain obligations related to a nonqualified defined benefit plan. Plan assets transferred to former Aetna related to this accumulated benefit obligation were approximately $202 million. Also, accrued pension cost related to the nonqualified defined benefit plan was reduced by approximately $28 million.

In addition to providing pension benefits, the Company currently provides certain health care and life insurance benefits for retired employees, including those of former Aetna. A comprehensive medical and dental plan is offered to all full-time employees, retiring at age 45 with 10 years of service. The Company provides subsidized benefits to employees as of December 31, 2001 whose sum of age and service is at least equal to 65. There is a cap on the portion of the cost paid by the Company relating to medical and dental benefits. The plan assets are held in trust and administered by Aetna Life Insurance Company.

Effective January 1, 2002, the Company amended this plan to no longer provide subsidized benefits for employees who have not reached age 35 by January 1, 2002 and for new hires subsequent to that date. However, such employees, retiring at age 45 with 10 years of service are eligible to participate in the Company’s group health plans at their own cost.

Components of the net periodic benefit cost of the Company’s (former Aetna, prior to December 13, 2000) postretirement plans were as follows:

(Millions)	2001	2000	1999

Actual return on plan assets	$1.8	$6.2	$3.8
Service cost	(6.7)	(7.4)	(7.1)
Interest cost	(31.7)	(32.0)	(30.9)
Net amortization	19.0	22.0	22.9

Net periodic benefit cost	$(17.6)	$(11.2)	$(11.3)

Allocated pre-tax charges to the Company associated with the postretirement plans of former Aetna were $(10) million and $(8) million in 2000 and 1999, respectively.

As of the measurement date (September 30), the status of the Company’s postretirement benefit plans (other than pensions) was as follows:

(Millions)	2001	2000

Accumulated benefit obligation, beginning of year	$425.9	$446.7
Service cost	6.7	7.4
Interest cost	31.7	32.0
Actuarial (gain) loss	43.7	(4.8)
Sale and spin-off	–	(16.0)
Benefits paid	(38.1)	(39.4)

Accumulated benefit obligation, end of year	$469.9	$425.9

Fair value of plan assets, beginning of year	$78.4	$72.7
Actual return on plan assets	1.8	6.2
Employer contribution	36.1	38.9
Benefits paid	(38.1)	(39.4)

Fair value of plan assets, end of year	$78.2	$78.4

Accumulated benefit obligation in excess of fair value of plan assets	$391.6	$347.5
Unrecognized net gain	4.8	52.1
Prior service cost	19.0	34.8

Accrued postretirement benefit costs	$415.4	$434.4

Weighted average discount rate	7.50%	7.75%
Expected return on plan assets	7.00%	7.00%

The health care cost trend rate for the 2001 valuation decreased gradually from 7.0% for 2002 to 5.5% by the year 2005. For the 2000 valuation, the rates decreased gradually from 7.5% for 2001 to 5.5% by the year 2005. This assumption reflects the Company’s historical as well as expected future trend rates. In addition, trend assumption reflects factors specific to the Company’s retiree medical plan, such as plan design, cost-sharing provisions, benefits covered, and the presence of subsidy caps. As a result of the Transaction (refer to Note 19), the Company retained the postretirement benefit obligation for all Company employees and existing retirees of former Aetna, except for a specific plan that was retained by former Aetna.

A one-percentage-point change (increase or decrease) in assumed health care cost trend rates would have the following effects:

(Millions)	Increase	Decrease

Effect on total of service and interest cost components	$1.0	$(.9)
Effect on postretirement benefit obligation	13.4	(12.2)

The Company’s (former Aetna prior to December 13, 2000) practice was to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7.0% for 2001, 2000 and 1999.

Incentive Savings Plans – Substantially all of the Company’s employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of the Company (former Aetna prior to December 13, 2000) or certain other investments, are matched by the Company. Prior to January 1, 2002, the Company provided for a match of up to 100% on the first 5% of eligible pay contributed (effective August 2001, matching contributions by the Company were invested directly into the Aetna Common Stock Fund instead of being contributed in cash). Effective January 1, 1999, contributions to the U.S. Healthcare plan, that provided for a match of up to 2% of compensation in common stock of Aetna Inc., ceased and former U.S. Healthcare employees became eligible to participate in former Aetna’s Incentive Savings Plan. During 2000, the U.S. Healthcare plan was merged into former Aetna’s Incentive Savings Plan. The costs to the Company (allocated costs for 2000 and 1999) associated with these plans were $65 million, $67 million and $53 million for 2001, 2000 and 1999, respectively. Plan trustees held 5,206,210 shares of the Company’s common stock for plan participants at the end of 2001. Plan trustees held 4,889,945 of the Company’s common stock and 5,050,933 shares of former Aetna’s common stock for plan participants at the end of 2000 and 1999, respectively.

On January 1, 2002, the Company changed its match to 50% of the first 6% of eligible pay contributed to the plan. In addition, the plan provides for an annual performance-based contribution by the Company of up to 3% of eligible pay, provided the Company exceeds specified performance targets for the year. The performance-based contribution may be made in cash, stock, or a combination of both at the election of the Company.

Stock Incentive Plans – The Company’s Stock Incentive Plans (the “Plans”) provide for stock option awards (see “Stock Options” below), deferred contingent common stock (see “Performance Units” below) or restricted stock awards to employees. At December 31, 2001, 4,366,421 shares were available for grant under the Plans.

The Company (former Aetna, prior to December 13, 2000) does not recognize compensation expense for stock options granted at or above the market price on the date of grant under the Plans. FAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of pro forma net income as if the fair value method of valuing stock option grants were applied to such grants (disclosure alternative). The Company’s net income and earnings per common share, on a pro forma basis, which may not be indicative of pro forma effects in future years, would have been as follows:

(Millions, except per common share data)	2001	2000	1999

Net income (loss):
As reported	$(279.6)	$127.1	$716.5
Pro forma(1)	(290.5)	4.6	678.7

Basic earnings (loss) per common share:
As reported	(1.95)	.90	4.76
Pro forma	(2.03)	.03	4.50
Diluted earnings per common share:(2)
As reported	–	–	4.72
Pro forma	–	–	4.46

(1)	As a result of the change in control of former Aetna (refer to Note 19), substantially all prior stock option grants, valued for this pro forma disclosure, became fully vested during 2000.
(2)	Refer to Note 3.

The fair value of the stock options included in the pro forma amounts shown above was estimated as of the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2001	2000	1999

Dividend yield	.01%	1%	1%
Expected volatility	40%	39%	34%
Risk-free interest rate	5%	7%	6%
Expected life	5 years	4 years	4 years

The weighted-average grant date fair values for the Company’s options granted in 2001 and former Aetna options granted in 2000 and 1999 were $11.68, $16.43 and $21.51, respectively.

Stock Options – Executive, middle management and nonmanagement employees may be granted options to purchase common stock of the Company at or above the market price on the date of grant. Options generally become 100% vested three years after the grant is made, with one-third of the options vesting each year. From time to time, the Company has issued options with different vesting provisions. Vested options may be exercised at any time during the 10 years after grant, except in certain circumstances generally related to employment termination or retirement. At the end of the 10-year period, any unexercised options expire.

Prior to December 13, 2000, the Company’s employees participated in former Aetna’s stock option plan. Since the Company is the successor of former Aetna for accounting purposes, the following table reflects stock option transactions of former Aetna for periods prior to December 13, 2000 and for the Company subsequent to that date.

	2001		2000		1999

	Weighted	Average	Weighted	Average	Weighted	Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Outstanding, beginning of year	31,709,870	$30.42	15,581,995	$68.30	7,910,768	$73.20
Granted	5,299,825	$28.21	5,425,592	$44.32	8,528,602	$63.68
Exercised	(2,078,013)	$22.91	(619,027)	$44.04	(524,654)	$59.61
Expired or forfeited	(2,675,007)	$26.93	(1,526,884)	$59.48	(332,721)	$80.23

Outstanding at December 13, 2000			18,861,676	$63.20
Settlement of stock options held by employees of sold businesses			(3,207,604)	–
Conversion to Company stock options			16,824,872	–
Granted			207,744	$35.01
Exercised			(948,000)	$23.15
Expired or forfeited			(28,818)	$24.32

Outstanding, end of year	32,256,675	$30.72	31,709,870	$30.42	15,581,995	$68.30

Options exercisable, end of year	26,126,828	$31.23	30,352,471	$30.42	5,880,600	$71.08

As a result of the Transaction, the former Aetna stock options held by employees of the Company and existing retirees of former Aetna were converted into options to purchase shares of the Company with adjustments made to both the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value immediately before the spin-off. As a result of the change in control of former Aetna, substantially all prior stock option grants became fully vested during 2000. The in-the-money former Aetna stock options held by employees of the sold businesses were settled for cash while the out-of-the-money former Aetna stock options for such employees were cancelled.

The following is a summary of information regarding options outstanding and options exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$10.84 – $16.26	53,581	1.6	$15.51	53,581	$15.51
$16.26 – $21.69	4,113,457	7.7	$19.69	4,113,457	$19.69
$21.69 – $27.11	13,215,079	7.2	$25.07	8,770,628	$24.16
$27.11 – $32.53	1,458,895	7.1	$29.33	864,687	$29.60
$32.53 – $37.95	4,382,852	5.5	$34.74	3,494,664	$34.35
$37.95 – $43.37	6,013,035	4.1	$41.69	5,910,035	$41.66
$43.37 – $48.79	2,734,962	6.4	$43.62	2,634,962	$43.43
$48.79 – $54.21	284,814	4.3	$53.15	284,814	$53.15

	32,256,675			26,126,828

Performance Units – On June 18, 2001, the Company granted performance stock units to certain executives as part of a long-term incentive program. The value of the performance stock units is equal to the Company’s stock price, although the units are not actual shares of stock and do not pay dividends. The performance stock units granted in June 2001 will vest as early as December 31, 2002 (“accelerated vesting”) if the Company meets or exceeds performance goals for 2002 set by the Board of Directors. If performance does not meet the accelerated vesting goal, the performance measurement period for the June 2001 grant may be as long as four and one-half years. The Board of Director’s Compensation and Organization Committee will determine if the performance goals have been achieved and the performance goal is reset each year, if not achieved in the prior year. The number of performance stock units that will vest at the end of the performance measurement period is dependent upon the degree to which the Company achieves the performance goals. The vesting may go as high as 200% of target if cash operating earnings are 25% above the goal. If performance accelerated vesting is not obtained, 50% of the grant will vest, regardless of performance, at the end of the four and one-half year measurement period if the participant is actively employed by the Company on such date. Performance stock units which vest pursuant to time vesting will be payable solely in shares. The compensation expense related to time vested performance stock awards will be amortized over the vesting period. For the 50% of the stock units subject solely to performance goals, compensation expense is recognized over the vesting period based on the Company’s stock price.

Prior to December 13, 2000, the Company’s executives participated in former Aetna’s incentive unit plan. These incentive units were rights to receive common stock or an equivalent value in cash. Of the two cycles of former Aetna incentive unit grants outstanding during 2000, each cycle was due to vest at the end of a four-year vesting period (2000 and 2002), conditioned upon the employee’s continued employment during that period and achievement of specified performance goals related to the total return to shareholders over the four-year measurement period. Incentive units could vest within a range from 0% to 175% at the end of the four-year period based on the attainment of these performance goals. Interim measurements of compensation expense were made at each reporting period based on the estimated periodic stock price and estimated forfeitures, over the four-year vesting period. Compensation expense was recognized over the four-year vesting period and no compensation expense was recognized at the date of grant. The incentive unit holders were not entitled to dividends during the vesting period. On December 13, 2000, as a result of the change in control of former Aetna (refer to Note 19), the cycle which ended on December 31, 2000 became fully vested while the cycle which would have ended on December 31, 2002 became vested on a pro-rated basis. These awards were paid in cash. As a result, there were no incentive units outstanding as of December 31, 2000.

The costs to the Company associated with the Company’s (former Aetna, prior to December 13, 2001) incentive units for 2001, 2000 and 1999 were $2 million, $9 million and $5 million, respectively.

The Company’s (former Aetna prior to December 13, 2000) incentive unit transactions are as follows:

	Number of Incentive Units

	2001	2000	1999

Outstanding, beginning of year	–	708,275	591,820
Granted	444,250	16,800	324,600
Vested	–	(382,834)	(183,367)
Expired or forfeited	(1,925)	(342,241)	(24,778)

Outstanding, end of year	442,325	–	708,275

The weighted-average grant date fair values for incentive units granted in 2001, 2000 and 1999 were $26.55, $56.01 and $89.68, respectively.

13. DEBT

	2001

	Carrying	Fair
(Millions)	Value	Value

Long-term debt:
Senior notes, 7.375% due 2006	$448.8	$448.4
Senior notes, 7.875% due 2011	446.6	426.9
Senior notes, 8.50% due 2041	695.9	695.8

Total	$1,591.3	$1,571.1

On February 14, 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission to sell debt securities, from time to time, up to a total of $2 billion, with the amount, price and terms to be determined at the time of the sale. On March 2, 2001, the Company issued $900 million of senior notes under this shelf registration statement consisting of $450 million of 7.375% senior notes due in 2006 and $450 million of 7.875% senior notes due in 2011. On June 18, 2001, the Company issued, under this shelf registration statement, an additional $700 million of 8.5% senior notes due in 2041. Net proceeds from these issuances totaled approximately $1.6 billion and were used to reduce outstanding commercial paper borrowings.

At the time of the Transaction (refer to Note 19), former Aetna had approximately $2.7 billion in long-term debt (approximately $2.1 billion reported in continuing operations and $.6 billion reported in discontinued operations), which was the entire amount outstanding at that time. The Company had no long-term debt outstanding at the time ING acquired former Aetna or at December 31, 2000.

At December 31, 2001, the Company had approximately $110 million of short-term borrowings outstanding. The Company’s short-term borrowings consist of a commercial paper program that relies on backup revolving credit facilities. The Company’s commercial paper program and revolving credit facilities provide for an aggregate borrowing capacity of $800 million. The Company has a revolving credit facility in an aggregate amount of $500 million with a worldwide group of banks. This credit facility terminates in December 2003. Various interest rate options are available under this facility and any borrowings mature on the expiration date of the applicable credit commitment. The Company pays facility fees ranging from .1% to .5% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 2001 is at an annual rate of .18%. There are no borrowings under this facility as of December 31, 2001. The Company has an additional revolving credit facility in an aggregate amount of $300 million with a worldwide group of banks. This credit facility terminates in November 2002. Various interest rate options are available under this facility and any borrowings mature on the expiration date of the applicable credit commitment. The Company pays facility fees ranging from .08% to .5% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 2001 is at an annual rate of .15%. There are no borrowings under this facility as of December 31, 2001. Both of these facilities support the Company’s commercial paper borrowing program. The weighted average interest rate on short-term borrowings was 3.26% and 7.38% at December 31, 2001 and 2000, respectively.

Under the terms of its credit facilities, the Company is required to maintain a minimum level of shareholders’ equity, excluding net unrealized capital gains and losses, as of each fiscal quarter end. The required minimum level is increased by 50% of the Company’s consolidated net income each quarter and is decreased by up to $300 million for certain non-recurring after-tax charges (“excluded charges”). In addition, the minimum level of shareholders’ equity will be decreased, upon the initial application of FAS No. 142, for an amount equal to the Company’s goodwill impairment, which is discussed in more detail in Note 2. At December 31, 2001, the required minimum level was $7.3 billion. The Company met this requirement at December 31, 2001.

Under the terms of its credit facilities, the Company is also required to maintain its ratio of total debt to consolidated annualized earnings at or below 3.0 (for quarters ending March 31, 2002 or later the required ratio is debt to consolidated earnings for the prior four quarters). For this purpose, consolidated earnings equals net income plus interest expense, income tax expense, depreciation expense, amortization expense, any goodwill impairment resulting from the adoption of FAS No. 142, excluded charges and any extraordinary gains or losses. The Company met this requirement at December 31, 2001.

Total interest paid by the Company was $118 million, $333 million and $178 million in 2001, 2000 and 1999, respectively.

14. CAPITAL STOCK

In addition to the capital stock disclosed on the Consolidated Balance Sheets, Aetna Inc. has authorized 7,625,000 shares of Class A voting preferred stock, $.01 par value per share. There are also 57,600,000 undesignated shares that the Company’s board of directors has the power to divide into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board determines. At December 31, 2001, 37,065,421 common shares of the Company were reserved for issuance under its stock option plans and 9,333,834 common shares were reserved for issuance under its incentive savings plan.

In December 2000, the Board of Directors authorized the repurchase of up to 5 million shares of common stock (not to exceed an aggregate purchase price of $200 million), subject to periodic reauthorization. The Company repurchased 2,600,000 shares of common stock at a cost of approximately $96 million during the first quarter of 2001 pursuant to this authorization. In November 2001, the Board reauthorized the above repurchase authorization to occur anytime on or before February 3, 2002. This reauthorization includes the limitations regarding the number of shares and aggregate purchase price of the share repurchases, or remaining balances thereof, from the initial authorization in December 2000.

On December 12, 2000, the Board of Directors approved a shareholder rights plan and related rights agreement (collectively, the “2000 Plan”). Under the 2000 Plan, a dividend of one right (“Right”) was paid on each outstanding Aetna Inc. common share to shareholders of record immediately after the Company was spun off from former Aetna, and one Right will be issued with each Aetna Inc. common share issued beginning December 14, 2000.

Since December 14, 2000, the Rights have traded with the Aetna Inc. common shares and will continue to do so until the Rights become exercisable. The Rights generally will become exercisable (1) 10 days after a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the then outstanding Aetna Inc. common shares (a “Triggering Acquisition”); (2) 10 business days after the commencement of, or an announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in an Acquiring Person owning 15% or more of the then outstanding Aetna Inc. common shares; or (3) under certain circumstances, such later date as the Board of Directors may determine.

Upon becoming exercisable, each Right will entitle the holder thereof (the “Holder”) to purchase one one-hundredth of a share of Aetna Inc.’s Class A Voting Preferred Stock (a “Fractional Preferred Share”) at a price of $139, subject to adjustment (the “Exercise Price”). Each Fractional Preferred Share has dividend, liquidation and voting rights designed to make it approximately equal in value to one Aetna Inc. common share. Under certain circumstances, including a Triggering Acquisition, each Right (other than Rights that were or are owned by the Acquiring Person, which become void) thereafter will entitle the Holder to purchase Aetna Inc. common shares (or economically equivalent securities, under certain circumstances) with a market value of two times the Exercise Price. Under certain circumstances, including certain acquisitions of Aetna Inc. in a merger or other business combination transaction or sale of 50% or more of its consolidated assets or earning power, each Right thereafter will entitle the Holder to purchase equity securities of the acquirer with a market value of two times the Exercise Price.

Under certain circumstances, Aetna Inc. may redeem all of the Rights at a price of $.01 per Right. The Rights will expire at the close of business on December 13, 2010, unless the expiration date is extended or the Rights are redeemed or exchanged earlier by the Company. However, the 2000 Plan provides that at least once every three years, a committee of the Board of Directors composed of non-management Directors will consider whether a continuation of the Rights remains in the best interests of Aetna Inc., its shareholders and other relevant constituencies and, thereafter, report its conclusions to the full Board of Directors of the Company. The Rights have no dilutive effect on earnings per share until exercised.

15. DIVIDEND RESTRICTIONS AND SHAREHOLDERS’ EQUITY

The Company’s business operations are conducted through subsidiaries that principally consist of HMOs and insurance companies. In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require such companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations generally are not directly applicable to Aetna Inc., as a holding company, since it is not an HMO or insurance company. The additional regulations applicable to Aetna Inc.’s HMO and insurance company subsidiaries are not expected to affect Aetna Inc.’s ability to service its debt or to pay dividends or the ability of any of Aetna Inc.’s subsidiaries to service its debt or other financing obligations, if any.

Under regulatory requirements, the amount of dividends that may be paid during 2002 to Aetna Inc. by its domestic insurance and HMO subsidiaries as calculated at December 31, 2001 without prior approval by state regulatory authorities is limited to approximately $340 million in the aggregate. There are no such restrictions on distributions from Aetna Inc. to its shareholders.

The combined statutory net income for the years ended and statutory surplus as of December 31 for the domestic insurance and HMO subsidiaries of the Company, reflecting intercompany eliminations, were as follows:

(Millions)	2001	2000

Statutory net income	$20.9	$382.3
Statutory surplus	3,598.6	3,371.3

Effective January 1, 2001, the Company’s insurance and HMO subsidiaries were required to prepare their statutory financial statements in accordance with the National Association of Insurance Commissioners’ (the “NAIC”) Statements of Statutory Accounting Principles (“Codification”), subject to the adoption of Codification by their respective domicilary states.

As of December 31, 2001, the Company does not have state prescribed or permitted statutory accounting practices which would result in reported statutory surplus being materially different from the statutory surplus that would have been reported had Codification been followed. As of December 31, 2000, the Company did not utilize any statutory accounting practices that are prescribed or permitted by state regulatory authorities which, individually or in the aggregate, would materially affect statutory surplus.

16. REINSURANCE

The Company utilizes reinsurance agreements primarily to reduce its exposure to large losses in certain aspects of its insurance business. These reinsurance agreements permit recovery of a portion of losses from reinsurers, although they do not discharge the Company’s primary liability as direct insurer of the risks reinsured. Failure of reinsurers to indemnify the Company could result in losses, however, management does not expect charges for unrecoverable reinsurance to have a material effect on the Company’s results of operations or financial position. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of its reinsurers. As of December 31, 2001, reinsurance recoverables consisted primarily of amounts due from third parties that maintain independent agency ratings that are consistent with those companies that are considered to have a strong ability to meet their obligations.

Earned premiums for the years ended December 31 were as follows:

					Percentage
		Ceded to	Assumed		of Amount
	Direct	Other	from Other	Net	Assumed
(Millions)	Amount	Companies	Companies	Amount	to Net

2001(1)
Life insurance	$1,547.6	$98.9	$56.4	$1,505.1	3.7%
Accident and health insurance(2)	19,331.9	43.7	978.7	20,266.9	4.8%

Total premiums	$20,879.5	$142.6	$1,035.1	$21,772.0	4.8%

2000(1)
Life insurance	$1,195.5	$61.4	$52.9	$1,187.0	4.5%
Accident and health insurance(2)	20,224.9	38.7	1,841.7	22,027.9	8.4%

Total premiums	$21,420.4	$100.1	$1,894.6	$23,214.9	8.2%

1999(1)
Life insurance	$1,128.6	$8.5	$74.4	$1,194.5	6.2%
Accident and health insurance(2)	16,260.7	39.1	1,225.4	17,447.0	7.0%

Total premiums	$17,389.3	$47.6	$1,299.8	$18,641.5	7.0%

(1)	Excludes intercompany transactions.
(2)	Earned premiums assumed from other companies relates primarily to health insurance contracts acquired as part of the acquisition of PHC on August 6, 1999.

There is not a material difference between premiums on a written basis versus an earned basis. Reinsurance recoveries were approximately $93  million, $68 million and $52 million in 2001, 2000 and 1999, respectively, excluding recoveries related to the reinsurance agreement with Prudential (refer to Note 4). At December 31, 2001, reinsurance recoverables with a carrying value of approximately $1.2 billion were associated with three reinsurers.

Effective November 1, 1999, the Company reinsured certain policyholder liabilities and obligations related to paid-up group life insurance. Effective October 1, 1998, the Company reinsured certain policyholder liabilities and obligations related to individual life insurance (in conjunction with former Aetna’s sale of this business). These transactions were in the form of indemnity reinsurance arrangements, whereby the assuming companies contractually assumed certain policyholder liabilities and obligations, although the Company remains directly obligated to policyholders. Assets related to and supporting these policies were transferred to the assuming companies and the Company recorded a reinsurance recoverable.

17. SEGMENT INFORMATION

During the first quarter of 2001, the Company reorganized its internal organization for making operating decisions and assessing performance. Accordingly, Group Insurance, which previously was included in the Health Care segment under the product grouping “Group Insurance and Other Health”, began being reported as a separate segment. Segment financial information for 2000 and 1999 has been restated to reflect the Company’s current business segments.

Summarized financial information for the Company’s principal operations was as follows:

		Group	Large Case	Corporate	Discontinued	Total
2001 (Millions)	Health Care	Insurance	Pensions	Interest	Operations	Company

Revenues from external customers(1)	$21,793.9	$1,414.9	$474.3	$–	$–	$23,683.1
Net investment income	373.9	286.0	751.7	–	–	1,411.6

Total revenue excluding realized capital gains (losses)	$22,167.8	$1,700.9	$1,226.0	$–	$–	$25,094.7

Interest expense	$–	$–	$–	$142.8	$–	$142.8

Amortization of goodwill and other intangible assets	$416.6	$–	$–	$–	$–	$416.6

Income taxes (benefits)	$(157.3)	$71.2	$48.9	$(50.0)	$–	$(87.2)

Operating earnings (losses) from continuing operations(2)	$(365.3)	$160.1	$31.6	$(92.8)	$–	$(266.4)
Other items(3)	(151.1)	(9.0)	61.4	–	–	(98.7)
Realized capital gains (losses), net of tax	77.4	.3	(4.1)	–	–	73.6

Income (loss) from continuing operations before cumulative affect adjustment	(439.0)	151.4	88.9	(92.8)	–	(291.5)
Cumulative effect adjustment, net of tax	.5	–	–	–	–	.5

Discontinued operations, net of tax:
Reduction of the reserve for sale and spin-off related costs(4)	–	–	–	–	11.4	11.4

Net income (loss)	$(438.5)	$151.4	$88.9	$(92.8)	$11.4	$(279.6)

Segment assets(5)	$16,651.8	$4,683.5	$21,919.8	$–	$–	$43,255.1

Expenditures for long-lived assets	$29.1	$–	$33.7	$–	$–	$62.8

(1)	Revenues from external customers include revenues earned from one major customer (the federal government, primarily CMS) amounting to 12.6% of total revenue from external customers.
(2)	Operating earnings (losses) from continuing operations is comprised of net income (loss) from continuing operations excluding net realized capital gains and losses, any other items and cumulative effect adjustment. While operating earnings is the measure of profit or loss used by the Company’s management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.
(3)	The following other items were excluded from operating earnings (losses) from continuing operations: a $125.1 million after-tax severance and facilities charge, $26.0 million after-tax charge for unfavorable reserve developments related to exited Medicare markets in the Health Care segment, an after-tax charge of $9.0 million for events of September 11, 2001 in the Group Insurance segment; and a $61.4 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.
(4)	In connection with the Transaction, as more fully described in Note 19, the Company recorded a reserve of approximately $174 million for net costs associated with this transaction. In the fourth quarter of 2001, the Company reduced the reserve for such costs by approximately $11 million.
(5)	Large Case Pensions assets include $5.6 billion attributable to discontinued products.

		Group	Large Case	Corporate	Discontinued	Total
2000 (Millions)	Health Care	Insurance	Pensions	Interest	Operations	Company

Revenues from external customers(1)	$23,694.9	$1,367.0	$165.5	$–	$–	$25,227.4
Net investment income	428.5	300.9	902.2	–	–	1,631.6

Total revenue excluding realized capital gains (losses)	$24,123.4	$1,667.9	$1,067.7	$–	$–	$26,859.0

Interest expense	$–	$–	$–	$248.2	$–	$248.2

Amortization of goodwill and other intangible assets	$435.6	$–	$–	$–	$–	$435.6

Income taxes (benefits)	$.4	$82.6	$92.3	$(86.9)	$–	$88.4

Operating earnings (losses) from continuing operations(2)	$95.5	$193.4	$66.0	$(161.3)	$–	$193.6
Other items(3)	(401.4)	(.3)	94.9	–	–	(306.8)
Realized capital gains (losses), net of tax	13.1	(31.8)	4.5	–	–	(14.2)

Income (loss) from continuing operations	(292.8)	161.3	165.4	(161.3)	–	(127.4)

Discontinued operations, net of tax:
Income from operations	–	–	–	–	428.5	428.5
Sale and spin-off related costs	–	–	–	–	(174.0)	(174.0)

Net income (loss)	$(292.8)	$161.3	$165.4	$(161.3)	$254.5	$127.1

Segment assets(4)	$17,114.9	$4,788.5	$25,769.6	$–	$–	$47,673.0

Expenditures for long-lived assets	$34.8	$–	$82.8	$–	$–	$117.6

(1)	Revenues from external customers include revenues earned from one major customer (the federal government, primarily CMS) amounting to 20.3% of total revenue from external customers.
(2)	Operating earnings (losses) from continuing operations is comprised of net income (loss) from continuing operations excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by the Company’s management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.
(3)	The following other items were excluded from operating earnings (losses) from continuing operations: an after-tax charge of $238.3 million from the write-off of goodwill, a $92.6 million after-tax severance and facilities charge, a $14.6 million after-tax charge related to the New Jersey insolvency assessment, a $5.2 million after-tax charge related to a shareholder litigation settlement agreement and an after-tax charge of $50.7 million, primarily change-in-control related costs, in the Health Care segment; an after-tax charge of $.3 million for change-in-control related costs in the Group Insurance segment; and a $94.9 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.
(4)	Large Case Pensions assets include $5.8 billion attributable to discontinued products.

			Group	Large Case	Corporate	Discontinued	Total
1999 (Millions)	Health Care		Insurance	Pensions	Interest	Operations	Company

Revenues from external customers(1)	$18,858.3		$1,422.0	$165.1	$–	$–	$20,445.4
Net investment income	324.8		294.5	982.5	–	–	1,601.8

Total revenue excluding realized capital gains (losses)	$19,183.1		$1,716.5	$1,147.6	$–	$–	$22,047.2

Interest expense	$–		$–	$–	$232.7	$–	$232.7

Amortization of goodwill and other intangible assets	$420.4		$–	$–	$–	$–	$420.4

Income taxes (benefits)	$236.1		$105.3	$85.4	$(81.4)	$–	$345.4

Operating earnings (losses) from continuing operations(2)	$190.7		$203.4	$85.0	$(151.3)	$–	$327.8
Other items(3)	–		–	50.2	–	–	50.2
Realized capital gains (losses), net of tax	10.8	(4)	(5.2)	15.8	–	–	21.4

Income (loss) from continuing operations	201.5		198.2	151.0	(151.3)	–	399.4
Income from discontinued operations, net of tax	–		–	–	–	317.1	317.1

Net income (loss)	$201.5		$198.2	$151.0	$(151.3)	$317.1	$716.5

(1)	Revenues from external customers include revenues earned from one major customer (the federal government, primarily CMS) amounting to 21.8% of total revenue from external customers.
(2)	Operating earnings (losses) from continuing operations is comprised of net income (loss) from continuing operations excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by the Company’s management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.
(3)	The other item excluded from operating earnings (losses) from continuing operations is a $50.2 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.
(4)	Realized capital gains include $13.7 million which relates to previously deferred hedge gains resulting from an anticipated debt issuance.

Revenues from external customers (all within the United States) by product were as follows:

(Millions)	2001	2000	1999

Health risk	$19,972.5	$21,756.2	$17,199.3
Health ASC	1,821.4	1,938.7	1,659.0
Group insurance	1,414.9	1,367.0	1,422.0
Large case pensions	474.3	165.5	165.1

Total revenue from external customers	$23,683.1	$25,227.4	$20,445.4

Long-lived assets, all within the United States, were $327 million and $390 million at December 31, 2001 and 2000, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

The Company has entered into operating leases for office space and certain computer and other equipment. Rental expenses for these items were $217 million, $273 million and $203 million for 2001, 2000 and 1999, respectively. The future net minimum payments under noncancelable leases for 2002 through 2006 are estimated to be $208 million, $163 million, $132 million, $107 million and $88 million, respectively, and $210 million, thereafter.

The Company also has funding obligations relating to equity limited partnership investments and commercial mortgage loans. The funding requirements for equity limited partnership investments for 2002 through 2006 are estimated to be $134 million, $55 million, $53 million, $24 million and $20 million, respectively. The funding requirements for commercial mortgage loans for 2002 are estimated to be $79 million. At December 31, 2001, the Company was not obligated to fund any commercial loans beyond 2002.

LITIGATION

Managed Care Class Action Litigation

The Company is involved in purported class action lawsuits that are part of a wave of similar actions targeting the health care payor industry and, in particular, the conduct of business by managed care companies.

On October 23, 2000, the Judicial Panel on Multi-district Litigation transferred a number of these actions to the United States District Court for the Southern District of Florida (the “Florida Federal Court”) for consolidated pretrial proceedings. The actions so consolidated by this and subsequent orders, including actions originally filed in the Florida District Court, include the following actions brought by the named individuals on the indicated dates:

•	Anthony Conte (October 4, 1999)

•	Jo Ann O’Neill (October 7, 1999; by amendment dated November 9, 1999, Lydia K. Rouse and Danny E. Waldrop joined as additional plaintiffs)

•	Jeanne E. Curtright (October 28, 1999)

•	Raymond D. Williamson, III (November 22, 1999, and a second case was filed in the Florida Federal Court on June 23, 2000)

•	Michael V. Amorosi (December 3, 1999)

•	Eugene Mangieri, M.D. (January 19, 2000)

•	H. Robert Harrison, M.D., Martin Moran, M.D., Lance R. Goodman, M.D., Sandy Springs Pediatrics & Adolescent Medicine, P.C., Pediatric Infectious Disease Associates, LLC, American Medical Association, and Medical Association of Georgia (February 16, 2000 naming Company defendants, and April 18, 2000 naming Prudential defendants)

•	H. Robert Harrison, M.D., Martin Moran, M.D., Lance R. Goodman, M.D., Sandy Springs Pediatrics & Adolescent Medicine, P.C., Pediatric Infectious Disease Associates, LLC, American Medical Association, and Medical Association of Georgia (February 16, 2000 naming Company defendants, and April 18, 2000 naming Prudential defendants)

•	Jennifer McCarron and Ira S. Schwartz (April 11, 2000)

•	John Romero and Catherine Romero (May 22, 2000)

•	Jo Ann O’Neill, Lydia K. Rouse and Danny E. Waldrop (June 23, 2000)

•	Glenn O’Brien and Christopher Gallagher (August 7, 2000)

•	Charles B. Shane, M.D., Edward L. Davis, D.O., Jeffrey Book, D.O., Manual Porth, M.D., Dennis Breen, M.D., Glenn L. Kelly, M.D. and Michael Burgess, M.D. (August 11, 2000); Charles B. Shane, M.D., H. Robert Harrison, M.D., Eugene Mangieri, M.D., Jeffrey Book, D.O., Dennis Breen, M.D., Edward L. Davis, D.O., Lance R. Goodman, M.D., Glenn L. Kelly, M.D., Leonard J. Klay, M.D., Kevin Molk, M.D., Martin Moran, M.D., Manuel Porth, M.D., Thomas Backer, M.D., David Boxstein, M.D., Navid Ghalambor, M.D., Susan Hansen, M.D., Andres Taleisnik, M.D., Julio Taleisnik, M.D., Roger Wilson, M.D., California Medical Association, Denton County Medical Association, Denton County (March 26, 2001) (Shane Amended Complaint)

•	Douglas Chapman (September 7, 2000)

•	Sue McIntosh, M.D., J. Kevin Lynch, M.D., Karen Laugel, M.D. and Stephen R. Levinson, M.D. (February 15, 2001)

•	Connecticut State Medical Society (February 15, 2001)

•	Medical Society of the State of New York (August 15, 2001)

•	Edgar Borrero, M.D., Albert M. Ellman, M.D. and Robert Scher, M.D. (August 15, 2001)

•	American Dental Association, James B. Swanson, D.D.S. and Michael B. Dayoub, D.D.S. (August 15, 2001)

The plaintiffs in the Conte, O’Neill, Williamson, Amorosi, McCarron, Romero, O’Brien and Chapman cases (together with Curtright, the “Subscriber Cases”) seek to represent purported nationwide classes of current and former members of the Company’s health plans. The Subscriber Cases collectively seek various forms of relief, including unspecified damages, treble damages, injunctive relief and restitutionary relief for unjust enrichment, for alleged violations of the Racketeering Influenced and Corrupt Organizations Act (“RICO”) and the Employee Retirement Income Security Act of 1974 (“ERISA”), and seek similar relief under common law theories. In addition, the action by Jeanne E. Curtright seeks similar relief on behalf of a class of California health plan members and members of the California public for alleged violations of California Business and Professions Code Sections 17200 and 17500 and under common law theories. Each of former Aetna, Aetna Inc., Richard L. Huber (the former chairman of Aetna) and certain health maintenance organizations that Aetna Inc. acquired from The Prudential Insurance Company of America are named as defendants in one or more of these actions. The complaints allege generally that defendants failed to adequately inform members about defendants’ managed care practices, including capitated payments to providers and utilization management practices. In addition, the Chapman complaint relates to the disclosure and determination of usual, customary and reasonable charges for claims and alleges an undisclosed policy of discounting procedures in order to reduce reimbursements to ERISA plan members.

On August 11, 2000, Aetna Inc. and former Aetna moved to dismiss the June 22, 2000 O’Neill Complaint. On June 12, 2001, the Florida Federal Court granted that motion in part and denied it in part. It permitted plaintiffs to file an amended complaint, which they did on June 29, 2001. The Company moved to dismiss the amended complaint on August 13, 2001. On February 20, 2002, the Florida Federal Court granted the Company’s motion in part and denied it in part. The Florida Federal Court dismissed Amorosi’s RICO claims based upon the McCarran Ferguson Act and kept intact the other two putative class members’ RICO claims. The Florida Federal Court also narrowed all plaintiffs’ ERISA claims to (1) allegations of interference with physician-patient communications and (2) allegations of misrepresentations of medical necessity for those plaintiffs who are no longer subscribers to Aetna Inc.’s health plans. The Florida Federal Court permitted the plaintiffs to file an amended complaint by March 20, 2002. On September 29, 2000, plaintiffs moved for class certification. The class certification motion has been fully briefed, and the Florida Federal Court heard argument on that motion on July 24, 2001.

The Curtright Subscriber Case was originally filed in the Superior Court of California, County of Contra Costa. Defendants removed the action to the United States District Court for the Northern District of California. Plaintiff moved to remand the action to state court. Aetna Inc. moved to dismiss the action for failure to state a claim upon which relief can be granted. The motions to remand and dismiss were pending when the Curtright Subscriber Case was transferred to the Florida Federal Court, which has not ruled on these motions.

The Shane, Mangieri, Harrison, McIntosh, Connecticut State Medical Society, Borrero, New York State Medical Society and American Dental Association cases together comprise the “Provider Cases.” The amended Shane action is brought against Aetna Inc. and a number of other managed care companies. The Mangieri action is brought against Aetna Inc. and two other managed care companies. The Harrison actions are brought against Aetna Inc., Prudential and a number of other managed care companies. The McIntosh and Connecticut State Medical Society actions are brought against an indirect subsidiary of Aetna Inc.

The Provider Cases collectively allege that Aetna Inc. and each other defendant managed care organization improperly denied claims in whole or in part, did not pay claims timely or did not pay at proper rates, and employed coercive economic power to force physicians to enter into economically unfavorable contracts. The Shane Provider Case further charges that Aetna Inc. and the other defendant managed care organizations conspired and aided and abetted one another in the alleged wrongdoing. The Provider Cases seek various forms of relief, including unspecified damages, treble damages, punitive damages and injunctive relief, for alleged violations of RICO, ERISA, state unfair trade statutes and state laws regarding the timely payment of claims, and seek similar relief under common law theories.

The Provider Cases seek to represent purported nationwide classes of physicians and other providers who currently or formerly provided services to members of the Company and/or Prudential. In addition, the Harrison actions seek to represent a class of Georgia physicians. The Shane plaintiffs seek to represent a purported national subclass of physicians to the extent that each such physician has a claim against each respective defendant which claim that physician is not bound to arbitrate as to various state law claims. The Shane plaintiffs also seek to represent a similar subclass of California physicians with respect to claims asserted under California’s unfair trade practices statute.

On September 22, 2000, Aetna Inc. and the other defendants moved to dismiss the August 11, 2000 Shane complaint. On March 2, 2001, the Florida Federal Court granted that motion in part and permitted plaintiffs to file an amended complaint. An amended complaint was filed on March 26, 2001 by the individuals listed above, including the Harrison and Mangieri plaintiffs and others.

On April 30, 2001, Aetna Inc. and the other defendants moved to dismiss the March 26, 2001 Shane complaint. On May 1, 2001, Aetna Inc. moved to compel arbitration of all claims asserted against it by several of the named plaintiffs, moved to compel arbitration and/or stay claims against Aetna Inc. for its alleged participation in purported RICO violations by other defendants and moved to compel arbitration and/or stay claims against other defendants for their alleged participation in purported RICO violations by Aetna Inc.

On October 20, 2000, the Shane plaintiffs moved for class certification. The parties fully briefed that motion based on the allegations of the August 11, 2000 Shane complaint. On May 7, 2001, the Florida Federal Court heard oral argument.

On June 25, 2001, the United States Court of Appeals for the Eleventh Circuit (the “Appeals Court”) issued an order staying the Provider Cases pending before the Florida Federal Court while the Appeals Court considers an appeal taken by other defendants of an order of the Florida Federal Court concerning the effect of arbitration clauses contained in contracts between certain individual plaintiffs and the appellants. The Appeals Court heard oral argument on that appeal on January 9, 2002.

Various motions to stay and dismiss have been filed and remain pending in the other Subscriber Cases. They remain in the preliminary stages. The Company intends to continue to defend the Subscriber Cases and the Provider Cases vigorously.

In addition, a complaint was filed in the Superior Court of the State of California, County of San Diego (the “California Superior Court”) on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California (the “Ross Complaint”). The Ross Complaint, as amended, seeks injunctive relief against former Aetna, Aetna Inc., Aetna U.S. Healthcare of California Inc. and additional unnamed “John Doe” defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The Ross Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to the Company’s HMO members and the general public and for alleged unfair practices relating to contracting of doctors. Trial is scheduled for June 7, 2002. Defendants intend to continue to defend this action vigorously.

NYLCare Texas Sale Litigation

On March 30, 2001, Health Care Service Corporation (“HCSC”) provided the Company with a letter demanding arbitration of claims arising out of its purchase from Aetna Inc. of the NYLCare Texas HMOs. HCSC seeks damages in excess of $100 million, and punitive damages, for alleged contract breaches and fraud by Aetna Inc. HCSC claims in substance that Aetna Inc. failed to calculate premium deficiency and medical claim reserves for the sold companies in accordance with applicable statutory accounting principles and practices and commonly accepted actuarial standards and failed to disclose certain litigation claims. Aetna Inc. believes it established these reserves appropriately and complied with the terms and conditions of the Stock Purchase Agreement, and on April 19, 2001, transmitted an answer denying the material allegations. The parties have selected arbitrators, and discovery has begun. Arbitration hearings in this matter currently are scheduled to begin on May 13, 2002. Aetna Inc. intends to continue to defend this matter vigorously.

Securities Class Action Litigation

Several purported class action complaints (the “Complaints”) have been filed against the Company and two of its officers or directors, William H. Donaldson and John W. Rowe, M.D., alleging violations of federal securities laws. The Complaints allege misrepresentations and omissions regarding, among other things, the Company’s ability to manage and control medical costs and the appropriate reserve for medical costs as of December 31, 2000. The Complaints seek unspecified damages, among other remedies. Four Complaints were filed in the United States District Court for the Southern District of New York by individuals on the dates indicated: Hanford Quock (November 6, 2001), Eugene Lefkowitz (November 9, 2001), Fran Lerner (November 27, 2001) and Brian Barry (December 6, 2001). Two other Complaints were filed in the United States District Court for the Eastern District of Pennsylvania by individuals on the dates indicated: Laborers Tri-County Pension Fund (November 30, 2001) and Market Street Securities, Inc. (December 17, 2001). Defendants intend to vigorously defend this litigation, which is in its preliminary stages.

The Company is unable to predict at this time the ultimate outcome of the Managed Care Class Action Litigation, NYLCare Texas Sale Litigation and Securities Class Action Litigation. It is reasonably possible that their outcome could be material to the Company.

Other Litigation and Regulatory Proceedings

The Company is involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations, including employment litigation and claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in its health care business. Some of these other lawsuits are purported to be class actions.

In addition, the Company’s business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry’s business practices, including utilization management, delegated arrangements and claim payment practices. As a leading national managed care organization, the Company regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during 2002. These reviews may result in changes to or clarifications of the Company’s business practices, and may result in fines, penalties or other sanctions.

While the ultimate outcome of this other litigation and these regulatory proceedings cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to the financial condition of the Company, although they may adversely affect results of operations in future periods.

19. SALE AND SPIN-OFF RELATED TRANSACTION

On December 13, 2000, former Aetna sold its financial services and international businesses to ING in a transaction valued at approximately $7.7 billion. Under the terms of the agreement and in an integrated transaction, former Aetna spun off to its shareholders the shares of the Company, which is comprised primarily of the Health Care, Group Insurance and Large Case Pensions businesses. Simultaneously, former Aetna, which then was comprised of Aetna Financial Services and Aetna International, was merged with a newly formed subsidiary of ING. In exchange for each a share of former Aetna, shareholders received one share of the Company and $35.33 per share in cash. When ING acquired former Aetna, that entity included approximately $3.0 billion of net liabilities, primarily comprised of $2.7 billion of long-term debt. As part of the sale consideration and the spin-off transaction, these net liabilities were acquired by ING.

In December 2000, the Company established a reserve for the net costs associated with the Transaction of approximately $174 million after tax. These costs, which were directly associated with the sale of the financial services and international businesses, were included in the results of discontinued operations for 2000 and related to certain compensation-related arrangements, costs for outside financial and legal advisors, income taxes related to legal entity realignment, payments for the settlement of certain former Aetna employee stock options held by employees of the sold businesses and various other expenses related to the change in control of former Aetna. During the fourth quarter of 2001, the Company reduced the reserve for such costs by approximately $11 million after tax, which management determined were no longer necessary. Included in the cost associated with the Transaction was the release of approximately $53 million of previously established reserves in connection with prior dispositions of businesses reflected as discontinued operations.

In connection with its spin-off from former Aetna, the Company assumed all liabilities related to the Health Care, Group Insurance and Large Case Pensions businesses. In addition, the Company generally is responsible for the liabilities of former Aetna other than those arising out of the financial services and international businesses sold to ING. Those liabilities include the post-retirement pension and other benefits payable to all former employees of former Aetna, liabilities arising out of health litigation and certain corporate-level litigation to which former Aetna is a party, and all liabilities arising out of certain divestiture transactions consummated by former Aetna prior to the closing of the Company’s spin-off. The Company is also providing certain administrative services on behalf of ING for a specified period of time, but no later than June 2002.

The Company is the successor of former Aetna for accounting purposes and, accordingly, the account balances and activities of the financial services and international businesses have been segregated and reported as discontinued operations. Operating results of the discontinued operations were as follows:

	For the Years Ended
	December 31,

(Millions)	2000	1999

Revenue:
Premiums	$3,105.2	$2,259.8
Total net investment income	1,370.4	1,362.2
Fees and other income	727.2	709.7
Net realized capital gains (losses)	280.5	9.4

Total revenue	5,483.3	4,341.1

Benefits and expenses:
Current and future benefits	3,255.4	2,596.7

Operating expenses:
Salaries and related benefits	481.8	395.8
Other	665.2	603.7
Interest expense	49.7	46.6
Amortization of goodwill and other acquired intangible assets	28.6	17.0
Amortization of deferred policy acquisition costs	224.3	204.0

Total benefits and expenses	4,705.0	3,863.8

Income before taxes (benefits)	778.3	477.3

Income taxes (benefits):
Current	210.6	46.8
Deferred	139.2	113.4

Total income taxes	349.8	160.2

Income from discontinued operations before sale and spin-off related costs	428.5	317.1
Sale and spin-off related costs, net of $16.0 million of income taxes	(174.0)	—

Income from discontinued operations	$254.5	$317.1

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the financial statements of Aetna Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements are the products of a number of processes that include the gathering of financial data developed from the records of the Company’s day-to-day business transactions. Informed judgments and estimates are used for those transactions not yet complete or for which the ultimate effects cannot be measured precisely. The Company emphasizes the selection and training of personnel who are qualified to perform these functions. In addition, Company personnel are subject to rigorous standards of ethical conduct that are widely communicated throughout the organization.

The Company’s internal controls are designed to reasonably assure that Company assets are safeguarded from unauthorized use or disposition and that Company transactions are authorized, executed and recorded properly. Company personnel maintain and monitor these internal controls on an ongoing basis. In addition, the Company’s internal auditors review and report upon the functioning of these controls with the right of full access to all Company personnel.

The Company engages KPMG LLP as independent auditors to audit its financial statements and express their opinion thereon. Their audits include reviews and tests of the Company’s internal controls to the extent they believe necessary to determine and conduct the audit procedures that support their opinion. Members of that firm also have the right of full access to each member of management in conducting their audits. The report of KPMG LLP appears below.

The Company’s Board of Directors has an Audit Committee composed solely of independent directors. The Committee meets periodically with management, the internal auditors and KPMG LLP to oversee and monitor the work of each and to inquire of each as to their assessment of the performance of the others in their work relating to the Company’s financial statements. Both the independent and internal auditors have, at all times, the right of full access to the Audit Committee, without management present, to discuss any matter they believe should be brought to the attention of the Committee.

INDEPENDENT AUDITORS’ REPORT

The Shareholders and Board of Directors

Aetna Inc.:

We have audited the accompanying consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aetna Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Hartford, Connecticut

February 20, 2002

QUARTERLY DATA (UNAUDITED)

2001 (Millions, except per common share data)	First	Second(1)	Third	Fourth(2)

Total revenue	$6,428.7	$6,536.4	$6,183.2	$6,042.5

Income (loss) from continuing operations before income taxes (benefits) and cumulative effect adjustment	$(48.5)	$43.6	$(62.0)	$(311.8)
Income taxes (benefits)	.2	33.0	(7.6)	(112.8)
Cumulative effect adjustment, net of tax	.5	—	—	—

Income (loss) from continuing operations	(48.2)	10.6	(54.4)	(199.0)
Income from discontinued operations	—	—	—	11.4

Net income (loss)	$(48.2)	$10.6	$(54.4)	$(187.6)

Per common share results:(3)(4)
Net income (loss)
Basic	$(.34)	$.07	$(.38)	$(1.30)
Diluted	—	.07	—	—

Common stock data:
Dividends declared	$—	$—	$.04	$—
Common stock prices, high	41.50	36.55	30.05	33.71
Common stock prices, low	33.81	23.23	24.68	27.64

(1)	Second quarter includes a $61.4 million after-tax benefit ($94.5 million pretax) from a reduction of the reserve for loss on discontinued products.
(2)	Fourth quarter includes an after-tax severance and facilities charge of $125.1 million ($192.5 million pretax) (refer to Note 9).
(3)	Calculation of the earnings per share is based on weighted average shares outstanding during each quarter and, accordingly, the sum may not equal the total for the year.
(4)	Since the Company reported a loss from continuing operations in the first, third and fourth quarters, the effect of dilutive securities has been excluded from earnings per common share computations for these quarters, since including such securities would be anti-dilutive.

QUARTERLY DATA (UNAUDITED)

2000 (Millions, except per common share data)	First	Second(1)	Third(2)	Fourth(3)

Total revenue	$6,757.0	$6,719.4	$6,744.1	$6,598.4

Income (loss) from continuing operations before income taxes (benefits)	$135.5	$197.5	$116.6	$(488.6)
Income taxes (benefits)	60.1	87.9	57.0	(116.6)

Income (loss) from continuing operations	75.4	109.6	59.6	(372.0)
Income (loss) from discontinued operations	94.6	77.0	117.2	(34.3)

Net income (loss)	$170.0	$186.6	$176.8	$(406.3)

Per common share results:(4)(5)
Income (loss) from continuing operations
Basic	$.53	$.78	$.42	$(2.63)
Diluted	.53	.77	.42	—
Income (loss) from discontinued operations
Basic	.67	.55	.83	(.24)
Diluted	.67	.54	.82	—
Net income (loss)
Basic	1.20	1.32	1.25	(2.87)
Diluted	1.20	1.30	1.24	—

(1)	Second quarter includes a $94.9 million after-tax benefit ($146.0 million pretax) from a reduction of the reserve for loss on discontinued products and a $14.6 million after-tax charge ($22.5 million pretax) related to the New Jersey insolvency assessment.
(2)	Third quarter includes a $5.2 million after-tax charge ($8.0 million pretax) related to a shareholder litigation settlement agreement.
(3)	Fourth quarter includes an after-tax severance and facilities charge of $92.6 million ($142.5 million pretax) (refer to Note 9), a $238.3 million after-tax charge ($310.2 million pretax) related to the write-off of goodwill (refer to Note 4) and an other after-tax charge, primarily change-in-control related costs, of $51 million ($78.0 million pretax).
(4)	Calculation of the earnings per share is based on weighted average shares outstanding during each quarter and, accordingly, the sum may not equal the total for the year.
(5)	Since the Company reported a loss from continuing operations in the fourth quarter, the effect of dilutive securities has been excluded from earnings per common share computations for that quarter, since including such securities would be anti-dilutive.

BOARD OF DIRECTORS

Betsy Z. Cohen
Chairman and Chief Executive Officer
Resource Asset Investment Trust

William H. Donaldson
Retired Chairman, President and
Chief Executive Officer
Aetna Inc.
Co-founder
Donaldson, Lufkin & Jenrette, Inc.

Barbara Hackman Franklin
President and Chief Executive Officer
Barbara Franklin Enterprises
Former U.S. Secretary of Commerce

Jeffrey E. Garten
Dean
Yale School of Management	Earl G. Graves
Chairman and Chief Executive Officer
Earl G. Graves, Ltd.
Publisher, Black Enterprise magazine

Gerald Greenwald
Retired Chairman and
Chief Executive Officer
UAL Corporation

Ellen M. Hancock
Former Chairman and
Chief Executive Officer
Exodus Communications, Inc.

Michael H. Jordan
Retired Chairman and
Chief Executive Officer
CBS Corporation	Jack D. Kuehler
Retired Vice Chairman
International Business Machines Corporation

Joseph P. Newhouse
John D. MacArthur Professor of
Health Policy and Management
Harvard University

Judith Rodin
President
University of Pennsylvania

John W. Rowe, M.D.
Chairman, President and
Chief Executive Officer
Aetna Inc.

COMMITTEES OF THE BOARD

Audit Barbara Hackman Franklin* Jeffrey E. Garten Earl G. Graves Ellen M. Hancock Compensation and Organization Betsy Z. Cohen Gerald Greenwald Michael H. Jordan* Jack D. Kuehler	Executive Earl G. Graves Judith Rodin John W. Rowe, M.D.* Investment Betsy Z. Cohen William H. Donaldson Jack D. Kuehler* Joseph P. Newhouse Judith Rodin	Nominating and Corporate Governance William H. Donaldson Barbara Hackman Franklin Earl G. Graves Gerald Greenwald* Ellen M. Hancock Michael H. Jordan *Committee Chairman

MANAGEMENT

Office of the Chairman
John W. Rowe, M.D.
Chairman, President and
Chief Executive Officer

David B. Kelso
Executive Vice President
Strategy & Finance

L. Edward Shaw, Jr.
Executive Vice President and
General Counsel

Ronald A. Williams
Executive Vice President and
Chief of Health Operations	Alan M. Bennett
Senior Vice President and
Chief Financial Officer

Roger Bolton
Senior Vice President
Communications

Frolly M. Boyd
Senior Vice President
Group Insurance and Large Case Pensions

William J. Casazza
Vice President and Corporate Secretary

Wei-Tih Cheng
Senior Vice President and
Chief Information Officer

Patricia Hassett
Chief of Staff
Office of the Chairman	Timothy A. Holt
Senior Vice President
Investment Management Group

Vanda B. McMurtry
Senior Vice President
Federal Government Relations

Dennis Oakes
Vice President
Investor Relations

William C. Popik, M.D.
Senior Vice President and
Chief Medical Officer

Elease E. Wright
Senior Vice President
Human Resources

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

151 Farmington Avenue
Hartford, Connecticut 06156
860-273-0123

ANNUAL MEETING

The annual meeting of shareholders of Aetna Inc. will be held on Friday, April 26, 2002, at 9:30 a.m. at the company’s headquarters in Hartford, Conn.

STOCK EXCHANGE LISTING

Aetna’s common stock is listed on the New York Stock Exchange. The NYSE symbol for the common stock is AET. As of January 31, 2002, there were 14,698 record holders of Aetna’s common stock.

FINANCIAL INFORMATION

Aetna’s report to the Securities and Exchange Commission on Form 10-K provides additional details about the company’s business, as well as other financial information not included in this Annual Report, Financial Report. To receive a copy of the Annual Report on Form 10-K, please call 1-800-237-4273, or visit Aetna’s Web site at http://www.aetna.com.

Other Aetna reports also are available by calling the above telephone number or by visiting Aetna’s Web site at http://www.aetna.com.

Aetna mails quarterly financial results only to those shareholders who request copies. Shareholders may call 1-800-237-4273 to listen to the company’s quarterly earnings release and dividend information, and to request faxed or mailed copies of the quarterly results.

INVESTOR RELATIONS

Securities analysts and institutional investors should contact:

Dennis Oakes, Vice President

860-273-6184
Fax: 860-273-3971
Internet mail: oakesd@aetna.com

SHAREHOLDER SERVICES

EquiServe Trust Company, N.A. maintains a telephone response center to service registered shareholder accounts. Registered owners may contact the center to inquire about replacement dividend checks, address changes, stock transfers and other account matters.

EquiServe Trust Company, N.A.

P.O. Box 2500
Jersey City, New Jersey 07303-2500
1-800-446-2617

For direct deposit of dividends, registered shareholders may call EquiServe at 1-800-870-2340.

Registered shareholders with e-mail addresses can send account inquiries electronically to EquiServe at http://www.equiserve.com.

Additionally, registered shareholders now have available online access to their accounts through the Internet at EquiServe’s Web site at http://www.equiserve.com.

DirectSERVICE Investment Program

Current shareholders and new investors can purchase shares of Aetna’s common stock and reinvest cash dividends through EquiServe Trust Company, N.A. All inquiries for materials or information about this program should be directed to EquiServe at 1-800-446-2617.

Other Shareholder Inquiries

Office of the Corporate Secretary
Aetna Inc.
151 Farmington Avenue, RC4A
Hartford, Connecticut 06156-3215
860-273-3945

AETNA STOCK OPTION PARTICIPANTS

Employees with outstanding stock options should address all questions regarding their accounts, outstanding options or shares received through option exercises to:

UBS PaineWebber Inc.

Corporate Employee Financial Services
300 Lighting Way, 6th Floor
Secaucus, New Jersey 07094-3672
1-888-793-7631, or
1-800-238-6247
and follow the stock option prompt

Online access

http://www.cefs.ubspainewebber.com/aet

151 Farmington Avenue
Hartford, Connecticut 06156

Printed on recycled paper.

GR-57956

Please mark your votes as indicated in this example

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

	FOR	WITHHELD

1. Election of Directors

01 Ellen M. Hancock 02 Joseph P. Newhouse 03 Judith Rodin

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

2. Approval of KPMG LLP as Independent Auditors

	FOR	AGAINST	ABSTAIN

3. Approval of Employee Stock Purchase Plan

The Board of Directors recommends a vote AGAINST Items 4 and 5.

	FOR	AGAINST	ABSTAIN

4. Shareholder proposal on cumulative voting

	FOR	AGAINST	ABSTAIN

5. Shareholder proposal on Rights Plans

Mark this box if you plan to attend the Annual Meeting.

This instruction card is solicited on behalf of Mellon Bank, N.A.

Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or other form of entity, please sign in the full name of the entity, by a duly authorized officer. The signer hereby revokes all voting instructions heretofore given to the Trustee by the signer to vote at the 2002 Annual Meeting of Aetna Inc. and any adjournment or postponement thereof.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN
THIS WHITE PROXY CARD.

TO ATTEND THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you should mark the box provided on the above voting instruction card. An admission card will then be mailed to you.

THANK YOU FOR VOTING.

AETNA INC.

To: Participants in the Aetna Incentive Savings Plan

Mellon Bank, N.A., the Trustee under the Aetna Incentive Savings Plan (the Plan), has been instructed to solicit your instructions on how to vote the Aetna Common Shares held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 26, 2002 and at any adjournment or postponement thereof. Please indicate by checking the appropriate box how you want these shares voted by the Trustee and return this card to the Trustee in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. If you fail to provide voting instructions to the Trustee by 4:00 p.m., Eastern time, on April 19, 2002 by completing, signing and returning this card, your shares will be voted by the Trustee in the same manner and proportion as those shares for which the Trustee receives proper and timely instructions.

Please sign and date this card on the reverse side, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

FOLD AND DETACH HERE

Participants who received the 2002 Aetna Inc. Proxy Statement and Aetna 2001 Annual Report, Financial Report over the Internet and who would like a printed copy of this document may call 1-800-237-4273.

Please mark your votes as in this example	8988

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

	FOR	WITHHELD

1. Election of Directors (See reverse side)

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

2. Approval of KPMG LLP as Independent Auditors

3. Approval of Employee Stock Purchase Plan

The Board of Directors recommends a vote AGAINST Items 4 and 5.

	FOR	AGAINST	ABSTAIN

4. Shareholder proposal on cumulative voting

5. Shareholder proposal on Rights Plans

Mark this box if you have more than one account and want to discontinue receiving multiple copies of future Annual Reports

Mark this box if you plan to attend the Annual Meeting

Signature(s)	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation or other form of entity, please sign in the full name of the entity, by a duly authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2002 Annual Meeting of Aetna Inc. and any adjournment or postponement thereof.

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND
PROMPTLY RETURN THE WHITE PROXY CARD.

TO ATTEND THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you should mark the box provided on the above proxy card and an admission card will then be mailed to you

THANK YOU FOR VOTING!

AETNA INC.

P R O X Y	The undersigned hereby appoints Barbara Hackman Franklin, Michael H. Jordan and Jack D. Kuehler, and each of them, the proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Aetna Inc. to be held April 26, 2002 and at any adjournment or postponement thereof, and directs said proxies to vote as specified herein on the five items specified in this Proxy, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

NOMINEES FOR TERMS EXPIRING AT 2004 ANNUAL MEETING:

01. Ellen M. Hancock 02. Joseph P. Newhouse 03. Judith Rodin

THIS PROXY IS SOLICITED ON BEHALF OF AETNA’S BOARD OF DIRECTORS.

Please sign and date the above proxy card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

SHAREHOLDER ACCOUNT INQUIRIES

Aetna’s Transfer Agent, EquiServe Trust Company, N.A., maintains a telephone response center to service shareholder accounts. Registered owners of Aetna shares may call the center at 1-800-446-2617 to inquire about replacement dividend checks, address changes, stock transfers and other account matters or to inquire about EquiServe’s DirectSERVICE Investment Program

For direct deposit of dividends, registered shareholders may call EquiServe at 1-800-870-2340.

Registered shareholders with e-mail addresses can send account inquiries electronically to EquiServe at equiserve@equiserve.com

Registered shareholders can also access their Aetna accounts via the Internet through EquiServe’s web site at http://www.equiserve.com